As filed with the Securities and Exchange Commission on June 5, 1998.

                                                      Registration No. 333-53067


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-11

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        RESOURCE ASSET INVESTMENT TRUST
------------------------------------------------------------------------------
     (Exact name of registrant as specified in its governing instruments)

            1845 Walnut Street, 10th Floor, Philadelphia, PA 19103
                                (215) 861-7900
------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)

                                 Jay J. Eisner
                     President and Chief Operating Officer
                        Resource Asset Investment Trust
                        1845 Walnut Street, 10th Floor
                            Philadelphia, PA 19103
                                (215) 861-7900
------------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

J. Baur Whittlesey, Esquire                   Thurston R. Moore, Esquire
Ledgewood Law Firm, P.C.                      Hunton & Williams
1521 Locust Street, 8th Floor                 951 East Byrd Street
Philadelphia, PA  19102                       Richmond, VA  23219
(215) 735-0663                                (804) 788-8200

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.




         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                   SUBJECT TO COMPLETION, DATED JUNE 5, 1998
PROSPECTUS



[GRAPHIC OMITTED]


                                2,800,000 Shares
                        Resource Asset Investment Trust
                                 Common Shares
                              ------------------
     Resource Asset Investment Trust ("RAIT" and, together with its subsidiaries, the "Company") is a Maryland real estate investment trust formed in August 1997 that, through its subsidiaries, owns a portfolio of commercial real estate mortgage loans, interests in commercial real estate mortgage loans and interests in real properties. The Company seeks to acquire or provide commercial mortgage loans and other commercial debt financing in situations that, generally, do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization. To a lesser extent, the Company may also acquire real property or interests in real property. RAS will elect to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code") for its taxable year ending December 31, 1998.
     All of the 2,800,000 common shares of beneficial interest of the Company (the "Common Shares") offered pursuant to this Prospectus (the "Offering") are being offered by the Company. The Common Shares are listed for trading on the American Stock Exchange ("Amex") under the symbol "RAS." On June 4, 1998, the last reported sales price of the Common Shares was $17.875 per share. See "Price Range of Common Shares and Distribution Policy."
     See "Risk Factors" beginning on page 13 for certain factors relevant to an investment in the Common Shares including, among others:
  o The Company provides mortgage and debt financing in situations that, generally, do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization, and emphasizes junior lien loans and other forms of subordinate financing, including wraparound loans. Financing provided by the Company, accordingly, is subject to greater risks than institutional and senior lien financing.
  o As of March 31, 1998, nine of the loans in the Company's portfolio and the loans underlying two of the Company's participation interests were, and future loans (or loans underlying participation interests) acquired by the Company may be, in default under their terms as originally underwritten.
    Ten of the eleven loans are, and any such loans acquired in the future typically will be, subject to forbearance agreements postponing exercise of default remedies so long as certain payment and other conditions are met. The eleventh loan is subject to a confirmed plan of reorganization that provides remedies similar to those of a forbearance agreement in favor of the holder. Such loans may be subject to high rates of default following expiration of the forbearance arrangements.
  o The loan-to-value ratio (including senior debt) of the Company's loans typically will be in excess of 80%, increasing the risk of loss on the Company's loans in the event of default.
  o The Company has broad discretion to acquire real properties or interests in real properties.
  o The Company's investments will be sensitive to many economic factors over which the Company has no control.
  o The Company's senior management has limited experience in managing a REIT.
  o The Company's investment policies may be revised by the Company's
    Board of Trustees without shareholder approval or prior notice.
  o The Company may incur debt in furtherance of its business activities and, accordingly, will be subject to the risks associated with the use of leverage.
  o Ownership of the Common Shares by each shareholder (other than the Company's sponsor, Resource America, Inc. ("RAI"), which may own up to 15% of the Common Shares) is limited to 8.3% of the outstanding Common Shares, which may deter third parties from seeking control of, or seeking to acquire, the Company.
  o As a result of relationships among the Company, RAI, Brandywine
    Construction & Management, Inc. ("Brandywine") and their affiliates, conflicts of interest may arise in the acquisition of investments or the provision of services to the Company by RAI, Brandywine and their affiliates.
  o The Company will be taxed as a regular corporation if it fails to qualify as a REIT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

================================================================================
                      Price to    Underwriting    Proceeds to
                       Public      Discount(1)    Company(2)
--------------------------------------------------------------------------------
Per Share .........  $           $               $
--------------------------------------------------------------------------------
Total(3) ..........  $           $               $
================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In addition, in connection with the Company's initial public offering in January 1998, the Company granted Friedman, Billings, Ramsey & Co., Inc. ("FBR") a two year right to be first offered the right to act as financial adviser to or lead underwriter for the Company with respect to certain transactions, including sales of assets, equity or debt securities, mergers, acquisitions and capital market transactions. See "Underwriting."

                                       (Cover page continued on following page)


FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


                 PIPER JAFFRAY INC.

                                                          GRUNTAL & CO., L.L.C.
                 The date of this Prospectus is June __, 1998.

(2) Before deducting expenses in connection with the Offering, estimated at $625,000, which will be payable by the Company.


(3) The Company has granted the Underwriters a 30-day option to purchase up to 420,000 additional Common Shares to cover over-allotments. If all such Common Shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company before expenses of this Offering will be $__________, $__________ and $__________, respectively. See
    "Underwriting."


     The Common Shares are offered by the Underwriters, subject to receipt and acceptance by the Underwriters, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York, New York on or about June __, 1998.


















































     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING STABILIZATION, THE PURCHASE OF COMMON SHARES TO COVER SYNDICATE SHORT POSITIONS, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS






                                                                          Page
                                                                       ---------
AVAILABLE INFORMATION ..............................................        5
ADDITIONAL INFORMATION .............................................        5
PROSPECTUS SUMMARY .................................................        6
  The Company ......................................................        6
  Recent Developments ..............................................        7
  Risk Factors .....................................................        8
  Management of the Company ........................................       10
  Conflicts of Interest ............................................       10
  The Offering .....................................................       11
  Use of Proceeds ..................................................       11
  Distribution Policy ..............................................       11
  Tax Status of the Company ........................................       11
STRUCTURE OF THE COMPANY ...........................................       12
RISK FACTORS .......................................................       13
  Investment Activity Risks ........................................       13
     Financing Considerations ......................................       13
       Value of Company's Loans Dependant on Conditions
          Beyond Company's Control .................................       13
       Longer Term, Subordinate and Non-Conforming
          Loans are Illiquid and Value May Decrease ................       13
       Lengthy Loan Commitment Periods May Reduce
          Company's Returns ........................................       13
       Investment in Subordinate Loans May Involve
          Increased Risk of Loss ...................................       13
       Investment in Non-Conforming Loans May Involve
          Increased Risk of Loss ...................................       14
       Financing with High Loan-to-Value Ratios May
          Involve Increased Risk of Loss ...........................       14
       Interest Rate Changes May Adversely Affect
          Company's Investments ....................................       14
       Lack of Geographic Diversification Exposes
          Company's Investments to Higher Risk of Loss Due
          to Regional Economic Factors .............................       15
       Competition for Financing May Inhibit Company's
          Ability to Achieve Objectives ............................       15
       Appreciation Interests May Reduce Interest Rates
          Without Resulting in Additional Returns ..................       15
       Loans Secured by Interests in Entities Owning Real
          Property May Involve Increased Risk of Loss ..............       16
       Usury Statutes May Impose Interest Ceilings and
          Substantial Penalties for Violations .....................       16
       Discounted Loans May Have High Rates of Default .............       16
       Construction Financing May Increase Repayment Risk ..........       16
     Real Property Considerations ..................................       17
       Value of Company's Property Interests Dependent on
          Conditions Beyond Company's Control ......................       17
       Property Interests Are Illiquid and Value May
          Decrease .................................................       17
       Uninsured and Underinsured Losses May Affect Value
          of, or Return from, Property Interests ...................       17
       Investments in Joint Ventures, Partnerships or Other
          Real Property Interests May Result in Less Control
          by the Company ...........................................       17
       Compliance with Americans with Disabilities Act and
          Other Changes in Governmental Rules and
          Regulations Will Decrease Returns on Property
          Interests ................................................       18
       Increases in Property Taxes Decrease Returns on
          Property Interests .......................................       18
       Real Properties with Environmental Problems May
          Create Liability for the Company .........................       18
  Other Investment Activity Considerations .........................       18

                                                                       Page
                                                                       ---------
     Recently-Formed Entity; Limited REIT Management
       Experience of Senior Management .............................       18
     Importance of Key Personnel ...................................       19
     Leverage Can Reduce Income Available for Distribution
       and Cause Losses ............................................       19
     Lack of Diversification in Investments Increases
       Company's Dependence on Individual Investments ..............       19
  Legal and Tax Risks ..............................................       19
     Failure to Maintain REIT Status Would Result in
       Company Being Taxed as a Regular Corporation ................       19
     "Phantom Income" May Require Company to Borrow or
       Sell Assets to Meet REIT Distribution Requirements ..........       20
     Origination Fees Which May Be Received by the
       Company Will Not Be REIT Qualifying Income ..................       21
     Income from Certain Loans May Not Be REIT
       Qualifying Income ...........................................       21
     Gain on Disposition of Assets Deemed Held for Sale in
       Ordinary Course Subject to 100% Tax .........................       21
     Loss of Investment Company Act Exemption Would
       Affect Company Adversely ....................................       21
     Investment in Common Shares by Certain Benefit Plans
       May Give Rise to Prohibited Transaction under
       ERISA and the Code ..........................................       22
     Board of Trustees May Change Policies Without
       Shareholder Consent .........................................       22
     Limitation of Liability of Officers and Trustees ..............       22
     Conflicts of Interest in the Business of the Company ..........       22
     Ownership Limitation May Restrict Business
       Combination Opportunities ...................................       22
     Preferred Shares May Prevent Change in Control ................       23
     Maryland Anti-Takeover Statutes May Restrict Business
       Combination Opportunities ...................................       23
     Future Offerings of Capital Stock May Result in
       Dilution of the Book Value per Common Share .................       23
CONFLICTS OF INTEREST ..............................................       24
USE OF PROCEEDS ....................................................       25
INVESTMENT OBJECTIVES AND POLICIES .................................       26
  General ..........................................................       26
  Types of Financing ...............................................       26
  Loan Origination Sources .........................................       27
  Certain Financial Guidelines .....................................       28
  Location of Properties Relating to Loans .........................       28
  Types of Properties Relating to Loans ............................       29
  Acquisition of Loans at Discount .................................       29
  Lending Procedures ...............................................       29
  Acquisition of Property Interests ................................       30
  Leverage .........................................................       31
  Portfolio Turnover ...............................................       32
  Other Policies ...................................................       32
  Existing Investments .............................................       33
  Recent Developments ..............................................       40
  Certain Legal Aspects of Real Property Loans and
     Investments ...................................................       41
     General .......................................................       41
     Types of Mortgage Instruments .................................       42
     Leases and Rents ..............................................       42
     Condemnation and Insurance ....................................       43
     Foreclosure ...................................................       43
     Bankruptcy Laws ...............................................       44
     Default Interest and Limitations on Prepayments ...............       45
     Forfeitures in Drug and RICO Proceedings ......................       45
     Environmental Matters .........................................       46

                                                                Page
                                                                -----
     Applicability of Usury Laws ............................    47
     Americans With Disabilities Act. .......................    47
THE COMPANY .................................................    48
     Management .............................................    48
     Trustees and Executive Officers ........................    48
     Option Plan ............................................    51
     Employment Agreements ..................................    51
     Indemnification of Trustees and Executive Officers .....    51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT .....................................    52
PRICE RANGE OF COMMON SHARES AND
  DISTRIBUTION POLICY .......................................    53
     Price Range of Common Shares ...........................    53
     Distribution Policy ....................................    53
CAPITALIZATION ..............................................    54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION .......................................    55
  Overview ..................................................    55
  Liquidity and Capital Resources ...........................    55
  Results of Operations .....................................    55
  Recent Developments .......................................    55
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST.................    56
  General ...................................................    56
  Common Shares .............................................    56
  Preferred Shares ..........................................    57
  Restrictions on Ownership and Transfer ....................    57
  Dividend Reinvestment Plan ................................    59
  Reports to Shareholders ...................................    59
  Transfer Agent and Registrar ..............................    59
CERTAIN PROVISIONS OF MARYLAND LAW AND OF
  THE DECLARATION OF TRUST AND BYLAWS .......................    59
  Board of Trustees .........................................    59
  Business Combinations .....................................    60
  Control Share Acquisitions ................................    60
  Amendment of the Declaration of Trust and Bylaws ..........    61
  Meetings of Shareholders ..................................    61
  Advance Notice of Trustee's Nominations and New
     Business ...............................................    61
  Dissolution of the Company ................................    61
  Indemnification; Limitation of Trustees' and Officers'
     Liability ..............................................    61
  Indemnification Agreements ................................    62

                                                                Page
                                                                --
Possible Anti-Takeover Effect of Certain Provisions of
  Maryland Law and of the Declaration of Trust and
  Bylaws ....................................................    62
Maryland Asset Requirements .................................    62
COMMON SHARES AVAILABLE FOR FUTURE SALE .....................    63
OPERATING PARTNERSHIP AGREEMENT .............................    63
  General ...................................................    64
  General Partner Not to Withdraw ...........................    64
  Capital Contribution ......................................    64
  Redemption Rights .........................................    64
  Operations ................................................    65
  Distributions .............................................    65
  Allocations ...............................................    65
  Term ......................................................    65
  Tax Matters ...............................................    66
FEDERAL INCOME TAX CONSIDERATIONS ...........................    66
  Taxation of RAIT ..........................................    66
  Requirements for Qualification ............................    67
     Income Tests ...........................................    68
     Asset Tests ............................................    71
     Distribution Requirements ..............................    72
     Recordkeeping Requirements .............................    73
  Failure to Qualify ........................................    73
  Taxation of Taxable U.S. Shareholders Generally ...........    74
  Taxation of Shareholders on the Disposition of the Common
     Shares .................................................    75
  Capital Gains and Losses ..................................    75
  Information Reporting Requirements and Backup
     Withholding ............................................    75
  Taxation of Tax-Exempt Shareholders .......................    75
  Taxation of Non-U.S. Shareholders .........................    76
  State and Local Taxes .....................................    77
  Sale of RAIT's Property ...................................    77
BENEFIT PLAN CONSIDERATIONS .................................    78
  Employee Benefit Plans, Tax-Qualified Retirement Plans
     and IRAs ...............................................    78
  Status of the Company under ERISA's Plan Asset Rules ......    79
UNDERWRITING ................................................    80
LEGAL MATTERS ...............................................    81
EXPERTS .....................................................    81
GLOSSARY ....................................................    82

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http://www.sec.gov. The Common Shares are authorized for quotation on the American Stock Exchange and, accordingly, such materials and other information can also be inspected at its offices, 86 Trinity Place, New York, New York 10006-1872.


                            ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-11 (No. 333-53067) (together with any amendments thereto, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference therein.


     This Prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified as such because the context of the statement includes words such as the Company "believes," "anticipates," "expects," "estimates," "intends," or other words of similar intent. Similarly, statements that describe the Company's future plans, objectives and goals are also forward-looking statements. The Company's actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option is not exercised and that the offering price (the "Offering Price") of the Common Shares is $____ per share. Unless the context otherwise requires, all references in this Prospectus to (i) the "Company" shall mean Resource Asset Investment Trust and (a) its wholly-owned subsidiaries, RAIT General, Inc., a Maryland corporation (the "General Partner"), and RAIT Limited, Inc., a Maryland corporation (the "Initial Limited Partner") and (b) RAIT Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), in which the General Partner currently owns a 1% interest and the Initial Limited Partner currently owns a 99% interest; and
(ii) the "Common Shares" shall mean the Company's common shares of beneficial interest, par value $.01 per share. Capitalized terms used herein shall have the meanings set forth in the Glossary beginning on page 82.



                                  The Company



     General. RAIT is a Maryland real estate investment trust that will elect to be taxed as a REIT under the Code for its taxable year ending December 31, 1998. The Company's principal business activity is to acquire or provide loans (or participation interests in such loans) secured by mortgages on commercial real property and/or deeds-in-lieu of foreclosure or similar instruments (each such loans or interest owned by the Company, a "Loan") in situations that, generally, do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization. To a lesser extent, the Company may also acquire real property or interests in real property. The Company believes that its anticipated financing activity provides it with an underserved niche market in the real estate finance industry. See "Investment Objectives and Policies -- General."

     Investment Objectives and Policies. The Company purchases or originates Loans relating to multi-family residential, office and other commercial properties for its own account. The Company seeks to provide junior lien loans and other forms of subordinated financing, including wraparound loans, with principal amounts or, with respect to acquired loans, acquisition prices generally between $1.0 million and $10.0 million. The Company is not, however, limited in the type of financing it may provide and, accordingly, may originate or acquire first lien loans for its portfolio or loans that are larger or smaller than its targeted size range. The Company may acquire a partial interest in a loan (a "participation interest"). The Company may also provide short-term bridge financing to a borrower in excess of the targeted size range where the borrower has committed to obtain financing to prepay the short-term bridge financing (either in whole or in part), or the Company believes it can arrange such financing, to reduce the Company's investment to an amount within the targeted size range. In structuring its financings, the Company seeks to include provisions allowing it to participate in any appreciation of the value of properties underlying the Loans or in any increase in property revenues from rents (each an "Appreciation Interest"). The Company will typically seek Appreciation Interests at a minimum rate of 25%. There can be no assurance that the Company will be able to obtain that rate, or any Appreciation Interests at all.

     The Company's financings consist of direct loans to borrowers and the acquisition of existing loans. In direct loans, the Company endeavors to adapt the financing terms to the needs of its borrowers, and will utilize a variety of financing techniques such as staged payments, event specific loan advances, different rates of interest payment and interest accrual, deferred (or "balloon") principal payments and similar techniques. In acquiring existing loans, the Company focuses on loans that can be acquired at a discount to their outstanding balances and the appraised value of the underlying properties because of one or more past defaults under the original loan terms (due to lack of a strong operating history for the underlying property, historical credit or cash flow problems of the borrower or the underlying property or other factors). The Company does not acquire any such loans unless material steps have been taken by prior lienholders (or others) to resolve the past problems.

     As appropriate, either as part of the Company's investment strategy or for tax planning purposes, the Company may acquire real property or interests in partnerships, joint ventures, limited liability companies or other entities owning real property (each a "Property Interest"). Although the Company will generally seek to obtain indirect Property Interests which have preferences as to current distributions and return of capital, the Company is not limited as to the kinds of indirect Property Interests it may acquire, and some or all of its indirect Property Interests may not have a preferred position. The Company believes that acquiring Property Interests is advantageous for three reasons. First, it gives the Company flexibility in addressing the financial needs and tax situations of borrowers in situations where debt financing may not be appropriate. Second, it provides the Company with the possibility of capital appreciation in addition to the current income realized from its loan portfolio. Third, it will assist the Company in tax planning. Certain of the Loans made by the Company may result in recognition of income for federal income tax purposes in advance of the receipt of the related cash flow, which will increase the amount the Company must distribute to its shareholders in order to avoid a corporate income tax in such year without a contemporaneous corresponding receipt of cash by the Company. Depreciation deductions associated with the Company's investments in Property Interests, however, should help offset such adverse tax effects. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements."


     The Company intends to fund its ongoing investment activities with the proceeds of this Offering and future equity offerings. Although the Company is permitted to incur debt to fund its investment in Loans or Property Interests, the Company generally will not do so unless it does not have immediately available capital sufficient to invest in a particular opportunity. The Company anticipates that, in normal operations, it will not exceed a debt to equity ratio of 0.5 to 1.0 (excluding debt relating only to a particular property that is without recourse to the Company). However, the Company is not limited in the amount of debt which it may incur and, accordingly, may exceed that ratio in the future. See "Investment Objectives and Policies -- Leverage" and "Risk Factors -- Other Investment Activity Considerations -- Leverage Can Reduce Income Available for Distribution and Cause Losses."

     In addition to indebtedness that may be incurred by the Company, the properties underlying the Loans owned by the Company (or the Property Interests acquired by the Company) may be subject to indebtedness existing at the time of the Company's financing or acquisition or created in connection with the Company's financing. Provided that such indebtedness is without recourse to the Company (but subject to the Company's financial guidelines; see "Investment Objectives and Policies -- Certain Financial Guidelines"), the Company is not subject to limitations in connection with the amount of debt financing pertaining to properties underlying the Loans or the Property Interests.



                              Recent Developments



     In January 1998, the Company completed its initial public offering (the "IPO") of 2,833,334 Common Shares, which, together with 500,000 Common Shares sold simultaneously to RAI (as the Company's sponsor), resulted in the Company obtaining $46,500,000 of net proceeds. As of March 31, 1998, the Company had utilized $31,750,000 of these proceeds in the acquisition or origination of 14 loans. In addition, the Company purchased a property in Rohrerstown, Pennsylvania for $1,625,000. See "Investment Objectives and Policies -- Existing Investments."


     In April 1998, the Company originated a loan in the original principal amount of $17,300,000 bearing interest at the annual rate of 10.8%. The Company has a $16,000,000 participation interest in the Loan. The Company's secured interest in the Loan is senior to a subordinated interest of RAI in the amount of $1,300,000. The loan matures on April 16, 1999, unless on or before that date the borrower obtains senior financing in the amount of $12,000,000 and the loan is converted into a wraparound loan. Before the conversion to a wraparound loan, the Company's participation interest entitles it to receive monthly interest payments at 11% per annum and additional monthly interest payments equal to 80% of the net cash flow from the underlying property. In addition, the Company received advance interest of $160,000 at the time of the loan closing. After the conversion to a wraparound loan, the Company's interest in the resulting loan will entitle it to: (i) monthly interest payments calculated at a rate per annum equal to the rate of interest per annum on the senior financing plus 5.5%, (ii) additional interest, payable monthly, in an amount equal to 50% of net cash flow from the underlying property and (iii) additional interest, payable at maturity, in an amount equal to 50% of the difference between the appraised fair market value of the property and $19,900,000. The loan is secured by a first mortgage on an apartment complex located in Forestville, Maryland. The Company obtained a $12,000,000 interim loan from an unaffiliated third party, pledging the $17,300,000 promissory note and related loan documents in order to secure such loan. The Company anticipates that this interim lender will provide the senior financing to the borrower. See description of Loan 115 under "Investment Objectives and Policies -- Recent Developments."

     In May 1998, the Company permitted partial repayment in the amount of $5,380,000 of a Loan in the original principal amount of $7,380,000 and complete repayment of another Loan in the original principal amount of $900,000. See description of Loans 111 and 112 under "Investment Objectives and Policies -- Existing Investments" and "-- Recent Developments."

     The Company is currently negotiating, pursuant to a proposal dated March 19,1998, two related loans in the aggregate principal amount of approximately $10,000,000. The proposed terms of the loans are as follows: One loan, in the approximate amount of $2,400,000, will be a wraparound loan in the original principal amount of approximately $26,400,000. This loan will be secured by (i) a wraparound second mortgage on a shopping center in Philadelphia, Pennsylvania,
(ii) a second priority assignment of leases and rents, and (iii) a recordable, title-insured purchase option entitling the Company to purchase the property in the event of a default for a purchase price equal to the outstanding balance on the senior loan at the time of the default. An unaffiliated third party owns a first mortgage loan on the property, in the original principal amount of approximately $24,000,000. The other loan, in the approximate amount of $7,600,000, will be secured by a pledge of all of the capital stock of the wraparound loan borrowers. Both of the loans will bear interest at 11% per annum and will mature on April 1, 2007, when all principal, accrued interest and other amounts will be due and payable. Additional interest on the loans will be payable to the Company as follows: (i) advance interest equal to 1% of the amount of each loan will be due at the closing and (ii) at maturity or upon refinancing, an amount equal to 25% of the difference between the then fair market value of the property and $40,000,000 (but the Appreciation Interest cannot exceed $40,000,000 multiplied by a compounded annual rate of 3% for each year, or part thereof, that the loans are outstanding) will be payable. The borrowers will be permitted to repay the loans in full at maturity or to sell the property to the Company for a purchase price equal to (i) the fair market value thereof less (ii) the amount due under the loans less (iii) the amount that would otherwise be due pursuant to the Company's Appreciation Interest. The Company expects to close these loans before the end of its second fiscal quarter; however, there can be no assurance that the loans will close at all or that the terms thereof will not be modified. See "Investment Policies and Objectives -- Recent Developments."


                                 Risk Factors



     An investment in the Common Shares involves various material risks. Prospective investors should carefully consider the matters set forth under "Risk Factors" in connection with an investment in the Common Shares. Such risks include, among others:

   o The Company provides mortgage and other debt financing in situations that, generally, do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization. The Company emphasizes junior lien loans and other forms of subordinate financing, including wraparound loans. Financing provided by the Company, accordingly, is subject to greater risks than institutional and senior lien financing.


   o As of March 31, 1998, nine of the Loans in the Company's portfolio and the loans underlying two of the Company's participation interests were, and future Loans (and loans underlying participation interests) acquired by the Company may be, in default under their terms as originally underwritten. Ten of the eleven Loans are, and any such loans acquired in the future typically will be, subject to forbearance agreements postponing exercise of default remedies so long as certain payment and other conditions are met. The eleventh loan is subject to a confirmed plan of reorganization that provides remedies similar to those of a forbearance agreement in favor of the holder. Such loans may be subject to high rates of default following expiration of the forbearance arrangements.



   o The loan-to-value ratio (including senior debt) of the Company's Loans typically will be in excess of 80%, increasing the risk of loss on the Company's Loans in the event of default.



   o The Company has broad discretion to acquire Property Interests.


   o The Company may be subject to intense competition in identifying suitable Loans for acquisition or origination.



   o The value of, and income from, the Company's portfolio of Loans and Property Interests may be adversely affected by economic factors over which the Company has no control.


   o The Company's senior management has limited prior experience in managing a REIT.


   o The Company's investment policies may be revised by the Company's Board of Trustees (the "Board of Trustees") without shareholder approval or prior notice.


   o Geographic concentration of the Company's Loans and Property Interests may subject them to regional economic fluctuations.


   o Environmental risks may adversely affect the value of the Company's Loans and Property Interests.


   o The Company may incur debt in furtherance of its business activities and operations and, accordingly, will be subject to the risks associated with the use of leverage.


   o Ownership of the Common Shares by each shareholder other than RAI (which may own up to 15% of the Common Shares) is limited to 8.3% of the outstanding Common Shares, which may deter third parties from seeking control of, or seeking to acquire, the Company.

   o Transfer of the Common Shares or the Company's preferred shares is prohibited if such transfer would (i) result in any person violating the ownership limitations set forth in the Company's Declaration of Trust,
     (ii) result in the Company being "closely-held" under Section 856(h) of the Code, (iii) result in the Common Shares being owned by fewer than 100 persons or (iv) cause the Company to own constructively 10% or more of the ownership interests in a tenant of its real property. See "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."



   o As a result of relationships among the Company, RAI, Brandywine and their affiliates, conflicts of interest may arise in connection with the price and terms at which investments are sold or services provided to the Company by RAI, Brandywine and their affiliates. See "Conflicts of Interest."


   o If the Company fails to qualify or maintain its qualification as a REIT, the Company will be taxed as a regular corporation for federal income tax purposes which would materially adversely affect income available for distribution to shareholders.



   o The Company may provide or acquire financing that may result in recognition of income for federal income tax purposes in advance of the receipt of the related cash flow, which will increase the amount that the Company must distribute to its shareholders in that year in order to avoid corporate income tax without a contemporaneous corresponding receipt of cash by the Company. To the extent the Company does not acquire Property Interests generating sufficient non-cash tax deductions to offset such income, or does not generate funds for distribution to shareholders (through cash on hand, borrowings, asset sales, or otherwise) sufficient to distribute 100% of its taxable income, the Company could be subject to corporate income tax and an excise tax, either of which would materially adversely affect shareholder distributions.

   o If the Company fails to qualify for an exemption from registration as an investment company under the Investment Company Act of 1940 (the "Investment Company Act"), the Company will be required to change the manner in which it conducts operations so as to avoid the registration requirement or register as an investment company, either of which could have an adverse effect on the Company.


                           Management of the Company


     The Company is internally managed through its Board of Trustees and senior officers. For a description of the background of such persons, see "The Company -- Trustees and Executive Officers."



                             Conflicts of Interest


     The Company has established relationships with RAI, Brandywine and their affiliates that may give rise to conflicts of interest. RAI, which is the sponsor of the Company, currently owns 15% of the outstanding Common Shares and, following completion of this Offering, will own 8.2% of the outstanding Common Shares (7.6% if the Underwriters exercise their over-allotment option). Until such time as its ownership of outstanding Common Shares is less than 5%, RAI has the right to nominate one member of the Board of Trustees. One of the Company's current trustees and officers, Jonathan Z. Cohen, is serving as RAI's nominee. Mr. Cohen is an officer of RAI and is the son of Betsy Z. Cohen, the Chairman and Chief Executive Officer of the Company, and her spouse, Edward E. Cohen. Edward E. Cohen is the Chairman and Chief Executive Officer of RAI. In connection with the completion of the IPO in January 1998, the Company acquired 12 loans (77.8%, by initial book value, of its investment portfolio as of March 31, 1998) from RAI (the "Initial Investments") and, subject to certain limitations, anticipates purchasing additional investments from RAI. The Company also anticipates that it may join with RAI in acquiring or providing Loans; as of March 31, 1998, the Company has joined with RAI in one such Loan. See description of Loan 114 under "Investment Objectives and Policies -- Existing Investments" and " -- Recent Developments." The Company has retained, and may from time to time in the future (but is not obligated to) retain, RAI and/or Brandywine to perform due diligence investigations on properties underlying proposed Loans (excluding Loans acquired from RAI) or on Property Interests the Company is considering for acquisition. As of March 31, 1998, Brandywine provided real estate management or management supervisory services to ten of the properties underlying the Company's Loans (46.0%, by book value). The Company anticipates that Brandywine will in the future provide similar services with respect to properties underlying Loans or Property Interests acquired by the Company. Accordingly, the Company's relationship with RAI, Brandywine and their affiliates may be subject to conflicts over the price at which investments are sold to the Company, the cost of services provided or similar matters. The Company has instituted certain procedures to mitigate the effects of any such conflicts with RAI, Brandywine and their affiliates. See "Conflicts of Interest."


     In addition, since each of the Company and RAI seeks to originate or acquire mortgage loans, there may be conflicts of interest among the Company and RAI regarding the allocation of loan opportunities. Also, since Mrs. Cohen is the Chairman and Chief Executive Officer of JeffBanks, Inc. ("JeffBanks"), a banking institution with which the Company has normal depositary relationships and from which the Company sublets office space, similar conflicts may arise between the Company and JeffBanks. The Company believes, however, that these conflicts are substantially mitigated because of the significant differences between the investment objectives of the Company, RAI and JeffBanks and because the anticipated sources of the Company's loan referrals (apart from loans acquired from RAI) are different from those of RAI and JeffBanks. To further limit conflicts between the Company and RAI, RAI has agreed to certain restrictive covenants with respect to REITs that RAI may sponsor in the future, and has given the Company a right of first refusal with respect to certain types of loans. See "Conflicts of Interest."

                                  The Offering


Shares offered to the public(1) ....................  2,800,000
Shares to be outstanding after Offering(2) .........  6,133,434
Amex symbol ........................................     RAIT

-------------
(1) Assumes that the Underwriters' over-allotment option to purchase up to an additional 420,000 Common Shares is not exercised.

(2) Excludes (i) 141,667 Common Shares which are issuable in connection with warrants granted to FBR in connection with the IPO and (ii) 387,500 Common Shares issuable in connection with options granted to officers and trustees of the Company.

                                Use of Proceeds

     The Offering proceeds will be invested in the manner described in "Investment Objectives and Policies." It is anticipated that the investment process will take up to eight months after the Offering has been completed, although there can be no assurance that the process will not take longer. Pending such investment, the balance of the net proceeds will be held in interest-bearing bank accounts or invested in readily marketable, interest-bearing securities which, following the expiration of the one year investment period provided by the Code, will be limited to those securities allowing the Company to continue to qualify as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "-- Asset Tests."

                              Distribution Policy

     The Company intends to distribute to its shareholders at least 95% of its net taxable income each year (subject to certain adjustments) so as to qualify for the tax benefits accorded to REITs under the Code. It is anticipated that distributions will generally be taxed as ordinary income or return on capital, although in certain circumstances a portion of any distribution may constitute long-term capital gain or return of capital. The Company commenced making distributions in March 1998 and intends to make future distributions quarterly.


                           Tax Status of the Company

     The Company intends to qualify and will elect to be taxed as a REIT under sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1998. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its annual taxable income. Although the Company does not intend to request a ruling from the Internal Revenue Service (the "Service") as to its REIT status, Ledgewood Law Firm, P.C., counsel to the Company ("Counsel"), has rendered its opinion, based on certain assumptions and representations about the Company's method of operation, current business and investment activities and other matters, that the Company qualifies for taxation as a REIT under the Code and its organization and method of operation (if continued) will enable it to continue to qualify as a REIT. There can be no assurance that the Company will be able to comply with such assumptions and representations in the future. Furthermore, Counsel's opinion is not binding on the Service or any court. If the Company fails to qualify as a REIT in any taxable year, it would be subject to federal income tax at regular corporate rates and distributions to its shareholders would not be deductible. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. The Company has adopted the calendar year as its taxable year. In connection with the Company's election to be taxed as a REIT, its Declaration of Trust imposes restrictions on the transfer and ownership of the Common Shares. See "Risk Factors -- Legal and Tax Risks -- Ownership Limitation May Restrict Business Combination Opportunities," "Federal Income Tax Considerations -- Requirements for Qualification" and "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."

                            STRUCTURE OF THE COMPANY

     RAIT, the Operating Partnership, the General Partner of the Operating Partnership and the Initial Limited Partner of the Operating Partnership were each formed in August 1997. The Operating Partnership undertakes the business of the Company, including the origination and acquisition of Loans and the acquisition of Property Interests. The following diagram illustrates the structure of the Company, the Operating Partnership, the General Partner and the Initial Limited Partner, and their relationship with RAI, assuming successful completion of the Offering:




          ---------------------------
          |  Public Shareholders    |
          ---------------------------
                      |   91.8% (1)
          ---------------------------          -------------------
          |          RAIT            |---------|        RAI       |
          --------------------------- 8.2%(1)  -------------------
              |  100%       |  100%                |
---------------------  ---------------------       |
| RAIT Limited, Inc.|  | RAIT General, Inc.|       |
---------------------  ---------------------       |
          (2) |  99%        |  1% (2)              |
          ----------------------------  (3)        |
          |  RAIT Partnership, L.P.  |--------------
          ----------------------------



(1) Assumes the Underwriters do not exercise their over-allotment option. If exercised, RAI would own 7.6% and the public shareholders 92.4% of the Company.

(2) RAIT owns 100% of each of the General Partner, the Initial Limited Partner and, indirectly, the Operating Partnership. Accordingly, they will not be treated as entities separate from RAIT for federal income tax purposes. See "Federal Income Tax Considerations -- Requirements for Qualification."

(3) RAI may provide investments or services to the Company, and has done so in the past. For a discussion of certain relationships between the Company, RAI, its affiliates and other entities, see "Conflicts of Interest."

                                 RISK FACTORS


     An investment in the Common Shares involves various risks. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Common Shares.


                           Investment Activity Risks


Financing Considerations


     Value of Company's Loans Dependant on Conditions Beyond Company's Control. The Company's principal portfolio assets are Loans relating to real property. The Company anticipates that investments acquired or originated and funded with the proceeds of this Offering principally will consist of such loans. In the event of a default on one or more of these Loans, the Company's current return on its investments may be reduced or eliminated, adversely affecting the overall return on the Company's investment portfolio. Moreover, a default on a Loan may require the Company to become involved in expensive and time-consuming proceedings, including bankruptcy, reorganization or foreclosure proceedings, in attempting to recover some portion or all of its investment. See "Investment Objectives and Policies -- Certain Legal Aspects of Real Property Loans and Investments." The real property underlying the Company's existing Loans (and, it is anticipated, future Loans made or acquired by the Company) is the primary or sole source of any recovery for the Company. Accordingly, the Company is materially dependent upon the value of the real property underlying its Loans, which value may be affected by numerous factors outside the control of the Company. See "Risk Factors -- Investment Activity Risks -- Real Property Considerations." The Company's Loans typically provide payment structures other than self-amortization, including structures that defer payment of some portion of accruing interest, or defer repayment of principal, until loan maturity. Where a borrower has an obligation to pay a Loan balance in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise to raise a substantial cash amount. In addition, mortgage lenders can lose any priority of their lien to mechanics', materialmen's and other liens in many jurisdictions, including those in which the Company's existing Loans are located. For these and other reasons, the total amount which may be recovered by the Company may be less than the total amount of the Company's Loan, or its cost of acquisition, with resultant loss to the Company.

     Longer Term, Subordinate and Non-Conforming Loans are Illiquid and Value May Decrease. The Company's Loans generally will have maturities between four and ten years and typically will not conform to standard underwriting criteria. Many of the Company's Loans (including eight of the Loans as of March 31, 1998) will be subordinate loans. As a result, the Loans in the Company's portfolio will be relatively illiquid investments and the Company will be unable to vary its portfolio promptly in response to changing economic, financial and investment conditions. Many of these risks may be intensified by existing and potential economic developments and uncertainties. See "Risk Factors -- Investment Activity Risks -- Real Property Considerations." As a result of the foregoing, the fair market value of some or all of the Company's Loans may decrease in the future. Although the Company will attempt to obtain Appreciation Interest features in its Loans to provide it with additional compensation and a hedge against inflation, there can be no assurance that it will be able to do so. As of March 31, 1998, only two of the Company's Loans had such a feature. Moreover, even if the Company is able to obtain Appreciation Interest features in a particular Loan, economic and other factors may have a material adverse effect upon its value or its ability to provide an inflation hedge.


     Lengthy Loan Commitment Periods May Reduce Company's Returns. The Company typically issues a loan commitment to a borrower before the closing of a Loan. During the period of time the funds are committed by the Company but not used by the borrower, the funds will be held in temporary investments, which the Company does not anticipate will produce substantial investment returns. If there is a substantial period between loan commitment and loan closing, or if a borrower determines not to utilize the financing to which the Company has committed, the Company's investment returns (and, thus, distributions to shareholders) will be adversely affected.

     Investment in Subordinate Loans May Involve Increased Risk of Loss. The Company emphasizes junior lien loans and other forms of subordinated financing, including wraparound loans. As of March 31, 1998, eight of the Company's Loans (including three first mortgage wraparound Loans in which the Company holds a subordinate position) were junior lien loans. Because of their subordinate position, junior lien loans carry a greater credit risk, including a substantially greater risk of non-payment of interest or principal, than senior lien financing. Where, as part of a financing structure, the Company has an equity or other unsecured position, the risk of loss may be materially increased. A decline in the real estate market where the property underlying the Loan is located could adversely affect the value of the property such that the aggregate outstanding balances of senior liens and the Company's Loan may exceed the value of the underlying property. See "Risk Factors -- Investment Activity Risks -- Real Property Considerations." In the event of a default on a senior loan, the Company may elect to make payments, if it has the right to do so, in order to prevent foreclosure on the senior loan. In the event of foreclosure, the Company will only be entitled to share in the proceeds after satisfaction of the amounts due to senior lienors, which may result in the Company not being able to recover the full amount or, indeed, any of its investment. It is also possible that in some cases, a "due on sale" clause included in a senior mortgage, which accelerates the amount due under the senior mortgage in case of the sale of the property, may apply to the sale of the property upon foreclosure by the Company of its Loan, and may accordingly increase the risk of loss to the Company in the event of a default by the borrower on the Company's Loan. See "Investment Objectives and Policies -- Certain Legal Aspects of Real Property Loans and Investments."

     When the Company acquires a loan, it may not acquire the right to service senior loans to which the underlying property may be subject. The servicers of the senior loans are responsible to the holders of such loans, whose interests will likely not coincide with those of the Company, particularly in the event of a default. Accordingly, the senior loans may not be serviced in a manner which is most advantageous to the Company.


     As of March 31, 1998, five of the Company's Loans (constituting 19.8% of the Company's Loans, by book value) were not collateralized by recorded or perfected liens (though they are secured by deeds-in-lieu of foreclosure) and certain future Loans may not be collateralized by such liens. Such loans are subject to many of the same factors that interfere with or affect the ability of a lender to exercise its remedies against a borrower as mortgage loans. In addition, such loans generally will be subject and subordinate not only to existing prior liens encumbering the underlying property, but also to future judgment liens that may arise from litigation against a borrower. Furthermore, in a bankruptcy, the holders of such loans have materially fewer rights than secured creditors and their rights are subordinate to the lien-like rights of the bankruptcy trustee. Moreover, enforcement of such loans against the underlying properties generally involves a longer and more complex legal process than enforcement of a mortgage loan. For a description of the collateral or other security pertaining to the Company's existing non-mortgage secured Loans, see "Investment Objectives and Policies -- Existing Investments." The Company believes that the five non-mortgage secured existing Loans are qualifying assets for the purposes of the REIT asset tests of the Code and anticipates that any similarly structured financings in the future will be treated in a similar way. Financings that would not so qualify will be undertaken only in amounts that will not jeopardize the Company's qualification as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification."


     Investment in Non-Conforming Loans May Involve Increased Risk of Loss. The Company anticipates that a material portion of its Loans will not conform to conventional loan criteria (see "Investment Objectives and Policies - General" for a general description of conforming loans) due to past defaults by borrowers resulting from lack of a strong operating history for the properties underlying the Loans, historical credit or cash flow problems of the borrowers or with respect to the underlying properties, or other factors. As a result, these Loans may be subject to a higher risk of default than conventional loans. Any such loss may reduce distributions to shareholders or adversely affect the value of the Common Shares.

     Financing with High Loan-to-Value Ratios May Involve Increased Risk of Loss. The Company anticipates that many of its Loans will have loan-to-value ratios (the ratio of the amount of the Company's financing, plus the amount of any senior indebtedness, to the appraised value of the property underlying the
Loan) in excess of 80%. As of March 31, 1998, nine of the Company's Loans had loan-to-value ratios in excess of that amount. By reducing the margin available to cover fluctuations in property value (or differences between appraised value and amounts actually obtainable upon foreclosure and sale), a Loan with a high loan-to-value ratio may involve increased risk that, upon default, the amount obtainable from sale of the underlying property may be insufficient to repay the financing.

     Interest Rate Changes May Adversely Affect Company's Investments. The market value of Loans in the Company's portfolio will be affected by changes in interest rates. In general, the market value of a loan will change in inverse relation to an interest rate change where a loan has a fixed interest rate or only limited interest rate adjustments. Accordingly, in a period of rising interest rates, the market value of such a loan will decrease. Moreover, in a period of declining interest rates, real estate loans may benefit less than other fixed income securities due to prepayments. Interest rate changes will also affect the Company's return on new Loans that it makes. In particular, during a period of declining rates, the amounts becoming available to the Company for investment due to repayment of its Loans may be invested at lower rates than the Company had been able to obtain in prior investments, or than the rates on the repaid Loans. Also, increases in interest on debt, if any, incurred by the Company in originating or acquiring Loans or Property Interests may not be reflected in increased rates of return on the Loans or Property Interests funded or acquired through such debt, thereby adversely affecting the Company's return on such investments. Accordingly, interest rate changes may materially affect the total return on the Company's investment portfolio, which in turn will affect the amount available for distribution to the Company's shareholders.


     Lack of Geographic Diversification Exposes Company's Investments to Higher Risk of Loss Due to Regional Economic Factors. The Company emphasizes financing with respect to properties located in metropolitan areas of the United States and, to date, its investments have been concentrated in the Philadelphia, Pennsylvania metropolitan area (12 of the Company's 14 Loans as of March 31, 1998 relate to properties located in this area). See "Investment Objectives and Policies -- Locations of Properties Relating to Loans." Although the Company does not have specific limitations on the aggregate percentage of its portfolio relating to properties located in any one area (whether by state, zip code or other geographic measure), it anticipates that its Loans will continue to be concentrated in the Philadelphia region and the Baltimore/Washington corridor for the foreseeable future. Such a lack of geographic diversification may result in the Company's investment portfolio being more sensitive to, and the Company being less able to respond to, economic developments of a primarily regional nature, which may result in reduced rates of return, or higher rates of default, on the Company's Loans than might be incurred with a more geographically diverse investment portfolio.


     Competition for Financing May Inhibit Company's Ability to Achieve Objectives. The Company may encounter significant competition in seeking to originate or acquire suitable Loans from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, investment bankers and others, including public or private REITs which have been or may be formed with objectives similar in whole or in part to those of the Company. This competition could reduce yields obtainable by the Company in its Loans and adversely affect its ability to obtain Appreciation Interests in connection with its Loans. See "Investment Objectives and Policies -- Types of Financing." It may also increase the price (and thus reduce potential yields) on discounted loans the Company seeks to acquire. See "Investment Objectives and Policies -- Acquisition of Loans at Discount." Many of the Company's competitors have substantially greater assets than the Company and thus an ability to make larger loans to more creditworthy borrowers or have a more diversified loan portfolio to reduce the risks of loss from any one loan. An increase in the general availability of funds to lenders, or a decrease in the amount of borrowing activity, may increase competition for making loans and may reduce the yields available thereon or increase the credit risk inherent in the available loans.



     Appreciation Interests May Reduce Interest Rates Without Resulting in Additional Returns. In structuring Loans it originates, the Company will seek to obtain agreements from borrowers to pay, in addition to the specified rate of interest, additional interest measured by the appreciation of the property subject to such Loan or by increases in such property's revenues. The Company may, in certain cases, accept a lower minimum interest rate in order to obtain such an Appreciation Interest and the potentially greater benefit that could result from a share in the appreciation in value or revenues of the property. As of March 31, 1998, two of the Company's Loans have such Appreciation Interest features. See "Investment Objectives and Policies -- Existing Investments." While the Company will seek Appreciation Interests at rates of not less than 25% there can be no assurance that it will be able to obtain such rates. One of the two loans which have Appreciation Interest features provides for a participation rate that, in certain circumstances, is less than the target rate. The value of any Appreciation Interest will depend on the factors inherent in any real estate investment and, accordingly, there can be no assurance that any benefits will be realized from Appreciation Interests. See "Risk Factors -- Investment Activity Risks -- Real Property Considerations." The Company does not anticipate that amounts (if any) it may receive as a result of Appreciation Interests will be significant in the early years of any investment. Moreover, there can be no assurance that the Company will be able to negotiate Appreciation Interest provisions in any of its Loans.

     There may be uncertainty whether amounts receivable pursuant to Appreciation Interests can be deemed to be a charge for "interest" for purposes of determining whether a Loan will violate state laws regarding maximum interest rates that may be charged by lenders ("usury laws"). Accordingly, any such provisions obtained by the Company in connection with its Loans may increase the possibility that a Loan may be deemed to violate usury laws. See "Risk Factors -- Investment Activity Risks -- Financing Considerations -- Usury Statutes May Impose Interest Ceilings and Substantial Penalties for Violations." Additionally, as a result of the Company's interest in revenues from or proceeds of a sale, financing or refinancing of a property underlying a Loan, a court in a bankruptcy, arrangement or similar proceeding could treat the Company as a partner of, or joint venturer with, the borrower and the Company would, accordingly, lose the priority of any security interest it might otherwise have in such a situation.



     Loans Secured by Interests in Entities Owning Real Property May Involve Increased Risk of Loss. The Company may originate or acquire a Loan which is secured by interests in entities that own real properties rather than a direct security interest in the underlying properties. Although the Company does not anticipate that it will originate or acquire a material number of Loans so secured, to the extent it does so, it will be subject to the risk that the interests pledged as security will be illiquid, or otherwise have features that may make it difficult for the Company to obtain a return of its investment in the event of a default on its Loan. See "Risk Factors -- Investment Activity Risks -- Real Property Considerations -- Investments in Joint Ventures, Partnerships or Other Real Property Interests May Result in Less Control by Company" and "Investment Objectives and Policies -- Recent Developments." Loans secured by interests in such entities may also not be deemed to be "qualifying interests" for Investment Company Act purposes. In the event that less than 55% of the Company's assets are "qualifying interests" or less than an additional 25% are "qualifying interests" and other "real estate type" assets, the Company may be required to change its method of operations or to register as an investment company under the Investment Company Act, which could have an adverse effect on the Company and the market price for its Common Shares. See "Risk Factors -- Legal and Tax Risks -- Loss of Investment Company Act Exemption Would Affect Company Adversely." In addition, Loans secured by partnership interests, to the extent they are not deemed to be controlling interests in partnerships under the Code, may not be treated as "real estate assets" for purposes of the Code requirement that 75% of the value of an entity's assets must be cash items, government securities and real estate assets in order for it to qualify as a REIT. See "Federal Income Tax Considerations Requirements for Qualification -- Asset Tests."



     Usury Statutes May Impose Interest Ceilings and Substantial Penalties for Violations. Interest charged on Loans owned by the Company (which may include amounts received in connection with Appreciation Interests) may be subject to state usury laws imposing maximum interest rates and penalties for violation, including restitution of excess interest and unenforceability of debt. The Company seeks to structure its Loans so as not to violate applicable usury laws, but uncertainties in determining the legality of rates of interest and other borrowing charges under some statutes may result in inadvertent violations.



     Discounted Loans May Have High Rates of Default. The Company seeks to acquire loans at purchase prices that represent a discount from both the outstanding balances of principal and accrued interest on the loans, as well as from the appraised value of the properties underlying the loans. Typically, discounted loans are in default as to payment under the original loan terms or other requirements. As of March 31, 1998, eight of the Company's 14 Loans (57.0% of the Company's portfolio, by book value) had been acquired at a discount to both outstanding balances and appraised values. Each of the eight loans is in default under its original loan terms but is current with respect to payments required by, and other terms of, the related forbearance agreements. (One other Loan and the loans underlying two of the Company's participation interests are in default under the original loan terms; each is currently performing under its respective forbearance agreement.) Acquiring loans at a discount may involve a substantially higher degree of risk of collection than loans that conform to institutional underwriting criteria. The Company does not presently intend to acquire a loan unless the prior loan holder (or some other party or parties) has taken material steps toward resolving problems to which the loan, or its underlying property, is subject. However, there can be no assurance that previously existing problems will not recur or that other problems will not arise.



     Construction Financing May Increase Repayment Risk. Although the Company does not seek to originate construction loans, the Company may make loans in situations where construction is involved, generally either

(i) as financing that repays a third party's construction loan, or (ii) where the loan is secured by property with a pre-construction value that is within the Company's investment guidelines. The Company may depart from its guidelines, typically where there are other assurances of payment such as personal guarantees from the developers. See "Investment Objectives and Policies -- Certain Financial Guidelines" and "-- Types of Properties Relating to Loans." As of March 31, 1998, one of the Company's Loans (Loan 113) is secured by a property where construction was involved (involving tenant leasehold improvements where the tenant continued to pay rent through the construction period). Loans in construction situations may involve a higher degree of risk than other lending, to the extent that repayment is dependent upon successful completion of the project, or as a result of the lack of an operating history on the project as constructed or rehabilitated upon which to base a loan's underwriting, difficulties in estimating construction costs and timing, the financial strength of guarantors and other reasons.


Real Property Considerations



     Value of Company's Property Interests Dependent on Conditions Beyond Company's Control. Although the Company emphasizes originating or acquiring Loans, the Company has acquired one Property Interest as of March 31, 1998 and anticipates that it will acquire further Property Interests. See "Investment Objectives and Policies -- Acquisition of Property Interests." Real property investments are subject to varying degrees of risk. The yields available from real properties depend on the amount of income earned and capital appreciation generated by the related properties as well as the expenses incurred in connection therewith. If the properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the ability to make distributions to the Company's shareholders will be adversely affected. Income from, and the value of, the properties may be adversely affected by general and local economic conditions, neighborhood values, competitive overbuilding, weather, casualty losses and other factors beyond the Company's control. Revenues from, and values of real properties are also affected by such factors as the cost of compliance with regulations and the potential for liability under applicable environmental laws, changes in interest rates and the availability of financing. Income from a property will be adversely affected if a significant number of tenants are unable to pay rent or if available space cannot be rented on favorable terms. Certain significant expenditures associated with an investment in real property (such as mortgage payments, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment.



     Property Interests Are Illiquid and Value May Decrease. Real estate investments are relatively illiquid and, therefore, the Company may be limited in its ability to vary its portfolio of Property Interests quickly in response to changes in economic or other conditions. As a consequence, the fair market value of some or all of the Company's Property Interests may decrease in the future. In addition, provisions in the Code and related regulations impose a 100% tax on gain realized by a REIT with respect to property deemed to be held primarily for sale to customers in the ordinary course of business. These provisions may materially adversely affect the Company's ability to sell Property Interests without adversely affecting distributions to the Company's shareholders. See "Risk Factors -- Legal and Tax Risks -- Gain on Disposition of Assets Deemed Held for Sale in Ordinary Course Subject to 100% Tax."


     Uninsured and Underinsured Losses May Affect Value of, or Return from, Property Interests. The Company intends to maintain (or cause to be maintained) comprehensive insurance on the properties underlying its Property Interests (as well as on properties underlying its Loans), including liability and fire with extended coverage, in amounts sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to the affected property. In such a case, the Company's returns from an affected property would be reduced, or some portion or all of the Company's investment in the property would be lost.



     Investments in Joint Ventures, Partnerships or Other Real Property Interests May Result in Less Control by the Company. From time to time the Company may acquire equity interests in entities which own real property, rather than acquiring or making a real property loan or acquiring a property directly. See "Investment Objectives and Policies -- Acquisition of Property Interests." While the Company anticipates that any equity interest it may acquire will be senior in right of payment to existing and future equity interests, the Company is not limited as to the kind of equity interests it may acquire, and it may acquire equity interests that are not senior or preferred interests. Since an equity interest is subordinate to all creditors, where the Company purchases equity interests, the Company's risk of loss may be increased. Moreover, acquisition of equity interests provides certain risks not present in real property loans or direct property ownership. For example, there is the possibility that the other equity owners in the entity holding the property might have economic or business interests or goals which are inconsistent with the business interests or goals of the Company or be in a position to take action contrary to the instructions or requests of the Company or contrary to its policies or objectives. While the Company will seek to obtain sufficient contractual rights with respect to a property in which it obtains an equity interest to allow it to protect the value of its interest, there can be no assurance that any rights obtained will, in fact, enable it to do so. Moreover, in limited partnerships, even if the Company is a limited partner, if its rights under the partnership agreement allow it sufficient control over the partnership or its property, it might be deemed to be a general partner and, in such a case, could incur liability for the debts of the partnership beyond the amount of its investment.

     Compliance with Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations Will Decrease Returns on Property Interests. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by the Company (or properties underlying Loans which may be made or acquired by the Company) may not be in compliance with the ADA. While the Company believes that all of the properties underlying its Loans or included in its Property Interests are in material compliance with the ADA, if a property is not, the Company (or its borrowers) will be required to make modifications to such property to bring it into compliance, or face the possibility of an imposition of fines or an award of damages to private litigants. In addition, changes in other governmental rules and regulations, including changes to building codes and fire and life-safety codes, may occur. If the Company (or its borrowers) were required to make substantial modifications to the properties to comply with the ADA or other changes in governmental rules and regulations, the Company's ability to make expected distributions to its shareholders could be adversely affected.


     Increases in Property Taxes Decrease Returns on Property Interests. All properties included in the Company's Property Interests or underlying its Loans are subject to real, and in some instances, personal property taxes. Such real and personal property taxes may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. An increase in property taxes on these properties could materially adversely affect the Company's income and ability to make distributions to its shareholders.


     Real Properties with Environmental Problems May Create Liability for the Company. Contamination of real property by hazardous substances or toxic wastes may give rise to a lien on that property to assure payment of the cost of remediation or, in certain circumstances, result in liability of the owners or operators of, or lenders to, the property for that cost under various federal, state and local environmental laws. Many of these laws impose liability whether or not such persons knew of, or were responsible for, the contamination, and such liability may be substantial. Accordingly, environmental contamination could materially adversely affect the value of the property and its cash flow. It is possible that such costs could become a liability of the Company, reducing the return to the Company and its ability to make distributions to its shareholders if such remedial costs were incurred or if property vacancy resulted. See "Investment Objectives and Policies -- Certain Legal Aspects of Real Property Loans and Investments -- Environmental Matters."


                   Other Investment Activity Considerations


     Recently-Formed Entity; Limited REIT Management Experience of Senior Management. The Company has been recently formed and has only a limited prior operating history in pursuing its operating strategies and policies. The Company will be dependent for the monitoring of its day-to-day operations, including, but not limited to, the selection, structuring and monitoring of its investments and associated borrowings, on the diligence and skill of its senior management, which has limited prior experience in managing a REIT. There can be no assurance that the Company and its management will be able to implement the Company's operating strategies and policies successfully.

     Importance of Key Personnel. The Company believes that its future success will depend upon the continued services of the Company's senior management (Mrs. Cohen, Mr. Eisner, Mr. Jay Cohen and Ms. DiStefano). The unexpected loss of the services of any of these persons could have a material adverse effect upon the Company. See "The Company -- Trustees and Executive Officers." While the Company has entered into employment agreements with its Chairman and Chief Executive Officer, Mrs. Cohen, and its President and Chief Operating Officer, Mr. Eisner, it does not maintain key person life insurance on any officer. Mr. Eisner, Mr. Jay Cohen and Ms. DiStefano devote all of their business time to the Company's business. Mrs. Cohen is Chairman and Chief Executive Officer of JeffBanks and its subsidiary banks, and is a director of two other public companies, to which she devotes substantial amounts of her time. Mrs. Cohen's obligations to these businesses limit the amount of time she has available to devote to the Company's business.


     Leverage Can Reduce Income Available for Distribution and Cause Losses. The Company is permitted to leverage its portfolio as a whole (as distinguished from debt relating only to a particular property that is without recourse to the Company) through borrowings although, in general, it will not do so unless it does not have immediately available capital sufficient to make a particular investment. The amount of the Company's recourse borrowing under any credit facility (and, as a result, the Company's leverage ratio) will vary depending on the Company's estimate of the stability of the cash flow of its portfolio. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the investments acquired, the Company may reduce the amount of leverage it utilizes. The Company may also borrow to the extent necessary to meet REIT distribution requirements imposed by the Code. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements" and "Risk Factors -- Legal and Tax Risks -- 'Phantom Income' May Require Company to Borrower or Sell Assets to Meet REIT Distribution Requirements." In general, the Company expects that the ratio of the Company's overall indebtedness (excluding debt relating only to a particular property that is without recourse to the Company) to its equity will not exceed 0.5 to 1. See "Investment Objectives and Policies -- Leverage." However, the Company's Declaration of Trust (the "Declaration of Trust") does not limit the amount of indebtedness the Company can incur, and the Board of Trustees has the discretion to deviate from or change this indebtedness policy at any time, without consent from or notice to the Company's shareholders. Utilizing leverage (whether with recourse to the Company generally or only with respect to a particular property) to acquire investments creates an opportunity for increased net income, but at the same time creates risks. For example, leverage can reduce the net income available for distributions to shareholders in periods of rising interest rates where the increase in rates paid by the Company on its borrowings is not matched by corresponding increases in the rates of return on its investments. The Company will leverage assets to acquire investments only when there is an expectation that the use of leverage will enhance returns, although there can be no assurance that the Company's use of leverage will prove to be beneficial. The Company may be required to mortgage or otherwise pledge some portion or all of its assets as collateral security in order to obtain debt financing. There can be no assurance that the Company will be able to meet its debt service obligations on any debt financing so secured and, to the extent that it cannot, the Company risks the loss of some or all of its assets.


     Lack of Diversification in Investments Increases Company's Dependence on Individual Investments. Although the Company will generally invest between $1.0 million and $10.0 million in a Loan or Property Interest, the Company is not limited as to the size of its investments. To the extent the Company invests larger amounts in its Loans or Property Interests, the Company's portfolio will be concentrated in a smaller number of assets, increasing the risk of loss to shareholders in the event of a default or other problem with respect to one or more such Loans or Property Interests. While the Company may, with respect to short-term bridge loans, seek to protect against loss by requiring a borrower to obtain (or itself obtaining) a take-out commitment for some or all of the Loans, there can be no assurance that any such commitments will be obtained, or that conditions to completion of any such commitment can or will be fulfilled.


                              Legal and Tax Risks

     Failure to Maintain REIT Status Would Result in Company Being Taxed as a Regular Corporation. The Company has operated and intends to continue to operate in a manner that permits it to qualify as a REIT for federal income tax purposes. Although the Company does not intend to request a ruling from the Service as to the Company's REIT status, it has received an opinion of Counsel that, based on its current operations and on certain assumptions and representations concerning future operations, it so qualifies. Investors should be aware, however, that opinions of Counsel are not binding on the Service or any court. The opinion only represents the view of Counsel based on Counsel's review and analysis of existing law. Furthermore, both the validity of the opinion and the continued qualification of the Company as a REIT will depend on the Company's satisfaction of certain asset, income, organizational, distribution and shareholder ownership requirements on a continuing basis. If the Company were to fail to qualify as a REIT in any taxable year, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders would not be deductible by the Company in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to shareholders, which in turn could have an adverse impact on the value of, and trading prices for, the Common Shares. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT.



     "Phantom Income" May Require Company to Borrow or Sell Assets to Meet REIT Distribution Requirements. The Company must distribute at least 95% of its annual net taxable income (excluding any net capital gain or retained capital gain) in order to maintain its status as a REIT. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years. The Company has made and intends to continue to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. However, the Company may originate or acquire Loans that may be deemed to have original issue discount ("OID") for federal income tax purposes, which is generally equal to the difference between an obligation's issue price and its redemption price. For example, mortgages with participation features sometimes will be considered to have OID and, if so, the holder thereof will accrue OID at a rate based on the expected overall yield on the mortgage, which generally will exceed the stated interest rate. The income generated by such investments for federal income tax purposes will consist of accrual of the OID and the coupon interest associated with the investments. The Company will be required to recognize as income in each year the portion of the OID that accrues during that year, which in turn will increase the amount that the Company must distribute to its shareholders in order to avoid corporate income tax for that year (unless there is an equivalent amount of deductions that do not require expenditures of cash, e.g., depreciation on owned real estate), notwithstanding the fact that there may be no corresponding contemporaneous receipt of cash by the Company. As of March 31, 1998, one of the Company's Loans has OID. The Company may also be required to accrue interest with respect to a mortgage Loan at a rate greater than the rate at which it is receiving interest. In particular, this may happen where there has been a default with respect to the Loan. As of March 31, 1998, seven of the Loans in the Company's portfolio provide such "phantom income."


     In addition, the Company may acquire or originate wraparound loans pursuant to which it will receive payments of principal and interest that do not coincide with the payments of principal and interest on underlying senior loans. Even if, as expected, there is positive cash flow to the Company from the transaction, it may be that the amount of principal the Company is required to pay on the senior obligations will exceed the amount of principal it receives from the obligor on the wraparound loan, and that the amount of interest it receives from the obligor will exceed the amount of interest it pays on the senior obligations. This could create a situation where the Company's taxable income exceeds the Company's cash flow from the wraparound loan. REIT taxable income in excess of cash received may also arise in connection with certain property sales and where a "significant" modification is made to a loan. As of March 31, 1998, four of the Loans in the Company's portfolio create such a situation. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements." The occurrence of any such situation could have the effect of requiring the Company, in order to avoid corporate income tax and the nondeductible excise tax, (i) to borrow funds, (ii) to sell assets at times which may not be advantageous to the Company, (iii) to distribute amounts that represent a return of capital, or
(iv) to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures, or repayment of debt.


     To offset these risks as well as risks relating to OID, the Company intends, as appropriate, to invest in Property Interests so that the non-cash depreciation deductions associated with Property Interest investments may help offset any non-cash income.

     Origination Fees Which May Be Received by the Company Will Not Be REIT Qualifying Income. Although the Company does not now anticipate receiving origination fees in connection with its Loans, any origination fees received by the Company will not be qualifying income for purposes of the 75% or 95% gross income tests of the Code. The Company has received and expects to continue to receive additional interest paid in advance with respect to its Loans. So long as the payment is for the use of money, rather than for services provided by the Company, such as loan processing and closing services, such income should not be classified as non-qualifying origination fees. However, it is possible that the Service would seek to reclassify such income as origination fees instead of interest. See "Federal Income Tax Considerations Requirements for Qualification -- Income Tests." Failure of the Company to satisfy these tests as a result of origination fees received (or for any other reason) could cause the Company not to qualify as a REIT. See "Risk Factors -- Legal and Tax Risks -- Failure to Maintain REIT Status Would Result in Company Being Taxed as a Regular Corporation."


     Income from Certain Loans May Not Be REIT Qualifying Income. Five of the loans in the Company's portfolio as of March 31, 1998 (constituting 19.8% of the Company's assets, by book value, at such date) are not secured by recorded mortgages (although the Company holds a deed-in-lieu of foreclosure that it may record upon a default by the Loan borrower). The Company may acquire or originate loans that are not secured by mortgages in the future. The Company may also originate junior loans where a senior loan prevents the Company from recording a mortgage against the property or permits the recordation of a junior mortgage but substantially restricts the Company from exercising its rights as a junior secured lender. In such situations, it is possible that the Service would conclude that interest on the junior lender's loan does not constitute interest "secured by mortgages on real property or on interests in real property," so that such interest would not qualify for purposes of the 75% gross income test. See "Federal Income Tax Considerations Requirements for Qualification -- Income Tests." With respect to the five loans in the Company's portfolio as of March 31, 1998 that are subject to such restrictions, because the Company will have, upon any default, rights directly exercisable by the Company that are substantially similar to foreclosure rights, Counsel is of the opinion that interest income from such loans will constitute qualifying income.



     Gain on Disposition of Assets Deemed Held for Sale in Ordinary Course Subject to 100% Tax. With respect to any sale of assets by the Company, there is a risk that the sale will be deemed to be the disposition of an asset held primarily for sale to customers in the ordinary course of a trade or business. Gain from the sale of any asset so characterized generally will be subject to a 100% tax. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be so characterized. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business." See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."


     Loss of Investment Company Act Exemption Would Affect Company Adversely. The Company believes that it will not be, and intends to conduct its operations so as not to become, regulated as an investment company under the Investment Company Act. The Investment Company Act exempts from its registration requirements entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretations of the Commission, in order to qualify for a "no action" position from the Commission with respect to the availability of this exemption, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other "real estate type" assets. The assets that the Company may acquire, therefore, may be limited by the provisions of the Investment Company Act. In connection with its origination or acquisition of Loans, the Company will seek, where appropriate, to obtain foreclosure rights with respect to the underlying property, although there can be no assurance that it will be able to do so on acceptable terms. If the Company does not obtain such rights, the Loan may not constitute a Qualifying Interest for the purpose of the Investment Company Act. If the Company obtains such rights, the Company believes that the Loan will constitute a Qualifying Interest for the purpose of the Investment Company Act. The Company does not intend, however, to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission on this position. If the Commission were to take a different position with respect to whether any Loan constitutes a Qualifying Interest, the Company could, among other things, be required either (a) to change the manner in which it conducts its operations to avoid being required to register as an investment company under the Investment Company Act or (b) to register as an investment company, either of which could have an adverse effect on the Company and the market price for the Common Shares.

     Investment in Common Shares by Certain Benefit Plans May Give Rise to Prohibited Transaction under ERISA and the Code. The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and section 4975 of the Code prohibit certain transactions that involve (i) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts (each a "Plan") and (ii) the assets of a Plan. A "party in interest" or "disqualified person" with respect to a Plan will be subject to an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the Plan and an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. Consequently, the fiduciary of a Plan contemplating an investment in the Common Shares should consider whether the Company, any other person associated with the issuance of the Common Shares, or any affiliate of the foregoing is or might become a "party in interest" or "disqualified person" with respect to the Plan. In such a case, the acquisition or holding of Common Shares by or on behalf of the Plan could be considered to give rise to a prohibited transaction under ERISA and the Code. See "Benefit Plan Considerations -- Employee Benefits Plans, Tax-Qualified Retirement Plans and IRAs."

     Board of Trustees May Change Policies Without Shareholder Consent. The policies of the Company, including its investment policy and other policies with respect to acquisition, financing, growth, operations, debt and distributions, are determined by the Board of Trustees. The Board of Trustees may amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time, without a vote of or notice to the shareholders. The effect of any such changes may be positive or negative. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of two-thirds of the outstanding Common Shares.


     Limitation of Liability of Officers and Trustees. The Declaration of Trust contains a provision which, subject to certain exceptions, eliminates the liability of a trustee or officer to the Company or its shareholders for monetary damages for any breach of duty as a trustee or officer. This provision does not eliminate the liability of a trustee to the extent that it is proved that the trustee actually received an improper benefit in money, property or services or engaged in active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company has entered into indemnification agreements with its trustees and executive officers containing similar provisions. See "Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws -- Indemnification; Limitation of Trustees' and Officers' Liability" and "-- Indemnification Agreements."


     Conflicts of Interest in the Business of the Company. There are relationships between the Company, RAI, Brandywine and their affiliates resulting from affiliations among their respective managements, RAI's current ownership of 15% of the Common Shares and RAI's affiliation with Brandywine. RAI has in the past and anticipates that it will in the future (subject to certain limitations) sell investments to the Company or participate in investments with the Company. RAI and Brandywine may also provide real estate due diligence and management services to the Company. As a result of these relationships, there is a risk that conflicts of interest may arise among the Company, RAI, Brandywine and their affiliates in connection with the price and terms at which investments are sold or services provided to the Company by RAI, Brandywine and their affiliates. For a more detailed discussion of these relationships, see "Conflicts of Interest."

     Ownership Limitation May Restrict Business Combination Opportunities. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year. For the purpose of preserving the Company's REIT qualification, the Declaration of Trust generally prohibits direct or indirect ownership of more than 8.3% (or, with respect to RAI, 15%) of the outstanding Common Shares (the "Ownership Limitation"). The Ownership Limitation will likely have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise desirable. See "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer" and "Federal Income Tax Considerations - Requirements for Qualification."

     Preferred Shares May Prevent Change in Control. The Declaration of Trust authorizes the Board of Trustees to issue preferred shares ("Preferred Shares"), to establish the preferences and rights of any Preferred Shares issued, to classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares. Although the Company has no current intention to issue any series of Preferred Shares in the foreseeable future, the issuance of any series of Preferred Shares could have the effect of delaying or preventing a change in control of the Company (apart from the Ownership Limitation) even if a majority of the Company's shareholders believe such change of control is desirable. See "Description of Shares of Beneficial Interest -- Preferred Shares."

     Maryland Anti-Takeover Statutes May Restrict Business Combination Opportunities. As a Maryland real estate investment trust, the Company is subject to various provisions of Maryland law which impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested holders and share repurchases from certain holders. While the Company has elected to "opt out" of these provisions, the Board of Trustees has the right to rescind such election at any time without notice to the shareholders. See "Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws -- Business Combinations" and "-- Control Share Acquisitions."



     Future Offerings of Capital Stock May Result in Dilution of the Book Value per Common Share. The Company may issue additional Common Shares, securities convertible into Common Shares or Preferred Shares in the future to finance its capital needs. To the extent such securities are issued for cash or property having a net tangible book value less than the net tangible book value of the Common Shares on the date of issuance, holders will realize an immediate dilution in the net tangible book value of their Common Shares. The actual or perceived effect of such sales of securities may result in the reduction of the market price of the Common Shares.

                             CONFLICTS OF INTEREST


     The Company has established relationships with RAI, Brandywine and their affiliates which may give rise to conflicts of interest. RAI, which is the sponsor of the Company, currently owns 15% of the outstanding Common Shares and, following completion of this Offering, will own 8.2% of the outstanding Common Shares (7.6% if the Underwriters exercise their over-allotment option). RAI has the right to nominate one person for election to the Board of Trustees until such time as its ownership of outstanding Common Shares is less than 5%. Currently, Jonathan Z. Cohen is serving as RAI's nominee. Mr. Cohen, an officer of RAI, is the son of Betsy Z. Cohen, the Chairmain and Chief Executive Officer of the Company, and Edward E. Cohen. Edward E. Cohen is the Chairman, Chief Executive Officer, a director and a principal shareholder of RAI.


     As of March 31, 1998, the Company had acquired 12 Loans (comprising the Initial Investments) at an aggregate cost of approximately $18.0 million, constituting 77.8% of the initial book value, from RAI. RAI realized a gain of approximately $3.1 million from the sale of these Loans. Subject to the limitations referred to below in this section, the Company anticipates purchasing additional investments from RAI. The Company also anticipates that it may join with RAI in acquiring or funding Loans. As of March 31, 1998, the Company has joined with RAI in one such Loan. See description of Loan 114 under "Investment Objectives and Policies -- Existing Investments," see also "-- Recent Developments." The Company has retained, and may from time to time in the future (but is not obligated to) retain, RAI and/or Brandywine to perform due diligence investigations on properties underlying Loans (excluding Loans being acquired from RAI) or on Property Interests that the Company is considering for acquisition. As of March 31, 1998, Brandywine, which is an affiliate of RAI, provided real estate management and or management supervisory services to 10 of the properties underlying the Company's Loans (46.0% by book value). Brandywine's address is 1609 Walnut Street, Philadelphia, Pennsylvania 19103. The Company anticipates that Brandywine will in the future provide similar services with respect to properties underlying Loans or Property Interests originated or acquired by the Company. Accordingly, the Company's relationship with RAI, Brandywine and their affiliates may be subject to conflicts over the price at which investments are sold to the Company, the cost of services provided or similar matters.


     The Company has instituted certain procedures to mitigate the effects of any such conflicts, including (i) requiring that a majority of its trustees be persons who, within the past two years, have not (a) been affiliates of RAI, Brandywine, or their affiliates, (b) been officers of the Company, or (c) had any material business or professional relationship with the Company, RAI, Brandywine or their affiliates ("Independent Trustees"), (ii) requiring that the acquisition price of any investments acquired from RAI (or in which an officer or trustee of the Company has an interest) be determined based upon independent appraisal of the underlying property, (iii) limiting the investments which may be acquired from RAI to a maximum of 30% of the Company's investments (excluding the Initial Investments), based upon the Company's investment cost (the amount of the investment plus legal, filing and other related fees and expenses), (iv) requiring that fees for any services performed by RAI, Brandywine or their affiliates be no greater than prevailing fees in the area for similar services provided by unrelated third parties, (v) requiring that any service arrangements with an affiliated entity provide that services will be rendered only as and to the extent requested by the Company from time to time and that, in any event, the arrangements be cancelable by the Company, without penalty, on no more than 30 days' notice, (vi) requiring that any investment acquisition or services arrangement, and every transaction with RAI, Brandywine and their affiliates, or relating to any property in which any such person has an interest, receive the prior approval of a majority of the Independent Trustees (who, in giving such approval, may rely upon information supplied by RAI, Brandywine or their affiliates), and (vii) with respect to real estate management or management supervisory services performed by Brandywine, requiring that the aggregate of the fee received by Brandywine and the manager being supervised may not exceed the normal and customary fee for similar property management services with respect to similar properties in the same area. The Company will not, however, be required to obtain the approval of the Independent Trustees to retain RAI or Brandywine to perform a due diligence investigation of a property where the amount of the fee for such services will not exceed the lesser of 1% of the property's appraised value or $10,000.



     The Company maintains customary banking relationships with the bank affiliates of JeffBanks, and has maintained uninvested funds in money market accounts with such affiliates. See "Management's Discussion and Analysis of Financial Condition -- Results of Operations." These affiliates may also refer to the Company financing proposals which are not within JeffBanks' normal underwriting criteria. The Company subleases office space from JeffBanks. Betsy Z. and Edward E. Cohen are principal stockholders of JeffBanks, Mrs. Cohen is the Chairman and Chief Executive Officer of JeffBanks and Mr. Cohen is Chairman of its Executive Committee.



     Since each of the Company, RAI and JeffBanks seeks to originate or, in the case of the Company and RAI, acquire mortgage loans, there may be conflicts of interest among the Company, RAI and JeffBanks regarding the allocation of loan opportunities. The Company believes, however, that these conflicts are substantially mitigated because of the significant differences between the investment objectives of the Company, RAI and JeffBanks. RAI has advised the Company that it seeks to acquire loans which are either in default, or at risk of imminent default, requiring active intervention by RAI in the workout process. The Company, however, seeks to acquire loans where the workout process has already been initiated and there is no need for its active intervention. JeffBanks has advised the Company that it seeks to provide customary commercial lending services emphasizing (with respect to real estate loans) first lien financing that is subject to specified underwriting standards. The Company seeks to provide financing that does not conform to JeffBanks' underwriting standards. The Company believes that conflicts are further mitigated because the anticipated sources of the Company's loan referrals (apart from loans acquired from RAI) are different from those of RAI and JeffBanks.


     To further limit conflicts between the Company and RAI, the Company and RAI have agreed that, until January 14, 2000, (i) RAI will not sponsor another REIT with investment objectives and policies which are the same as, or substantially similar to, those of the Company; (ii) if RAI proposes to provide new wraparound or other junior lien or subordinated financing with respect to multifamily, office or other commercial properties to a borrower (other than to a borrower with an existing loan from RAI), RAI must first offer the opportunity to the Company; and (iii) if RAI desires to sell any loan it has acquired that conforms to the Company's investment objectives and policies with respect to acquired loans, it must first offer to sell it to the Company. RAI has also agreed that if it sponsors a REIT after January 14, 2000 with investment objectives similar to those of the Company, RAI's representative on the Board of Trustees (should RAI have a representative on the Board at that time) will recuse himself or herself from considering or voting upon matters relating to Loans which may be deemed to be within the lending guidelines of both the Company and the REIT sponsored by RAI.


     Subject only to the limitations referred to above, to the extent that an investment opportunity is presented to one entity which may be deemed appropriate for either entity, the entity to which the opportunity is presented may invest without offering the other entity the right to participate. However, each entity reserves the right, in its sole discretion, to refer to the other appropriate investment opportunities, or to offer a participation to the other entity in investments that may be deemed appropriate for both.



     Ledgewood Law Firm, P.C., which acts as Counsel to the Company, also has in the past acted as counsel to RAI, Brandywine, JeffBanks and their affiliates (including Messrs. Jonathan Z. and Edward E. Cohen and Mrs. Cohen) and anticipates that it will continue to do so in the future. Until April 1996, Edward E. Cohen was Of Counsel to such firm, of which he was previously a member, and from which he receives certain debt service payments in connection with his withdrawal as a member of the firm and its redemption of his interest in the firm. The interests of the Company, RAI, Brandywine, JeffBanks or their affiliates could become adverse in the future. In the event that a dispute were to arise between the Company and any of such entities, either the Company or such entity (or both), as appropriate, will retain separate counsel for such matters.



                                USE OF PROCEEDS


     The Offering proceeds will be invested in the manner described in "Investment Objectives and Policies." It is anticipated that the investment process will take up to eight months after the Offering has been completed, although there can be no assurance that the process will not be longer. Pending such investment, the balance of the net proceeds will be held in interest-bearing bank accounts (see "Conflicts of Interest") or invested in readily marketable, interest-bearing securities which, following the expiration of the one year investment period provided by the Code, will be limited to those securities allowing the Company to continue to qualify as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification -- Asset Tests."

                      INVESTMENT OBJECTIVES AND POLICIES



General

     The Company originates and acquires Loans secured by recorded or perfected liens on real property and/or deeds-in-lieu of foreclosure or similar instruments in situations that do not conform to the underwriting standards of institutional lenders or sources which provide financing through securitization. The Company's Loans consist of direct loans to borrowers and the acquisition of existing loans (or interests in either such kinds of loans). The Company may also acquire Property Interests. The Company's investment in a Loan or a Property Interest will generally be between $1.0 million and $10.0 million. The Company is not, however, limited in the amount of any investment and may invest amounts that are larger or smaller than its targeted size range. The Company may also provide short-term bridge financing to a borrower in excess of the targeted size range where the borrower has committed to obtain financing to pay the short-term bridge financing, either in whole or in part, (or the Company believes that it can arrange such financing) to reduce the Company's investment to an amount within the targeted size range. The Company seeks to generate income for distribution to its shareholders from a combination of interest, rents, distributions in respect of rents (where the Company owns an equity interest in a real property), proceeds from Appreciation Interests and proceeds from the sale of portfolio investments. The Company does not seek or receive origination fees in connection with its Loans. See "Risk Factors -- Legal and Tax Risks -- Origination Fees Which May Be Received by the Company Will Not Be REIT Qualifying Income."


     The Company believes that, under current market conditions, institutional lenders and lending sources that provide financing through securitization (which the Company believes are currently the principal sources of real property financing), require that loans made by them satisfy certain standard criteria. Typically, these lenders will require that the requested loan be within the institution's size parameters and bear a specified relation to the appraised value of the property securing the loan, that the property have historical operating results demonstrating a ratio of cash flow to projected debt service meeting standards established by the institution and that the loan be secured by a first lien on the property. These lenders frequently restrict the ability of the borrower to incur junior lien loans on the property without the lender's consent and impose substantial penalties on loan prepayment. Lenders may also establish guidelines with respect to type of property, type and amount of insurance, use of funds, appraisals and loan documentation. The Company believes that borrowers or properties needing attention to specific or unique situations are frequently unable to obtain financing from these sources, or cannot obtain financing adapted to their particular needs, providing the Company with a niche market with substantial growth potential. The Company also believes that the recent trend towards consolidation among regulated financial services providers has enhanced the opportunity for unregulated financial services providers, such as the Company, to compete in this niche.

     The Company believes that its tax and corporate structure as a REIT will provide it with an advantage over certain other financial institutions and commercial mortgage originators. As a REIT, the Company generally will be able to pass through earnings as dividends to shareholders without payment of corporate level federal income tax. Thus, the Company expects to be able to pay higher dividends than traditional commercial mortgage lending institutions, which are subject to corporate level federal income tax. In addition, management believes that the Company, as an unregulated company, provides a more attractive method of investing in loans than regulated financial institutions, and more flexibility in pursuing investment opportunities, because the Company will not be subject to the costs and restrictions associated with federal and state regulations imposed upon insured financial institutions.


Types of Financing

     The Company emphasizes junior lien loans and other forms of subordinated financing, including wraparound loans. The Company is not, however, limited as to the types of financing it may provide, and it may also acquire or provide first lien financing. In originating new Loans, the Company endeavors to adapt the terms of its financing to the needs of its borrowers, utilizing a variety of financing techniques such as staged payments, event specific loan advances, different rates of interest payment and interest accrual, deferred (or "balloon") principal payments and similar techniques. It is not anticipated that the Company's Loans will be insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed (except by borrowers or their affiliates, in certain cases) or insured.

     Generally, junior lien loans and subordinated financing, including wraparound loans, will be secured by mortgages on properties already subject to the liens of other mortgage loans. A wraparound loan is a junior lien loan having a principal amount equal to the sum of the outstanding principal balances of senior loans plus the net amount advanced by the wraparound lender. From payments it receives on the wraparound loan, the wraparound lender pays principal and interest to the holders of the senior loans, but ordinarily only to the extent that payments are received from the borrower. Junior lien loans and subordinated financing (including wraparound loans) offer the potential for higher yields than those ordinarily obtained in senior lien financing (and, in the case of wraparound loans, the possibility of increasing yields as the principal amounts of senior loans are amortized). However, such loans carry greater credit risk, including substantially greater risk of non-payment of interest or principal, than senior lien financing. See "Risk Factors -- Investment Activity Risks -- Financing Considerations -- Investment in Subordinate Loans May Involve Increased Risk of Loss."

     The Company may acquire loans that are not secured by recorded or perfected liens. Of the 14 Loans in the Company's portfolio as of March 31, 1998, five loans (19.8% by book value of the Company's portfolio) are not so secured. See "Risk Factors -- Investment Activity Risks -- Financing Considerations." Management believes that, with respect to any such Loans (including applicable existing Loans), the following matters serve to mitigate the Company's risks as an unsecured lender. First, rents and other cash flow from the underlying properties generally will be deposited directly to a bank account controlled by the Company. Second, future liens encumbering the underlying properties are generally prohibited by the lenders of existing senior lien loans on these properties. Finally, the Company generally will hold a deed-in-lieu of foreclosure that may enable it to enforce its rights against the underlying property in an expedited fashion. However, none of these factors will assure that these Loans are collected. Moreover, filing a deed-in-lieu of foreclosure with respect to these Loans may (and, with respect to the applicable existing Loans, will) constitute an event of default under related senior debt. Any such default would require the Company to acquire or pay off the senior debt in order to protect its investment.


     The Company seeks to originate or acquire Loans that not only have current cash returns higher than those obtained in typical first lien institutional financing but that also have various features designed to increase the return over the term of the Loans. In particular, the Company seeks to obtain Appreciation Interests. These participations typically will be one of two types: (i) a grant of an interest in the appreciated value of the financed real property (that is, an interest in the value of the property, typically determined by sales price, refinancing amount or appraisal, which exceeds a specified amount, usually the appraised value of the property at the time of the Company's Loan or the principal amount of the Loan), payable at the maturity of the Loan or the time the property is sold or refinanced, or (ii) a grant of an interest in the revenues from the property, whether or not in excess of a specified amount. The Company typically seeks an Appreciation Interest at a rate of not less than 25%, and may seek to obtain either or both types of participations. The Company believes that obtaining Appreciation Interests may be advantageous to it because the Company will thus have the opportunity of participating in the growth in value of the real property being financed (and, therefore, the opportunity of gaining additional compensation). However, obtaining Appreciation Interests may limit or, possibly, reduce the amount of interest which the Company might otherwise be able to obtain on a Loan. There can be no assurance that the Company will be able to obtain an Appreciation Interest in any Loan, or as to the final terms (including the participation rate) under which it may be granted. Moreover, because Appreciation Interests are more usually associated with subordinate loans in order to compensate the lender for its subordinated position, the Company may not be able to find borrowers willing to give Appreciation Interests in first mortgage loans (to the extent originated by the Company) on terms acceptable to the Company. Two of the Loans in the Company's portfolio as of March 31, 1998 have Appreciation Interests. One of such interests exceeds the Company's targeted participation rate and the other, under certain circumstances, is less than the targeted participation rate. See "Investment Objectives and Policies -- Existing Investments."



Loan Origination Sources


     To generate loan originations, the Company relies primarily upon the relationships senior management has developed as a result of its experience in the mortgage lending, real estate and real estate finance industries with developers, commercial real estate brokers, mortgage bankers, real estate investors and other direct borrowers or referral sources, including lenders providing financing through securitization (with respect to financing not meeting their standard criteria). For sources of loans for acquisition (in addition to RAI), the Company will focus on senior management's existing knowledge of and relationships with institutional holders (primarily banks and insurance companies) who may wish to dispose of underperforming loans in their existing portfolios that meet the Company's financing criteria. The Company's focus on smaller properties makes it a niche buyer for loans held by these institutions as the Company believes that others seeking to purchase subordinated loan positions typically will focus on large size loans or pools of loans. These institutional lenders may also refer to the Company loan opportunities presented to them that they do not wish to underwrite.


Certain Financial Guidelines



     The Company has established financial guidelines for use in evaluating financing proposals. The Company may depart from one or more of the guidelines in underwriting any particular Loan, provided that the Company's Loan portfolio, in the aggregate, is in compliance. The guidelines provide as follows: (i) the property underlying the Loan will have a current appraised value of not less than 25% below the property's estimated replacement cost,
(ii) the principal amount of the Loan (if originated by the Company) or the acquisition price of the Loan (in the case of acquired loans) will be between $1.0 million and $10.0 million, (iii) the ratio of current cash flow to debt service on senior lien loans with respect to the underlying property will be at least 1.25 to 1.0, (iv) the ratio of current cash flow to debt service on both senior loans and the Company's Loan will be at least 1.1 to 1.0, (v) the cash flow from the underlying property will be sufficient to yield a current return on the Company's investment of no less than 10% per year, (vi) the aggregate of all outstanding senior debt may not exceed 75% of the appraised value of the underlying property, and (vii) the aggregate of outstanding senior debt plus the amount of the Company's Loan may not exceed 90% of the appraised value of the underlying property. The "appraised value" of a property for purposes of the guidelines is the estimate by an independent real estate appraiser of the fair market value of the property, taking into account standard valuation methodologies. The Company's estimate as to replacement cost is generally based upon information developed by the Company from developers, contractors and other persons regarding construction costs both generally and with respect to similar properties in the area. Each of the Company's Loans at March 31, 1998 conforms to the guidelines, except for six Loans that exceed a loan-to-value ratio of 90% (all of which were part of the Initial Investments). The
Company's Loan portfolio, in the aggregate, conforms to the guidelines.


     In departing from a particular guideline for any Loan, the Company typically considers factors that would cause the underlying property to be in compliance with the guidelines within a reasonable time following initial funding of the Loan. For example, the Company may depart from the cash flow guidelines where the borrower can demonstrate (through new lease placements or otherwise) that historical cash flow will not be representative of cash flow during the term of the Loan, and may depart from loan-to-value guidelines where the borrower can demonstrate that the application of the Loan proceeds will result in an increase in property value. Notwithstanding the foregoing, these guidelines may be changed by the Board of Trustees without notice to or approval by the shareholders.


Location of Properties Relating to Loans



     The Company intends to finance properties located in metropolitan areas of the United States where there is a significant amount of small, multi-family residential, office and other commercial properties. Initially, the Company anticipates that it will focus its financing activities in Philadelphia, Pennsylvania and the Baltimore/Washington corridor, with a particular emphasis on the Philadelphia metropolitan area as a result of senior management's existing experience and relationships and the presence of property management firms known to the Company (in particular, Brandywine) which can provide localized property management or oversight services to properties underlying the Company's Loans or to the Company's Property Interests. Of the 14 Loans in the Company's portfolio as of March 31, 1998, 12 relate to properties located in the Philadelphia metropolitan area and two are located in the Baltimore/Washington corridor. See "Investment Objectives and Policies -- Existing Investments." The Company is not, however, limited as to the geographic areas in which it may provide Loans and, accordingly, it may provide Loans in metropolitan areas other than Philadelphia and the Baltimore/Washington corridor, in metropolitan areas that do not readily fit the Company's targeted characteristics, or in geographic areas that are outside of metropolitan areas, as appropriate opportunities are identified, and such Loans may (although it is not currently anticipated that they will) constitute a material portion of the Company's investment portfolio.

Types of Properties Relating to Loans



     The Company will focus its financing activities on multi-family residential, office and other commercial properties with property values generally between $2 million and $30 million. The Company may, in appropriate circumstances as determined by the Board of Trustees, provide financing to properties with values outside this range, as is the case with two of the Loans in the Company's portfolio as of March 31, 1998. See "Investment Objectives and Policies -- Existing Investments." It is not anticipated, however, that a significant number of properties will be outside the targeted range. The Company does not normally finance undeveloped property or make loans in situations where construction is involved except where the underlying property (and any additional real property collateral which the Company may require as security) meets the Company's loan-to-value guidelines. See "Investment Objectives and Policies -- Certain Financial Guidelines" and "Risk Factors -- Investment Activity Risks -- Financing Considerations Construction Financing May Increase Repayment Risk." In situations where an underlying property does not meet the Company's cash flow guidelines, the Company will typically require that the developers and their controlling persons personally guarantee the Loan, and that some or all of such persons, individually or in the aggregate, have net worth sufficient to repay the Loan in the event of default. Any such Loan may also condition funding upon the satisfaction of certain property income or occupancy criteria. The Company is not limited in the amount or percentage of its assets it may lend against any category of property. The Company does not, however, generally intend to make loans or investments (including Property Interest investments) the amount of which (together with all other loans or investments by the Company) exceeds (i) with respect to any one property, 5% of the Company's total assets, or (ii) with respect to any one person or its affiliates, 10% of the Company's total assets, excluding the Initial Investments from these guidelines. One of the Company's Initial Investments, which was specifically excluded from the above guidelines (Loan
108), exceeded such guidelines. The loan constitutes 35.4% of the Company's portfolio, by book value, at March 31, 1998. Since acquiring the Initial Investments and through March 31, 1998, the Company has acquired one loan (Loan
114) that exceeded the guidelines. See "Investment Objectives and Policies -- Existing Investments;" see also "Investment Objectives and Policies -- Recent Developments."



Acquisition of Loans at Discount


     The Company focuses on Loans that, because of one or more past defaults under the original loan terms (due to lack of a strong operating history for the underlying property, historical credit or cash flow problems of the borrower or with respect to the underlying property, or other factors), can be acquired at a discount to their outstanding balances and the appraised value of their underlying properties. The Company will not acquire any such loan, however, unless the prior loan holder, property owner or some other party or parties, have taken material steps to resolve the problems to which the loan and its underlying property have been subject and where completion of the resolution process will not involve active intervention by the Company. The Company seeks to acquire loans for which completion of the resolution process will enhance the Company's total return through increased yields or realization of some portion or all of the discount at which they were acquired.


     The Company anticipates that a substantial portion of the Loans it acquires will be obtained from RAI, the Company's sponsor, which specializes in acquiring and resolving mortgage loans. However, the investments that may be acquired from RAI are limited to a maximum of 30% of the Company's investments based upon the Company's cost, excluding the Initial Investments (77.8% of the Company's portfolio, by initial book value). As of March 31, 1998, aside from the Initial Investments, the Company had purchased no loans from RAI and had participated with RAI in one Loan. See "Conflicts of Interest" and "Investment Objectives and Policies -- Existing Investments." For a discussion of certain loans originated with RAI after March 31, 1998, See "Investment Objectives and Policies -- Recent Developments."



Lending Procedures


     Prior to making or acquiring any Loan, the Company conducts an acquisition review. The value of the underlying property is estimated by the Company based upon a recent independent appraisal obtained by the borrower, an independent appraisal obtained by the Company, or valuation information obtained by the Company and thereafter confirmed by an independent appraisal. The Company makes an on-site inspection of the property and, where appropriate, the Company requires further inspections by engineers, architects or property management consultants. The Company may also retain environmental consultants to review potential environmental issues. See "Risk Factors -- Real Property Considerations -- Real Properties With Environmental Problems May Create Liability for the Company." The Company obtains and reviews available rental, expense, maintenance and other operational information regarding the property and prepares cash flow and debt service analyses. For acquired loans, the Company also evaluates the adequacy of the loan documentation (for example, the existence and adequacy of notes, mortgages, collateral assignments of rents and leases, and title policies insuring lien positions) and other available information (such as credit and collateral files), and evaluates the status and efficacy of programs to resolve problems to which the loan or its underlying property may have been subject. The amount which the Company is willing to lend, or the amount of the Company's offer to purchase, is based upon the foregoing evaluations and analyses. The Company may modify these procedures as it deems appropriate in particular situations.

     After originating or acquiring any Loan, the Company follows specified procedures to monitor Loan performance and compliance. On a performing Loan originated by the Company, the borrower is required to supply monthly operating statements and yearly certification of compliance with the terms of the Loan. With respect to acquired Loans, or non-performing Company-originated Loans (and in addition to the above procedures), the Company generally requires that all revenues from the underlying property be paid into an operating account on which the Company is the sole signatory. All expenditures with respect to a property (including debt service, taxes, operational expenses and maintenance costs) are required to be paid from that account and are subject to review and approval by the Company prior to payment. The Company may also require that its approval be obtained before any material contract or commercial lease with respect to the property is executed and that the borrower prepare a budget for the property not less than 60 days prior to the beginning of a year, which must be reviewed and approved by the Company.


Acquisition of Property Interests



     As appropriate, either as part of the Company's investment strategy or for tax planning purposes, the Company may acquire Property Interests. The Company believes that acquiring Property Interests will be advantageous for three primary reasons. First, it gives the Company flexibility in addressing the financial needs and tax situations of borrowers in situations where debt financing may not be appropriate. Second, it provides the Company with the possibility of capital appreciation in addition to the current income realized from its loan portfolio. Third, it assists the Company in its tax planning. It is anticipated that certain of the Loans made by the Company may result in timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. This may increase the amount that the Company must distribute to its shareholders to avoid corporate income tax in such year, although there may be no contemporaneous corresponding receipt of cash by the Company. Depreciation deductions associated with the Company's investments in Property Interests, however, should help offset such adverse tax effects. See "Federal Income Tax Considerations -- Requirements for Qualification Distribution Requirements."

     The Company is not limited in the amount it may invest in Property Interests; however, the Company's acquisition of Property Interests generally will be subject to (and included within) the asset concentration guidelines regarding Loans. See "Investment Objectives and Policies -- Types of Properties Relating to Loans."


     The Company conducts an acquisition review with respect to Property Interests similar to the review the Company conducts in acquiring or originating Loans. See "Investment Objectives and Policies -- Lending Procedures." The Company also requires satisfactory evidence (generally in the form of title insurance) that the Company (if the Company is acquiring the Property Interest directly), or the entity owning the property in which the Company is acquiring an interest, has or will acquire good and marketable title to the property subject only to such encumbrances as are acceptable to the Company.

     The Company intends to acquire Property Interests in the same geographic areas as the properties underlying its Loans. See "Investment Objectives and Policies -- Location of Properties Relating to Loans." The Company is not limited, however, as to the geographic areas in which it may acquire Property Interests. The Property Interests will involve the same types of properties as those for which the Company intends to provide financing. See "Investment Objectives and Policies -- Types of Properties Relating to Loans." The Company does not manage any Property Interests, but retains the services of third-party management companies, including (subject to approval by a majority of the Independent Trustees) Brandywine. (As of March 31, 1998, Brandywine provided real estate management or management supervisory services to 10 properties as to which the Company provided financing.) See "Conflicts of Interest." Brandywine may also be retained by the Company to supervise a local property manager. In instances where Brandywine manages a Property Interest or supervises a local manager, the fees paid to Brandywine and the local manager, in the aggregate, may not exceed the amount customarily charged by property managers in the area for management of comparable properties.


     In addition to acquiring a property directly, the Company may also acquire indirect interests in a property, typically in the form of an interest in a partnership, joint venture or limited liability company owning the property. The Company anticipates that any such interests would be acquired either to provide financing in situations where further debt financing cannot be used, where further debt financing is inappropriate (as, for example, where senior lienors have imposed covenants against further borrowing or against the imposition of junior liens), or where the Company is seeking an equity interest in a property as part of a financing package. The Company will typically require that its interests in any property or entity be preferred over the interests of other owners both as to current distributions and repayment of invested capital. The Company will also typically require that the owners incur no further debt and issue no equity interest of equal rank with or senior to the Company's interest without the Company's consent. However, the Company is not limited in the kinds of equity interests that it may acquire and can, accordingly, acquire interests that are not preferred or permit co-owners of the properties to incur further debt without the Company's consent. See "Risk Factors -- Real Property Considerations -- Investments in Joint Ventures, Partnerships or Other Real Property Interests May Result in Less Control by the Company." The Company will endeavor to structure such investments so that they qualify as real estate assets within the meaning of the Code and so that the income therefrom qualifies as income from interests in real estate within the meaning of the Code. The Company will closely monitor any such investment that does not qualify as a real estate asset so that the Company's qualification as a REIT will not be jeopardized. See "Federal Income Tax Considerations -- Requirements for Qualification." The Company will also closely monitor any such investments so that the Company will not jeopardize its exemption from the registration requirements of the Investment Company Act. See "Risk Factors -- Legal and Tax Risks -- Loss of Investment Company Act Exemption Would Affect the Company Adversely."



Leverage



     The Company intends to finance its investment activities with the proceeds of this Offering and future equity offerings. Although the Company is permitted to leverage its portfolio as a whole (as distinguished from debt relating only to a particular property that is without recourse to the Company) through borrowings, it generally will not do so unless it does not have immediately available capital sufficient to enable it to acquire a particular investment. The Company may also incur recourse debt in order to prevent default under loans senior to the Company's Loan or to discharge senior loans entirely if this becomes necessary to protect the Company's Loan. This may occur if foreclosure proceedings are instituted by the holder of a mortgage interest which is senior to the Company's Loan or if filing a deed-in-lieu of foreclosure upon default of the Company's Loan would constitute a default under a related senior loan. The Company may incur indebtedness in order to assist in the operation of any property financed by the Company and as to which the Company has subsequently taken over operations as a result of default, or to protect its Loan. The Company may also borrow to the extent the Company deems it necessary to meet REIT distribution requirements imposed by the Code. See "Federal Income Tax Considerations Requirements for Qualification -- Distribution Requirements." Debt incurred by the Company may be collateralized by some or all of the Company's assets. The Company anticipates that, in normal operations, it will not exceed a debt to equity ratio of 0.5 to 1.0. For purposes of calculating this ratio, the Company's indebtedness will be equal to all recourse indebtedness of the Company, and equity will be equal to the fair market value of the Company's net assets based upon the most recent appraised value of the properties underlying the portfolio. However, where the Company's Loan is in the form of wraparound financing, the stated principal amount of the Loan for book purposes is increased by the amount of the senior debt to which the underlying property is subject, and the Company records a corresponding liability, even where the sole recourse for the senior debt is to the underlying property. Any such senior debt is not included in calculating the Company's debt to equity ratio. The Company is not limited as to the amount of debt that it may incur, and may have a debt to equity ratio that may from time to time vary substantially from
0.5 to 1.0, if appropriate investment opportunities are presented. See "Risk Factors -- Other Investment Activity Considerations -- Leverage Can Reduce Income Available for Distribution and Cause Losses" and "Investment Objectives and Policies -- Recent Developments."


     In addition to indebtedness that may be incurred by the Company, the properties underlying financing provided by the Company (or the Property Interests acquired by the Company) may be subject to indebtedness existing at the time of the Company's financing or created in connection with the Company's financing. Provided that such indebtedness is without recourse to the Company (but subject to the Company's financial guidelines; see "Investment Objectives and Policies -- Certain Financial Guidelines"), the Company is not subject to limitations in connection with the amount of debt financing pertaining to properties underlying its Loans or Property Interests.


Portfolio Turnover

     The Company does not purchase investments with the intention of engaging in short-term trading. The Company may, however, sell any particular investment and reinvest proceeds (subject to distribution requirements and limitations on asset sales imposed on a REIT by the Code; see "Federal Income Tax Considerations" and "Risk Factors -- Legal and Tax Risks -- Gain on Disposition of Assets Deemed Held for Sale in Ordinary Course Subject to 100% Tax") when it is deemed prudent by the Company's management, regardless of the length of the holding period. In addition, the Company may provide bridge loan financing requiring repayment within a substantially shorter period of time than the Company's other Loans. The Company may reinvest the proceeds of such Loans into new loans or may roll over such bridge loans to permanent financing.


Other Policies


     The Company will not invest in the securities of other issuers for the purpose of exercising control, except to the extent set forth in "Investment Objectives and Policies -- Acquisition of Property Interests," nor will it underwrite securities of other issuers. The Company will not repurchase or otherwise reacquire its Common Shares or other securities, except to the extent set forth in "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer" with respect to certain transfers in violation of the Ownership Limitation. The Company intends to offer securities of the Operating Partnership to sellers of assets to the Company in order to provide those sellers with the opportunity to transfer assets to the Company in a tax-deferred exchange. These policies may be changed by majority vote of the Board of Trustees, including a majority of the Independent Trustees, without shareholder approval or notice. The Company, however, does not currently anticipate any such changes.

Existing Investments

     At March 31, 1998, the Company's investments consisted of one Property Interest and 14 loans or loan participations.


     Property Interest. On March 17, 1998, the Company purchased a property in Rohrerstown, Pennsylvania for $1,655,000. The property, which consists of a 12,630 square foot building on 2.193 acres, is currently being used as a diagnostic imaging center by a subsidiary of a large health care provider. The current tenant has occupied the property since December 1997 and currently pays rent of $169,242 per year (approximately $13.40 per square foot) under a "triple net" lease that terminates on February 28, 2008. The property was renovated for the current tenant by the prior owner; the Company does not anticipate that further renovations will be made for the foreseeable future. Real estate taxes on the property for 1998 are $14,528. The Company's depreciable basis in the property for federal tax purposes (excluding land value) is $1,495,218. The property is being depreciated using the straight-line method based on a 39 year life. As part of its purchase, the Company obtained a right of first refusal on any other sale or lease transactions between the seller/developer and the tenant and the tenant's affiliates. In the opinion of the Company's management, the property is adequately covered by insurance.

Loans

     The following table sets forth certain information regarding each of the Loans as of March 31, 1998:





                     Maturity of                                                            Book Value (4)
                   Loan/Expiration                                          Outstanding     of Investment
                    of Forbearance       Type of                                Loan          Including        Amount of
 Loan Number(1)      Agreement(2)        Property          Location        Receivable(3)     Senior Debt     Senior Debt(5)
----------------  -----------------  ---------------  ------------------  ---------------  ---------------  ---------------
101                   10/31/03       Multifamily      Philadelphia, PA     $  1,624,391     $    796,011      $        --
102                   10/31/03       Multifamily      Philadelphia, PA        1,488,523        1,149,054               --
103                   12/31/04       Office           Arlington, VA           5,857,460        2,563,831          873,309
104                   08/31/04       Multifamily      Philadelphia, PA        5,424,715        3,093,636        1,096,019
105                   09/02/99       Multifamily      Philadelphia, PA        1,620,917          747,267               --
106                   12/02/99       Multifamily      Philadelphia, PA        3,060,311        2,038,435        1,255,030
107                   03/28/01       Multifamily      Philadelphia, PA          726,963          583,926               --
108                   01/01/02       Office           Philadelphia, PA       55,891,549       17,884,324       12,984,323
109                   10/31/99       Multifamily      Philadelphia, PA        1,679,186        1,679,186          884,084
110                   12/31/02       Multifamily      Philadelphia, PA        4,684,094        4,675,675        3,172,022
111                   12/31/02       Retail/Office    Philadelphia, PA        7,530,000        7,385,073        2,500,000
112                   12/31/02       Retail           Philadelphia, PA          900,000          900,000               --
113                   3/01/99        Retail           Philadelphia, PA        1,150,000        1,150,000               --
114                      --          Office           Washington, DC         65,000,000       65,000,000       55,000,000
                                                                           ------------     ------------      -----------
Total Investments in Real Estate Loans                                     $156,638,109     $109,646,418      $77,764,787
                                                                           ============

                  Less senior debt not included
                  on the Company's balance sheet (9)                                          59,056,106       59,056,106
                                                                                            ------------      -----------
                  Net balance included on the
                  Company's balance sheet                                                   $ 50,590,312      $18,708,681
                                                                                            ============      ===========


------------

(1) In January 1998, Loans 101 through 112 were purchased from RAI. Loans 111 and 112 were originated by the Company prior to completion of the IPO and were funded by RAI. Upon completion of the IPO, Loans 111 and 112 were purchased from RAI at RAI's cost. See "-- Recent Developments" below.


(2) Loans 101 through 108 are subject to forbearance agreements which expire on the specified dates. Loans 109 through 113 are not subject to forbearance agreements; the dates specified are the maturity dates of the Loans. Loan 114 has matured; the holder of the loan, RAI, is currently negotiating with the borrower to restructure the terms of the loan.

(3) Consists of the outstanding principal balance of the obligations plus (i) accrued interest and penalties, and (ii) the outstanding balance of senior indebtedness relating to the underlying property, each as of March 31, 1998.

(4) As used in this table, "book value" of an investment means the cost of the investment as carried on the books and records of the Company, plus the amount, as of the date of the Company's acquisition of the investment, of any senior indebtedness to which the property was subject, and including
    (a) all acquisition costs and expenses, (b) subsequent advances, if any, made by the Company and (c) amounts representing accretion of discount by the Company.


(5) Outstanding balance of all senior indebtedness relating to the underlying property as of March 31, 1998.

(6) The Company retained independent appraisal firms (Joseph Dennis Pasquarella & Co. with respect to Loans 101, 102, 104, 107, 109 and 110; Johnson, McClellan, Sullins & Page with respect to Loan 103; M. Richard Cohen (who is not related to Betsy Z., Edward E. or Jonathan Z. Cohen) with respect to Loans 105, 106 and 108; Louis A. Iatarola Realty Appraisal Group, Ltd. with respect to Loans 111, 112 and 113; and John Poole and Associates with respect to Loan 114) to appraise the properties underlying the Loans. The purpose of the appraisals was to develop an estimate of the fair market value of each of the properties appraised. The appraisals were conducted in February, July, August, September and October 1997, and March and May

                                                           Monthly
                       Value of         Ratio of        Revenues from        Ratio of
 Appraised Value      Investment       Senior Debt        Operations       Cash Flow to
  of Underlying      to Appraised     to Appraised        or Monthly       Senior Debt
   Property(6)           Value            Value        Debt Service(7)      Service(8)
-----------------   --------------   --------------   -----------------   -------------
   $    900,000          88%                0%             $  6,158       n/a
      1,200,000          96%                0%                9,985       n/a
      2,800,000          92%               31%               15,376       2.92
      3,200,000          97%               34%               15,024       2.41
        800,000          93%                0%                7,756       n/a
      2,200,000          93%               57%                9,178       1.89
        600,000          97%                0%                5,199       n/a
     34,000,000          53%               38%               64,487       2.33
      2,700,000          62%               33%               12,324       3.01
      5,725,000          82%               55%               23,307       1.83
      8,400,000          88%               30%               40,230       3.11
      2,200,000          41%                0%                7,950       n/a
      2,320,000          50%                0%                9,583       n/a
     98,000,000          66%               56%               83,333       1.43
   ------------          --                --              --------       ----
   $165,045,000          66%               47%             $309,891       1.79
   ============          ==                ==              ========       ====




    1998. The appraised values generally were developed based on consideration of the cost, sales comparison and income valuation methods. The cost method determines a value based upon the market value of the land plus the depreciated replacement cost of the improvements. The sales comparison method analyzes sales of other going-concern properties in comparison to the subject properties and assumes that purchaser and seller are willing, knowledgeable and uncoerced, and that a reasonable time is allowed for exposure of the property in the market. The income method develops a going-concern value of the subject properties by determining the projected operating income from historical revenue and expense data, and multiplying that income by a factor determined by the appraiser as representing a rate of return on investment that the current market would find acceptable in investments of a like kind, adjusted for such factors as returns on other investment media, liquidity risk and similar matters. After determining value estimates using the three different methods, the appraisers analyze the estimates in light of information regarding the property under consideration, which typically include one or more factors such as property location, age, use and condition (interior and exterior), leasing information, highest and best use (that is, the use of the property which is physically possible, appropriately supported, financially feasible and which results in the highest value) and other factors, and reconcile the valuation estimates into a final valuation opinion. Operating data, financial data and legal descriptions of the properties provided to the appraisers by the Company or the prior or current owners thereof were assumed by the appraisers to be accurate and correct. The appraisers also assumed that (i) legal title to the properties is good and marketable,
    (ii) the improvements on the properties do not encroach on adjacent land,
    (iii) economic conditions existing at the time of the appraisals will continue, (iv) the properties are managed competently and are in the hands of responsible ownership and (vi) there are no hidden conditions or environmental problems. As a consequence of the foregoing, caution should be exercised in evaluating appraisal results. An appraisal is only an estimate of value and should not be relied upon as a precise measure of realizable value.

(7) Amounts set forth with respect to Loans 101 through 107 represent the monthly revenues from operations for the underlying properties. Amounts set forth for Loans 108 through 114 represent the monthly debt service required to be paid on the loans. With respect to Loans 108 through 114, the monthly revenues from operations with respect to the underlying properties are $174,800, $15,400, $23,200, $44,000, $12,500, $19,000 and
    $272,000, respectively. For purposes of this table, (i) "Monthly Revenues from Operations" consist of the monthly rent roll as of March 31, 1998 with respect to the underlying property less operating expenses, including real estate and other taxes pertaining to the underlying property and its operation and less interest on senior debt, but before depreciation, amortization and capital expenditures; and (ii) "Monthly Debt Service" is the stated amount of interest and principal payable monthly under the terms of the loan. Monthly revenues from operations are set forth where, pursuant to forbearance agreements or the terms of the loan documents, the holder of the loan has the right to receive all net cash flow from the underlying properties as payment of debt service on the loans while monthly debt service is set forth where the stated monthly debt service under the terms of the loan is less than monthly revenues from operations.



(8) Consists of monthly revenues from operations before interest on the senior indebtedness divided by the monthly payment of principal and interest required under the senior indebtedness. The amount set forth with respect to Loan 114 includes the additional principal payments due on the senior debt in an amount equal to 50% of the net cash flow from the underlying property. Were such additional principal payments not included in the calculation, the ratio would be 2.54.


(9) Where a Loan is a wraparound loan, the face amount of the Loan is increased by the amount of the senior debt at the date of the investment, and the Company records a corresponding liability in the amount of the senior debt, notwithstanding that the sole recourse of the senior lender may be only to the property underlying the financing.

     The following is a description of certain of the material terms of the
Loans:


     Loan 101. Loan evidenced by a note in the original principal amount of $1,080,000, secured by a first mortgage on multi-family residential property located in Philadelphia, Pennsylvania, bearing interest at 12% per year. The Company's purchase price for the Loan was $786,000. The Loan was in default under its original terms at the time it was acquired by RAI in June 1992. The forbearance agreement with respect to this Loan will terminate on October 31, 2003 when all principal, accrued interest and other amounts become due and payable. Pursuant to the forbearance agreement, (i) the Company has agreed, subject to receiving specified minimum monthly payments, to defer exercise of existing rights to proceed on the Loan (which is in default relative to its initial underwriting), including the right of foreclosure, (ii) the Company directly receives rents from the underlying property and (iii) the borrower has agreed to retain a property management company acceptable to the Company. Brandywine currently acts as the property manager. The Loan is currently performing under the forbearance agreement. Under the loan documents, the Company (i) holds a deed-in-lieu of foreclosure, which may be recorded upon default by the borrower, and (ii) may replace the manager of the property. Tenants at the property currently pay rents directly to the Company.

     Loan 102. Loan evidenced by a note in the original principal amount of $1,312,000, secured by a first mortgage on multi-family residential property located in Philadelphia, Pennsylvania, bearing interest at an annual rate of 2.5% over the monthly national median annualized cost of funds for SAIF-insured institutions as announced by the Federal Deposit Insurance Corporation with a minimum rate of 8.5% and a maximum rate of 14.5% (which, as of March 31, resulted in an interest rate of 8.5%). The Company's purchase price for the Loan was $1,140,000. The Loan was in default under its original terms at the time it was acquired by RAI in May 1993. The forbearance agreement with respect to this Loan will terminate on October 31, 2003 when all principal, accrued interest and other amounts become due and payable. Pursuant to the forbearance agreement, (i) the Company has agreed, subject to receiving specified minimum monthly payments, to defer exercise of existing rights to proceed on the Loan, including the right of foreclosure, (ii) the Company directly receives rents from the underlying property and (iii) the borrower has agreed to retain a property management company acceptable to the Company. Brandywine currently acts as the property manager. The Loan is currently performing under the forbearance agreement. Under the loan documents, the Company (i) holds a deed-in-lieu of foreclosure, which may be recorded upon default by the borrower, and (ii) may replace the manager of the property. Tenants at the property currently pay rents directly to the Company.

     Loan 103. Loan evidenced by a note in the original principal amount of $4,812,000, bearing interest at an annual rate of 0.5% over the Maryland National Bank prime rate (which, as of March 31, resulted in an interest rate of 9.0%). The Company's purchase price for the Loan was $1,676,294. The Loan was in default under its original terms at the time it was acquired by RAI in December 1994. The forbearance agreement with respect to this loan will terminate on December 31, 2004 when all principal, accrued interest and other amounts become due and payable. Pursuant to the forbearance agreement, (i) the Company has agreed, subject to receiving specified minimum monthly payments, to defer exercise of existing rights to proceed on the loan, including the right of foreclosure, (ii) the Company directly receives rents from the underlying property and (iii) the borrower has agreed to retain a property management company acceptable to the Company. The Loan is currently performing under the forbearance agreement. Brandywine currently acts as the property manager. The Loan is subject to senior indebtedness held by an unaffiliated third party in the form of a first mortgage loan in the amount of $873,309 on an office property located in Arlington, Virginia. Under the loan documents, the Company
(i) holds a deed-in-lieu of foreclosure with respect to the property, which may be recorded upon default by the borrower, and (ii) may replace the manager of the property. Moreover, the terms of the senior indebtedness restrict the borrower from incurring any other indebtedness (except trade indebtedness) or encumbrances upon the property without the consent of the senior lender. Tenants of the property currently pay rents directly to the Company.


     Loan 104. Loan evidenced by a note in the original principal amount of $3,559,000, bearing interest at annual rate of 2% over the yield of one-year United States Treasury Securities (which, as of March 31, resulted in an interest rate of 7.5%). The Company's purchase price the Loan was $1,973,725. The Loan was in default under its original terms at the time it was acquired by RAI in July 1994. The forbearance agreement with respect to this loan will terminate on August 31, 2004, when all principal, accrued interest and other amounts become due and payable. Pursuant to the forbearance agreement, (i) the Company has agreed, subject to receiving specified minimum monthly payments, to defer exercise of existing rights to proceed on the Loan, including the right of foreclosure, (ii) the Company directly receives rents from the underlying property and (iii) the borrower has agreed to retain a property management company acceptable to the Company. The Loan is currently performing under the forbearance agreement. Brandywine currently acts as the property manager. The Loan is subject to senior indebtedness held by an unaffiliated third party in the form of a first mortgage loan on a multi-family residential property located in Philadelphia, Pennsylvania, in the amount of $1,096,019. Under the loan documents, the Company (i) holds a deed-in-lieu of foreclosure with respect to the property, which may be recorded upon default by the borrower, and (ii) may replace the manager of the property. Moreover, the terms of the senior indebtedness restrict the borrower from incurring any other indebtedness (except trade indebtedness) or encumbrances upon the property without the consent of the senior lender. Tenants of the property currently pay rents directly to the Company.

     Loan 105. Loan evidenced by a note in the original principal amount of $1,211,000, secured by a first mortgage on a multi-family residential property located in Philadelphia, Pennsylvania, bearing interest at 12.5%. The Company's purchase price for the Loan was $735,000. The Loan was in default under its original terms at the time it was acquired by RAI in September 1994. The forbearance agreement with respect to this loan terminates on September 2, 1999, when all principal, accrued interest and other amounts become due and payable. Pursuant to the forbearance agreement, (i) the Company has agreed, subject to receiving specified minimum monthly payments, to defer exercise of existing rights to proceed on the Loan, including the right of foreclosure, (ii) the Company receives rents directly from the underlying property and (iii) the borrower has agreed to retain a property management company acceptable to the Company. Brandywine currently acts as the property manager. The Loan is currently performing under the forbearance agreement. In addition, under the loan documents the Company (i) holds a deed-in-lieu of foreclosure with respect to the underlying property, which may be recorded upon default by the borrower, and (ii) may replace the manager of the property. Tenants at the property currently pay rents directly to the Company.


     Loan 106. Loan evidenced by notes in the original aggregate principal amount of $1,695,000, bearing interest at varying annual rates from 12% to 14% per year. The Company's purchase price for the Loan was $749,928. The Loan was in default under its original terms at the time it was acquired by RAI in December 1994. The forbearance agreement with respect to this Loan terminates on December 2, 1999 when all principal, accrued interest and other amounts become due and payable. Pursuant to the forbearance agreement, (i) the Company has agreed, subject to receiving specified minimum monthly payments, to defer exercise of existing rights to proceed on the Loan, including the right of foreclosure, (ii) the Company receives rents directly from the underlying property and (iii) the borrower has agreed to retain a property management company acceptable to the Company. The Loan is currently performing under the forbearance agreement. Brandywine currently acts as the property manager. The Loan is subject to senior indebtedness held by an unaffiliated third party in the form of a first mortgage loan on a multi-family residential property located in Philadelphia, Pennsylvania, in the amount of $1,255,030. Under the loan documents, the Company (i) holds a deed-in-lieu of foreclosure with respect to the property, which may be recorded upon default by the borrower, and (ii) may replace the manager of the property. Moreover, the terms of the senior indebtedness restrict the borrower from incurring any other indebtedness (except trade indebtedness) or encumbrances upon the property without the consent of the senior lender. Tenants of the property currently pay rents directly to the Company.


     Loan 107. Loan evidenced by a note in the original principal amount of $600,000, secured by a first mortgage on a multi-family residential property located in Philadelphia, Pennsylvania, bearing interest at an annual rate of 12%. The Company's purchase price for the Loan was $580,000. The Loan was in default under its original terms at the time it was acquired by RAI in March 1996. The forbearance agreement with respect to this Loan terminates on March 28, 2001 when all principal, accrued interest and other amounts become due and payable. Pursuant to the forbearance agreement, (i) the Company has agreed, subject to receiving specified minimum monthly payments, to defer exercise of existing rights to proceed on the Loan, including the right of foreclosure,
(ii) the Company receives rents directly from the underlying property and (iii) the borrower has agreed to retain a property management company acceptable to the Company. The Loan is currently performing under the forbearance agreement. Brandywine currently acts as the property manager. Under the loan documents, the Company (i) holds a deed-in-lieu of foreclosure, which may be recorded upon default by the borrower, and (ii) may replace the manager of the property. Tenants at the property currently pay rents directly to the Company.


     Loan 108. Wraparound participation in the amount of $4.9 million in a loan evidenced by notes in the original aggregate principal amount of $40,906,000 bearing interest at an annual rate of 8% and secured by a first mortgage on an office property located in Philadelphia, Pennsylvania. RAI is the holder of the loan. The Company's participation interest is subject to a senior participation held by an unaffiliated third party in the amount of $12,984,323 with interest at an annual rate of 9%. The participation agreement with RAI was recently amended to provide that (i) interest is payable on the Company's interest at an annual rate of 10.85% and (ii) the Company is entitled to 5% of all collections received by RAI with respect to the loan (less payments due pursuant to the senior participation interest) in excess of $25.0 million but less than $34.0 million and 35% of all collections in excess of $34.0 million. The loan was in default under its original terms at the time it was acquired by RAI in December 1996. The forbearance agreement with respect to this loan terminates on January 1, 2002 (or January 1, 2009 if the borrower exercises an option to extend), when all principal, accrued interest and other amounts become due and payable. Pursuant to the forbearance agreement, (i) the holder has agreed, subject to receiving specified minimum monthly payments, to defer exercise of existing rights to proceed on the loan (which is in default relative to its initial underwriting), including the right of foreclosure, and (ii) the borrower has agreed to retain a property management company acceptable to the holder. The Loan is currently performing under the forbearance agreement. Under the loan documents, (i) the holder may record a deed to the property, which is held in escrow, on the occurrence of certain defaults, (ii) the holder may assume operating control of the property under certain conditions and (iii) certain principals of the borrower may be subject to limited personal recourse under certain circumstances. The loan may be paid in full by the borrower by (i) payment to the holder of a specified amount of cash (currently $29.0 million but increasing in 1999 and thereafter) and (ii) giving the holder a preferred partnership interest entitling the holder to all net cash flow from the property to specified limits (currently $10.0 million, but increasing in 1999 and thereafter).


     Loan 109. Loan evidenced by a note in the original principal amount of $765,000, bearing interest at an annual rate of 18% until October 31, 1999, when all principal, accrued interest and other amounts become due and payable. The Company's purchase price for the Loan was $765,000. The Loan is subject to senior indebtedness held by an unaffiliated third party in the form of a first mortgage loan on a multi-family residential property located in Philadelphia, Pennsylvania, in the amount of $884,084. Under the loan documents, the Company
(i) holds a deed-in-lieu of foreclosure with respect to the property, which may be recorded upon default by the borrower, and (ii) may replace the manager of the property. Brandywine currently acts as property manager.

Moreover, the terms of the senior indebtedness restrict the borrower from incurring any other indebtedness (except trade indebtedness) or encumbrances upon the property without the consent of the senior lender. Tenants of the property currently pay rents directly to the Company.


     Loan 110. Loan evidenced by a note in the original principal amount of $4,627,000, bearing interest at annual rate of 18.0% until December 31, 2002 when all principal, accrued interest and other amounts become due and payable. The Company's purchase price for the Loan was $1,500,817. The Loan is subject to senior indebtedness held by an unaffiliated third party in the form of a first mortgage loan on a multi-family residential property located in Philadelphia, Pennsylvania in the amount of $3,172,022. Under the loan documents, the Company (i) holds a deed-in-lieu of foreclosure with respect to the property, which may be recorded upon default by the borrower, and (ii) may replace the manager of the property. Brandywine currently acts as property manager. Moreover, the terms of the senior indebtedness restrict the borrower from incurring any other indebtedness (except trade indebtedness) or encumbrances upon the property without consent of the senior lender. Tenants of the property currently pay rents directly to the Company.

     Loan 111. Participation in the amount of $4,880,000 in loans evidenced by notes in the aggregate original principal amount of $7,380,000, bearing interest at annual rates of 9.7% with respect to $6,080,000 of the original principal amount and 11% with respect to $1,300,000 of the original principal amount. The participation interest is subject to the senior secured interest of RAI in the amount of $2.5 million. RAI is entitled to receive, from payments made on the loan, interest at an annual rate of 10%. The Company may, at any time, purchase RAI's senior interest for its then outstanding principal balance, plus accrued interest thereon, if any. The notes are secured by first and second mortgages on a retail/office property in Philadelphia, Pennsylvania and mature December 31, 2002. With respect to the $1,300,000 note, the borrower must make an additional interest payment of $50,000 at the time the loan is repaid. In addition, the loan provides for the Company to receive a participation of the greater of $100,000 or the increase in value of the property over the current appraised value equal to 25% of the first $600,000 of such appreciation and 15% of any additional appreciation, payable on the sale or refinancing of the underlying property or at maturity of the loan. The loan documents provide that the holder of the loan holds a deed-in-lieu of foreclosure which may be recorded upon default by the borrower. All tenants of the property pay rents directly to the holder of the loan. See also "Investment Objectives and Policies -- Recent Developments."

     Loan 112. Loan evidenced by a note in the original principal amount of $900,000 bearing interest at an annual rate of 10.6%. The note is secured by a first mortgage on four retail properties in Philadelphia, Pennsylvania and matures December 31, 2002. The loan documents provide that the Company holds a deed-in-lieu of foreclosure which may be recorded upon default by the borrower. All tenants of the property pay rents directly to the Company. See also "Investment Objectives and Policies -- Recent Developments."

     Loan 113. Original loan evidenced by a note in the original principal amount of $1,150,000 and bearing interest at 10% per year. The Company received additional interest of $75,000 at the time of closing. The Loan is secured by a first mortgage on a retail property used as a health club, an assignment of leases and rents, and personal guaranties of the borrower's principals. The Loan matures on March 1, 1999. In addition, the Company holds a deed-in-lieu of foreclosure, which may be recorded upon default by the borrower and/or the guarantors.

     Loan 114. Participation in the amount of $10,000,000 in a loan evidenced by notes in the original aggregate principal amount of $80,000,000 and bearing interest at 15%. The loan was in default at the time of its acquisition in March 1998 shortly before the borrower's bankruptcy plan of reorganization became final. Pursuant to such plan, the holder of the loan is entitled to all monthly net cash flow from the property. The loan is secured by a first mortgage on an office building. Title to the loan is held by RAI and the property is currently managed by Brandywine. The participation interest is subject to RAI's repayment to an unaffiliated third party of purchase money financing in the amount of $55,000,000. RAI pledged the $80,000,000 loan to secure its repayment of the acquisition loan. The Company's participation interest entitles it to receive
(i) a 10% return on its participation interest, subject only to debt service payments on RAI's acquisition indebtedness and (ii) the first $10.0 million of principal payments from the loan after RAI repays its acquisition indebtedness. In addition, the Company received additional interest of $512,000. All tenants of the property pay rents directly into an account owned by RAI but pledged to RAI's acquisition lender and restricted from any other use until all payments due under RAI's acquisition debt are paid. Because RAI's repayment of the acquisition loan is secured by the $80,000,000 loan, the

Company's participation interest could be materially impaired if RAI defaults under its acquisition loan. The Company believes the possibility of a default is remote because (i) the minimum rents collectible each month from the underlying property exceed RAI's acquisition debt service by approximately 123% and (ii) the self-effectuating method by which RAI's acquisition lender receives its debt service payments.


Recent Developments


     In January 1998, the Company completed the IPO, which, together with 500,000 Common Shares sold simultaneously to RAI (as the Company's sponsor), resulted in the Company obtaining $46.5 million of net proceeds. As of March 31, 1998, the Company had utilized $31.75 million of these proceeds in the acquisition or origination of 14 loans. In addition, the Company purchased a property in Rohrerstown, Pennsylvania for $1,655,000. See "Investment Objectives and Policies - Existing Investments." After the end of the first quarter and through the date of this Prospectus, the Company originated one additional loan, agreed to permit partial prepayment of Loan 111 and complete repayment of Loan 112 and commenced negotiations with respect to two other related loans. The following is a description of certain of the material terms of these transactions:

     Loan 115. Participation in the amount of $16,000,000 in a loan evidenced by a note in the original principal amount of $17,300,000 bearing interest at the annual rate of 10.8%. The Company is the named holder of the loan. RAI owns a junior secured participation interest in the amount of $1,300,000 (the "Subordinate Interest"). The loan matures on April 16, 1999, unless on or before that date the borrower obtains senior financing in the amount of $12,000,000 and the loan is converted into a wraparound loan, as described below. Interest payments on the Company's participation interest, calculated at 11% per annum, are due monthly. In addition, additional interest on the note is payable (or was paid) to the Company as follows: (i) $160,000 was paid to the Company at the time of closing and (ii) 80% of the net cash flow from the underlying property (after payment of the monthly interest payments) is payable monthly (the other 20% is payable to the Subordinate Interest). Under the terms of the note, $260,000 in additional interest is accrued annually and payable on the maturity date; pursuant to the terms of the participation agreement between the Company and RAI, this additional annual interest is for the account of the Subordinate Interest. The loan is secured by a first mortgage on an apartment complex located in Forestville, Maryland. Under the loan documents, the Company (i) holds a deed-in-lieu of foreclosure with respect to the property, which may be recorded upon default by the borrower, (ii) may replace the manager of the property upon an event of default and (iii) receives all rents from the property directly into a bank account controlled by the Company. An affiliate of the borrower currently manages the property. On or before April 16, 1999, the borrower is required to obtain new first mortgage financing in the amount of $12,000,000; if the borrower fails to obtain such financing acceptable to the Company, the loan matures and all principal and interest becomes due and payable. In the event the borrower obtains such senior financing, the loan will convert to a wraparound loan (the "Wrap Loan") whose maturity date is the maturity date of the senior financing. The Company's interest in the Wrap Loan will entitle it to: (i) monthly interest payments calculated at a rate per annum equal to the rate of interest per annum on the senior financing plus 5.5%, (ii) additional interest, payable monthly, in an amount equal to 62.5% of net cash flow from the underlying property multiplied by 80% (the other 20% is payable to the Subordinate Interest) and (iii) additional interest, payable at maturity, in an amount equal to 50% of the difference between the appraised fair market value of the property and $19,900,000. Simultaneously with the closing of the senior financing and the conversion of the loan to the Wrap Loan, the borrower is required to deliver to the Company a recordable, title-insured purchase option entitling the Company to purchase the property in the event of a default under the Wrap Loan for a purchase price equal to the outstanding balance on the senior financing at the time of default. CB Commercial Real Estate Group, Inc. conducted an appraisal of the property in April 1998, determining that its fair market value is $19,500,000. (An appraisal is only an estimate of value and should not be relied upon as a precise measure and realizable value. For a description of appraisal methods, see note 6 to the table above under "-- Existing Investments -- Loans.") The Company financed the loan with a $12,000,000 loan from an unaffiliated third party, bearing interest at an annual rate equal to LIBOR plus 2.25% (the "Interim Loan"). The Interim Loan is secured by a pledge of the $17,300,000 note and related loan documents. The Interim Loan matures on May 25, 1999. The Company anticipates that the Interim Loan lender will provide the senior financing to the borrower under the $17,300,000 loan on or before the loan's April 1999 maturity date.

     Loans 111 and 112. In May 1998, the Company permitted the borrower to partially prepay Loan 111 and to prepay Loan 112 in full on the following terms: (i) with respect to Loan 111, the borrower paid to the Company the $50,000 additional interest required upon repayment of the Loan, $176,250 in satisfaction of the Company's participation in the appreciation on the underlying property, all accrued and unpaid interest, and principal in the amount of $5,380,000, and (ii) with respect to Loan 112, all outstanding amounts under the Loan, including accrued and unpaid interest, were paid in full plus an advance yield maintenance payment in the amount of $66,920. In addition, the Company received a 5% participation interest in the distributions made by the borrower to its partners (including fees payable to such partners or their affiliates for services performed on behalf of the borrower) from existing uses or future development of the real estate owned by the borrower, comprised of the five properties which secured the original Loans and an adjacent parcel. The borrower executed a new first mortgage note in the original principal amount of $2,000,000 bearing interest at the rate of 15%. The note matures on November 30, 2001 and is not prepayable. The Company released the second mortgage liens on the properties underlying Loan 111 (but retained its first mortgage lien) and released the first mortgage lien on the property underlying Loan 112. The Company continues to hold a deed-in-lieu of foreclosure with respect to Loan 111 and tenants of the property will pay rents directly to the Company. RAI's senior participation interest in Loan 111 was repaid in full at the time of the restructuring closing.

     Proposed Loan 116. The Company is currently negotiating two related loans in the aggregate principal amount of approximately $10,000,000. The proposed terms of the loans, pursuant to the Company's written proposal dated March 19, 1998, are as follows. One loan, in the approximate amount of $2,400,000, will be evidenced by a wraparound note in the original principal amount of approximately $26,400,000 and secured by (i) a wraparound second mortgage on a shopping center in Philadelphia, Pennsylvania, (ii) a second priority assignment of leases and rents, and (iii) a recordable, title-insured purchase option entitling the Company to purchase the property in the event of a default for a purchase price equal to the outstanding balance on the senior loan at the time of the default (the "Mortgage-Secured Loan"). An unaffiliated third party owns a first mortgage loan on the property, in the original principal amount of $24,000,000. The other loan, in the approximate amount of $7,600,000, will be secured by a pledge of the stock of the Mortgage-Secured Loan borrowers (the "Stock-Secured Loan" and, collectively with the Mortgage-Secured Loan, "Proposed Loan 116"). Proposed Loan 116 will bear interest at 11% per annum and will mature on April 1, 2007, when all principal, accrued interest and other amounts will be due and payable. Additional interest on Proposed Loan 116 will be payable to the Company as follows: (i) advance interest in an amount equal to 1% of Proposed Loan 116 will be due at the closing and (ii) at maturity or upon refinancing, an amount equal to 25% of the difference between the then fair market value of the property and $40,000,000 (but such Appreciation Interest cannot exceed $40,000,000 multiplied by a compounded annual rate of 3% for each year, or part thereof, that Proposed Loan 116 is outstanding) will be payable. The borrowers will be permitted to repay either of the loans in cash at maturity or to sell the underlying property to the Company for a purchase price equal to (i) the fair market value thereof less (ii) the amount due under Proposed Loan 116 less (iii) the amount that would otherwise be due pursuant to the Company's Appreciation Interest. The purchase price may be paid, at the borrowers' discretion, in cash or by a tax-deferred exchange of marketable securities of the Operating Partnership (or an affiliate of the Operating Partnership) having a fair market value equal to the purchase price for the stock of the Mortgage-Secured Loan borrowers. The Company expects to close Proposed Loan 116 before the end of its second fiscal quarter. However, there can be no assurance that Proposed Loan 116 will close at all or that the terms thereof will not be modified.


Certain Legal Aspects of Real Property Loans and Investments


     The Company primarily originates or acquires Loans and, to a lesser extent, Property Interests. There are a number of legal considerations involved in the origination and acquisition of Loans and Property Interests and the foreclosure and sale of defaulted Loans. The following discussion provides general summaries of certain legal aspects of real estate loans and real property. Because such legal aspects are governed by applicable state law (which laws vary from state to state), the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all states. The summaries are not based upon opinions of counsel, either as to the general content thereof or as to the laws of any particular state. Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of the states where the property is located.


     General. Each existing Loan is, and all future Loans will be, evidenced by a note or bond and typically will be collateralized by an instrument granting a security interest in real property, which may be a mortgage, deed of trust, deed to secure debt or similar instrument, depending upon the prevailing practice and law in the state in which the underlying property is located. Mortgages, deeds of trust, deeds to secure debt and similar instruments are herein collectively referred to as "mortgages" (except for the specific discussion of mortgages in the following paragraph). As of March 31, 1998, nine of the Company's Loans (80.2% of the Company's portfolio, by book value) were secured by mortgages and five of the Loans were secured by deeds-in-lieu of foreclosure. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers. As of March 31, 1998, six of the Company's mortgage-secured Loans (10.5% of the Company's portfolio, by book value) were first lien mortgage Loans, three were subordinate participation interests in first mortgage loans (69.7% of the Company's portfolio, by book value) and five (19.8% of the Company's portfolio, by book value) were subordinate Loans secured by deeds-in-lieu of foreclosure. See "Investment Objectives and Policies -- Certain Legal Aspects of Real Property Loans and Investments -- Foreclosure" and " -- Bankruptcy Laws."

     Types of Mortgage Instruments. There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the subject property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties: the grantor (the borrower) conveys title to the real property to the grantee (the lender), generally with a power of sale, until such time as the debt is repaid. A deed-in-lieu of foreclosure is a deed, conveying title to the property, given by the owner of the property to the lender. The lender has the right to record the deed upon a loan default, thus acquiring title to the property without instituting foreclosure proceedings. The mortgagee's authority under a mortgage, the trustee's authority under a deed of trust, the grantee's authority under a deed to secure debt and the grantee's authority under a deed-in-lieu of foreclosure are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary. As of March 31, 1998, one of the mortgage-secured Loans (Loan
114) is secured by a deed of trust and five of the Loans are secured by deeds-in-lieu of foreclosure.

     Leases and Rents. Mortgages that encumber income-producing property often contain an assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower's right, title and interest as landlord under each lease and the income derived therefrom, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents. As of March 31, 1998, each of the mortgage-secured Loans is also secured by an assignment of rents and leases. In addition, each of such Loans (except for Loan 108) requires that all income from the underlying property be paid to the lender.

     The potential payments from a property may be less than the periodic payments due under the mortgage. For example, the net income that would otherwise be generated from the property may be less than the amount that would be needed to service the debt if the leases on the property are at below-market rents, the market rents have fallen since the original financing, vacancies have increased, or as a result of excessive or increased maintenance, repair or other obligations to which a lender succeeds as landlord. The properties underlying Loans 101 through 110 and Loan 114 are not currently generating income sufficient to pay the debt service under the original loan terms. However, each of such properties is generating revenues sufficient to pay debt service required under the forbearance arrangements. The remainder of the Company's existing Loans are performing in accordance with their loan terms.

     Condemnation and Insurance. The form of the mortgage or deed of trust used by many lenders confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgagee or beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the mortgagee or beneficiary under the senior mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the indebtedness secured by the senior mortgage or deed of trust. Proceeds in excess of the amount of senior mortgage indebtedness will, in most cases, be applied to the indebtedness of a junior mortgage or deed of trust to the extent the junior mortgage or deed of trust so provides (subject, however, to any inter-creditor agreements). The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance and partial condemnation awards to the secured indebtedness. In such states, the mortgagor or trustor must be allowed to use the proceeds of hazard insurance to repair the damage unless the security of the mortgage or beneficiary has been impaired. Similarly, in certain states, the mortgagee or beneficiary is entitled to the award for a partial condemnation of the real property security only to the extent that its security is impaired. The laws of the states in which the properties securing the existing financings are located do not contain these limitations.

     Foreclosure. Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

     Two primary methods of foreclosing a mortgage are judicial foreclosure (the method applicable to the mortgage-secured Loans existing as of March 31, 1998, except for Loan 114 which is secured by a deed of trust), involving court proceedings, and non-judicial foreclosure pursuant to a power of sale granted in the mortgage instrument (the method applicable to Loan 114). Other foreclosure procedures are available in some states, such as strict foreclosure, but they are either infrequently used or available only in limited circumstances. Through March 31, 1998, the Company had not been involved in any foreclosure proceedings.

     A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon the property owner and all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. A foreclosure action may be subject to most of the delays and expenses of other lawsuits if defenses are available and are raised or counterclaims are interposed. When the lender's right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

     Foreclosure of a deed of trust is generally accomplished by a non-judicial trustee's sale pursuant to a power of sale granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust generally allows a non-judicial public sale to be conducted following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender' expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods. An action to halt a non-judicial foreclosure might be brought if valid defenses to such foreclosure exist.

     United States courts have often applied general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent the court considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lenders' and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclosure in the case of a non-monetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. However, there can be no assurance that these principles will be applied.

     In a majority of states (excluding Pennsylvania with respect to mortgages on properties of the type underlying the Company's existing investments), after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. In some states, the borrower retains possession of the property during the statutory redemption period. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee's sale under a deed of trust.

     Many Loans acquired or originated by the Company (including 13 of the 14 Loans as of March 31, 1998) are likely to be nonrecourse loans, as to which recourse in the case of default will be limited to the property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower's other assets, a lender's ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting such security; however, in some of those states, the lender, following judgment on such personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists may choose to proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

     Bankruptcy Laws. Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) to collect a debt are automatically stayed upon the filing of the bankruptcy petition and, often, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences thereof caused by such automatic stay can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out such junior lien.

     Under the Bankruptcy Code, provided certain substantive and procedural safeguards protective of the lender are met, the amount and terms of a mortgage loan secured by a lien on property of the debtor may be modified under certain circumstances. For example, the outstanding amount of the loan may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender's security interest) pursuant to a confirmed plan or lien avoidance proceeding, thus leaving the lender a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Under certain circumstances, a plan can be confirmed which provides for little or no payment for the unsecured claim for deficiency. Other modifications may include a reduction in the amount of each scheduled payment, by means of a reduction in the rate of interest or alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and by an extension (or shortening) of the term to maturity.

     Federal bankruptcy law may also have the effect of interfering with or affecting the ability of the secured lender to enforce the borrower's assignment of rents and leases related to the mortgaged property. Under section 362 of the Bankruptcy Code, the lender will be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue could be time-consuming, with resulting delays in the lender's receipt of the rents. In addition, the Bankruptcy Code has been amended to provide that a lender's perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary "based on the equities of the case."

     In a bankruptcy or similar proceeding, action may be taken seeking the recovery, as a preferential transfer, of any payments made by the mortgagor under the related mortgage loan to the owner of such mortgage loan. Payments on long-term debt may be protected from recovery as preferences to the extent the lender is oversecured or if they are payments in the ordinary course of business made on debts incurred in the ordinary course of business. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

     A trustee in bankruptcy, in some cases, may be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may also have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide a mortgagor with means to halt a foreclosure proceeding or sale and to force a restructuring of a mortgage loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, in unusual circumstances, if the court finds that actions of the mortgagee have been harmful to the unsecured creditors and are in bad faith or highly unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors.

     The Company's acquisition of Property Interests may be affected by many of the considerations applicable to mortgage lending. For example, the Company's ability to derive income from real property will generally be dependent on its receipt of rent payments under leases of the related property. The ability to collect rents may be impaired by the commencement of a bankruptcy proceeding relating to a lessee under such lease. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a lessee results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the lease that occurred prior to the filing of the lessee's petition. In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court, (i) assume the lease and retain it or assign it to a third party or (ii) reject the lease. If the lease is assumed, the trustee or debtor-in-possession (or assignee, if applicable) must cure any default under the lease, compensate the lessor for its losses and provide the lessor with "adequate assurance" of future performance. Such remedies may be insufficient, and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor's damages for lease rejection to the rent reserved by the lease (without regard to acceleration) for the greater of one year, or 15%, not to exceed three years, of the remaining term of the lease. Efforts to eject a debtor/lessee are usually costly and time-consuming.


     Default Interest and Limitations on Prepayments. Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period or condition prepayments upon the borrower's payment of prepayment fees or yield maintenance penalties. The notes and mortgages of the existing Loans include either or both of late fees or prepayment charges but do not have formal yield maintenance provisions. In certain states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

     Forfeitures in Drug and RICO Proceedings. Federal law provides that property owned by persons convicted of drug-related crimes or of criminal violations of the Racketeer Influenced and Corrupt Organizations ("RICO") statute can be seized by the government if the property was used in, or purchased with the proceeds of, such crimes. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties "known to have an alleged interest in the property," including the holders of mortgage loans. A lender may avoid forfeiture of its interest in the property if it establishes that:
(i) its mortgage was
executed and recorded before commission of the crime upon which the forfeiture is based, or (ii) the lender was, at the time of execution of the mortgage, "reasonably without cause to believe" that the property was used in, or purchased with the proceeds of, illegal drug or RICO activities.

     Environmental Matters. The Company may risk environmental liabilities when it takes a security interest in real property, as well as when it acquires any real property. See "Risk Factors -- Real Property Considerations -- Real Properties With Environmental Problems May Create Liability for the Company." Of particular concern are properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the risk of the diminution of the value of a contaminated property or, as discussed below, liability for the costs of compliance with environmental regulatory requirements or the costs of any remedial actions. These compliance or remediation costs could exceed the value of the property or the amount of the lender's loan. In certain circumstances, a lender could determine to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for compliance or remediation costs.

     The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict liability on present and past "owners" and "operators" of contaminated real property for the costs of site assessment and remediation. A secured lender may be liable as an "owner" or "operator" of a contaminated mortgaged property if agents or employees of the lender have become sufficiently involved in the management of such mortgaged property or the operations of the borrower. Such liability may exist even if the lender did not cause or contribute to the contamination, and whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. The magnitude of the CERCLA liability at any given contaminated site is a function of the actions required to address adequately the risks to human health and the environment posed by the particular conditions at the site. As a result, such liability is not constrained by the value of the property or the amount of the original or unamortized principal balance of any loans secured by the property. Moreover, under certain circumstances, liability under CERCLA may be joint and several; any liable party may be obligated to pay the entire remediation cost regardless of its relative contribution to the contamination.

     The Asset Conservation, Lender Liability and Deposit Insurance Act of 1996 (the "1996 Lender Liability Act") provides a safe harbor for a secured lender from CERCLA liability even though the lender forecloses and sells the real estate securing the loan, provided the secured lender sells "at the earliest practicable, commercially reasonable time, at commercially reasonable terms, taking into account market conditions and legal and regulatory requirements." Although the 1996 Lender Liability Act appears to provide significant protection to secured lenders, it has not yet been construed by the courts and there are circumstances in which actions taken could expose a secured lender to CERCLA liability. Further, the transferee from the secured lender is not entitled to the protections enjoyed by a secured lender. Accordingly, the marketability of any contaminated real property cannot be assured.

     Many states have environmental clean-up statutes similar to CERCLA, and not all those statutes provide a secured creditor exemption. In addition, underground storage tanks ("USTs") commonly are found at a wide variety of commercial and industrial properties. Federal and state laws impose liability on the owners and operators for any remediation that may be required as a result of releases from USTs. These laws also impose certain compliance obligations on the UST owners and operators, such as regular monitoring for leaks and upgrading of older USTs. The Company may become a UST owner or operator and subject to compliance obligations and potential remediation liabilities, either as a result of becoming involved in the management of a site at which a UST is located or, more commonly, by taking title to such a property. Federal and state laws also obligate property owners and operators to maintain and, under some circumstances, to remove asbestos-containing building materials and lead-based paint. As a result, the presence of these materials can increase the cost of operating a property and thus diminish its value. In a few states, transfers of some types of properties are conditioned upon remediation of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to remedy the contamination before selling or otherwise transferring the property.

     Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property.

     Under many states' laws, contamination of a property may give rise to a lien on the property for remediation costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a "superlien."

     The cost of remediating environmental contamination at a property can be substantial. Environmental site assessments can be a valuable tool in anticipating, managing and minimizing risks from environmental conditions. They are commonly performed in many commercial real estate transactions. The Company requires that a recent "Phase I" environmental site assessment report be obtained or available for properties underlying any Loan or Property Interest. The purpose of Phase I environmental assessments is to identify potential environmental contamination that is made apparent from historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties, and screening for the presence of hazardous substances, toxic substances and underground storage tanks. Environmental site assessments vary considerably in their content and quality. Even when adhering to good professional practices, environmental consultants sometimes do not detect significant environmental problems. Accordingly, these reports may not reveal all environmental liabilities or there may be material environmental liabilities of which the Company is unaware. Nevertheless, in assessing and addressing environmental risks in connection with commercial real estate (including multifamily properties) it is generally helpful to conduct an environmental site assessment of a property because it enables anticipation of environmental problems and, if agreements are structured appropriately, can allow a party to decline to go forward with a transaction. Depending on what the Phase I assessment discloses, a Phase II environmental site assessment may be performed.

     Where a property has been the subject of a recent Phase I assessment report which is addressed to the borrower, owner or another person, the Company may accept such assessment report in lieu of requiring that another assessment be performed. The Company normally requires that the assessment report be updated and addressed to the Company. The Company may waive either requirement if management believes, based upon its review of the assessment report and the property, that environmental risk is minimal.

     Applicability of Usury Laws. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 ("Title V") provides that state usury limitations do not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges. The states in which the properties underlying the existing Loans are located do not have these limitations.

     Americans With Disabilities Act. Under Title III of the ADA, in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers to disabled individuals that are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owners, landlord, or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower, owner or landlord. Furthermore, since the "readily achievable" standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements that those to which the borrower is subject.

                                  THE COMPANY



     RAIT was formed as a real estate investment trust in the State of Maryland in August, 1997 and will elect to be taxed as a REIT under the Code for its taxable year ending December 31, 1998. RAIT will have a perpetual life unless terminated by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote. The principal executive offices of the Company are located at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103. The Company's telephone number is (215) 861-7900.



Management



     The Company is self-administered and self-managed with respect to its investments in Loans and Property Interests. While the Company supervises the management of the properties underlying its Loans and Property Interests, the leasing, operational and tenant improvement services are provided by third-party managers, including Brandywine. The Company internally services its Loans, although it has the right to retain third-party servicers, including affiliates. The Company may also utilize property due diligence investigation services provided by RAI and Brandywine. See "Conflicts of Interest."



Trustees and Executive Officers


     The following sets forth certain information regarding the trustees and executive officers of the Company:



Name                            Age    Position with the Company
----------------------------   -----   ----------------------------------------------
Betsy Z. Cohen                  56     Chairman, Chief Executive Officer and Trustee
Jay J. Eisner                   41     President and Chief Operating Officer
Jay R. Cohen                    57     Executive Vice President
Ellen J. DiStefano              32     Chief Financial Officer
Jonathan Z. Cohen(1) (3)        27     Secretary and Trustee
Jerome S. Goodman(2) (4)        62     Trustee
Joel R. Mesznik(2) (4)          51     Trustee
Daniel Promislo(2) (3) (4)      64     Trustee
Jack L. Wolgin(2) (3)           81     Trustee

------------
(1) Trustee nominated by RAI
(2) Independent Trustee
(3) Member of Audit Committee
(4) Member of Compensation Committee


All of the trustees are members of the Investment Committee.



     Betsy Z. Cohen was elected in August 1997 to serve as Chairman, Chief Executive Officer and trustee of the Company. Mrs. Cohen has served as Chairman, Chief Executive Officer and a director of JeffBanks, a bank holding company with $1.3 billion in total assets as of March 31, 1998, since its founding in 1981, and of its subsidiaries, Jefferson Bank (since its founding in 1974) and Jefferson Bank of New Jersey (since its founding in 1988). Mrs. Cohen is also a director of Aetna, Inc. and Life Technologies, Inc. Mrs. Cohen is married to Edward E. Cohen, Chairman and Chief Executive Officer of RAI. Jonathan Z. Cohen, a trustee and Secretary of the Company, is Mrs. Cohen's son, and Jay R. Cohen, Executive Vice President of the Company, is a cousin of Mrs. Cohen.



     Jay J. Eisner, a certified public accountant, was elected in August 1997 to serve as President and Chief Operating Officer of the Company. Mr. Eisner also served as Secretary of the Company from August 1997 to February 1998. From December 1994 to March 1997, Mr. Eisner was Chief Financial Officer of Washington Capital Corporation, Philadelphia, Pennsylvania (a private investment firm providing non-conforming mortgage loan financing to real estate developers and others) and, from 1987 to December 1994, was Chief Financial

Officer of Asbell & Associates, L.P., Philadelphia, Pennsylvania, (a private real estate development, investment and financing firm). From 1983 through 1987, Mr. Eisner was Vice President and Controller of Ascott Investment Corporation, a national real estate syndication and investment company and from 1979 through November 1983 was a Supervisor with Touche Ross & Company, certified public accountants.

     Jay R. Cohen was elected in October 1997 to serve as Executive Vice President of the Company. From 1995 through September 1997, Mr. Cohen was Executive Vice President and Treasurer of CRIIMI MAE, Inc., Rockville, Maryland, a REIT investing in mortgage loans. Prior thereto, from 1983 he served in various executive capacities with predecessor REITs to CRIIMI MAE, including service as Executive Vice President and Treasurer of CRI Insured Mortgage Association, Inc., CRI Liquidating REIT, Inc. and Capital Housing and Mortgage Partners, Inc. During such period, Mr. Cohen also served as President of Crico Mortgage Company, Inc., a manager of REITs and master limited partnerships. Mr. Cohen is a cousin of Mrs. Cohen.

     Ellen J. DiStefano, a certified public accountant, was elected in October 1997 to serve as Chief Financial Officer of the Company. From 1992 to August 1997, Ms. DiStefano was Chief Financial Officer of Brandywine, a Philadelphia, Pennsylvania based national manager and developer of commercial, multifamily, office and hotel properties, and an affiliate of RAI. From 1987 to 1992, Ms. DiStefano was a Senior Associate at Coopers & Lybrand, certified public accountants.

     Jonathan Z. Cohen was elected in September 1997 to serve as a trustee of the Company, as RAI's nominee, and was elected Secretary of the Company in February 1998. From 1994 to present, Mr. Cohen has been a founder and the Chief Executive Officer of Blue Guitar Films, Inc., a New York based feature film production company. Mr. Cohen received his J.D. from the American University with honors in May 1995 and his B.A. from the University of Pennsylvania. From 1989 to 1991, Mr. Cohen was President and founder of a group of neighborhood advertising supplements/magazines called "In Walking Distance." Mr. Cohen is the son of Betsy Z. Cohen.

     Jerome S. Goodman was elected in August 1997 to serve as a trustee of the Company. Mr. Goodman has been Chairman of Travel One (a commercial travel management company) since 1971, and was the sole stockholder of Travel One from 1971 to 1994. Mr. Goodman was a member of the New Jersey Sports Exposition Authority from 1991 to 1994, and its Chairman from 1992 to 1994. He has also served as Chairman, President and Chief Executive Officer of First Peoples Financial Corporation (a bank holding company) from 1987 to 1992 and President and Chief Executive Officer of First Peoples Bank of NJ from 1983 to 1987. He was a member of the Board of Directors of GBC Technologies, Inc. from 1992 to 1995. Mr. Goodman is a director of Aetna, Inc.

     Joel R. Mesznik was elected in August 1997 to serve as a trustee of the Company. From 1990 to date, Mr. Mesznik has been President of Mesco Ltd., New York, New York (a corporate financial advisory firm). From 1976 to 1990, Mr Mesznik was affiliated with Drexel Burnham Lambert, Inc. including, from 1976 to 1987, service as head of its Public Finance Department. Mr. Mesznik is the general partner of several private limited partnerships which have acquired real estate assets from the Resolution Trust Corporation, the Federal Deposit Insurance Corporation and institutional lenders.

     Daniel Promislo was elected in August 1997 to serve as a trustee of the Company. Mr. Promislo has been Of Counsel (from 1994 to date) and a partner (from 1977 to 1994) of Wolf, Block, Schorr and Solis-Cohen, a Philadelphia, Pennsylvania law firm, principally involved in corporate and real estate finance matters. He currently is also President and a director of Historic Documents Co. and Historical Souvenir Co. (of which he is also a founder), which manufacture souvenirs of American history, and a director of U.S. Physicians, Inc., a physicians' practice management company. From 1994 to date he has been a director, and from 1996 to October 1997, Chairman of the Board of Directors, of WHYY, Inc., the principal public television station in the Philadelphia metropolitan area.

     Jack L. Wolgin was elected in August 1997 to serve as a trustee of the Company. For over 50 years, Mr. Wolgin has been extensively involved in the development and financing of real estate, as a founder and director of Industrial Valley Bank (where he was a member of the Executive, Audit and Real Estate Loan Committees), founder, Chairman, President and Chief Executive Officer of Atlas Credit Corporation (a Philadelphia home improvement lender) and Colonial Mortgage Company (a mortgage origination and servicing company), a founder of the Pennsylvania Real Estate Investment Trust, a past director and member of the Executive Committee of the board of directors of Brooks Harvey Realty Investors (a REIT sponsored by Morgan Stanley & Co.) and as a developer, for his own account, of in excess of $340 million of commercial, multifamily residential, office and other properties.

     All trustees (except trustees appointed to fill vacancies) will be elected at each annual meeting of shareholders for a term of one year, and will hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Trustees. The Company will pay an annual trustee's fee to each Independent Trustee equal to $10,000 plus $1,000 for each meeting of the Board of Trustees, and $500 for each meeting of a committee thereof, attended in person. Chairmen of committees will receive an additional $500 for each meeting of a committee attended in person. All trustees will be reimbursed for their costs and expenses in attending all meetings of the Board of Trustees and any committee thereof. Affiliated trustees will not be separately compensated by the Company.

     The following table sets forth certain information concerning the compensation that is currently being paid to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers whose aggregate compensation will exceed $100,000 in the Company's first full fiscal year:


                          Summary Compensation Table




                                                                                        Long-term
                                                  Annual Compensation                  Compensation
                                     ----------------------------------------------   -------------
                                                                                        Securities
             Name and                                              Other annual         underlying
        Principal Position              Salary       Bonus         compensation         options(2)
----------------------------------   -----------   ---------   --------------------   -------------
Betsy Z. Cohen ...................    $250,000          (1)         $        --          225,000
 Chairman and Chief
 Executive Officer
Jay J. Eisner ....................     150,000          (1)                  --           75,000
 President and Chief
 Operating Officer
Jay R. Cohen .....................     200,000          (1)          4,200 (3)            50,000
 Executive Vice
 President
Ellen J. DiStefano ...............     125,000          (1)         16,400 (3)            35,000
 Chief Financial Officer .........



------------
(1) Bonuses may be paid at the discretion of the Board of Trustees. No such bonuses have been provided for as of the date hereof.

(2) See "-- Option Plan" below.

(3) Automobile allowance.


     Except for Mrs. Cohen, all executive officers of the Company are required to devote substantially all of their business time to the Company's operations. Mrs. Cohen is required to devote only so much of her time as may be required for the effective discharge of her duties. Mrs. Cohen currently has substantial business interests apart from the Company which the Company anticipates will require a material amount of her time. See "Risk Factors -- Other Investment Considerations -- Importance of Key Personnel." The trustees and officers (subject to the requirement that the officers, with the exception of Mrs. Cohen, devote substantially all of their business time to the Company's operations) generally are not limited or restricted from engaging in any business or rendering services of any kind to any other person, including the acquisition or origination of real properties or loans that meet the Company's investment objectives and policies. Except as set forth in "Conflicts of Interest," the trustees and officers of the Company and their affiliates may not be participants in the Company's investments.

     The Declaration of Trust provides that, except in the case of a vacancy, a majority of the members of the Board of Trustees, and of any committee of the Board of Trustees, will at all times be Independent Trustees. Vacancies occurring on the Board of Trustees among the Independent Trustees will be filled by the vote of a majority of the trustees, including a majority of the Independent Trustees.

Option Plan

     The Company has adopted a share option plan (the "Option Plan"), which provides for both incentive and non-qualified options to purchase Common Shares. The maximum aggregate number of Common Shares that may be issued pursuant to options granted under the Option Plan is 450,000 shares. The purpose of the Option Plan is to provide a means of performance-based compensation in order to provide incentive for the Company's key employees.

     The Option Plan provides for a term of ten years, and vesting of options in equal increments over the four years following the date of grant. The Company has issued options to acquire Common Shares as follows: Betsy Z. Cohen -- 225,000 shares; Jay J. Eisner -- 75,000 shares; Jay R. Cohen -- 50,000 shares and Ellen J. DiStefano -- 35,000 shares and has issued options to acquire 500 shares to each of the trustees other than Mrs. Cohen. All such options were granted immediately following completion of the IPO at the public offering price per share of $15.00.


Employment Agreements


     The Company has entered into employment agreements with Betsy Z. Cohen, its Chairman and Chief Executive Officer, and Jay J. Eisner, its President and Chief Operating Officer, providing for compensation and the grant of options as set forth in "The Company -- Trustees and Executive Officers -- Summary Compensation Table" and "-- Option Plan." Other material terms of these agreements are described below.


     The agreement with Mrs. Cohen provides she will devote only such time to the Company as is reasonably required to fulfill her duties. The agreement has a term of one year which is automatically extended so that, on any day that the agreement is in effect, it will have a then current term of one year. The automatic extensions cease upon notice by the Company of its election to terminate the agreement at the end of the one year period then in effect or upon 90 days notice by Mrs. Cohen after the initial one year term. The agreement terminates upon Mrs. Cohen's death, and may be terminated by the Company for cause (material and willful misconduct, conduct that would result in material injury to the reputation of the Company or contained deliberate negligent performance or non-performance of duties) or disability of Mrs. Cohen for more than an aggregate of 180 days during any 365 days period. The agreement may be terminated by Mrs. Cohen upon 45 days notice for "good reason" (generally, relocation of the Company out of the Philadelphia area, a change in control of the Company, a substantial change in Mrs. Cohen's duties, the Company's failure to continue coverage under benefit plans or a material breach of the agreement by the Company), subject to a 30-day cure period. In the event of a termination other than for cause, Mrs. Cohen (or her estate) will receive a lump sum benefit equal to her "average compensation." As used in the agreement, "average compensation" means the average of Mrs. Cohen's compensation (including the annualized current year's compensation) in the three most highly compensated years during the previous five years, except that if she has been employed for less than three years, it means the highest annual compensation received during the period. In addition, upon termination, all options to acquire Common Shares held by Mrs. Cohen vest on the later of the effective date of termination or six months after the options were granted.

     Except as to compensation, number of option shares, and the requirement that Mr. Eisner devote his full-time services to the business and affairs of the Company, Mr. Eisner's employment agreement, including the formula for calculating the termination benefit, is substantially similar to that of Mrs. Cohen.


Indemnification of Trustees and Executive Officers


     The Declaration of Trust provides for the indemnification of the trustees and officers of the Company to the full extent permitted by Maryland law. The Declaration of Trust also provides that the personal liability of any trustee or officer of the Company to the Company or its shareholders for money damages is limited to the fullest extent allowed by Maryland law. The Company has entered into indemnification agreements with its trustees and officers containing similar provisions. See "Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws -- Indemnification; Limitation of Trustees' and Officers' Liability" and "-- Indemnification Agreements."

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of Common Shares owned, as of May 31, 1998, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding Common Shares, (b) each of the Company's present trustees, (c) each of the Company's executive officers, and (d) all of the Company's present executive officers and trustees as a group. This information is reported in accordance with the beneficial ownership rules of the Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person. See note (3) below, for information concerning outstanding options.





                                                                               Common Shares
                                                                   -------------------------------------
                                                                     Amount and Nature of     Percent of
Beneficial Owner                                                     Beneficial Ownership       Class
----------------------------------------------------------------   -----------------------   -----------
Trustees:(1)
Betsy Z. Cohen    ..............................................          33,433 (2)              1.0%
Jonathan Z. Cohen ..............................................             500 (3)                *
Jerome S. Goodman ..............................................           1,500 (3)                *
Joel R. Mesznik ................................................             500 (3)                *
Daniel Promislo ................................................           1,500 (3)                *
Jack L. Wolgin .................................................           3,500 (3)                *
Executive Officers:(1)
Jay J. Eisner ..................................................           2,200                    *
Jay R. Cohen ...................................................          11,200                    *
Ellen J. DiStefano .............................................           1,000                    *
All trustees and executive officers as a group (9 persons):               55,333                  1.7%
Other owners of 5% or more of outstanding Common Shares(4)
Resource America, Inc. .........................................         500,000                 15.0%
Kramer Spellman, L.P. ..........................................         232,000 (5)              7.0%
Wellington Management Company. LLP .............................         427,600 (6)             12.8%
FBR Asset Investment Corporation................................         300,000 (7)              9.0%



------------
* Less than 1%.
(1) The address for each trustee and executive officer is 1845 Walnut Street, 10th floor, Philadelphia, Pennsylvania 19103.
(2) Includes 18,997 shares owned by Mrs. Cohen's spouse, Edward Cohen.
(3) Includes 500 shares issuable to each trustee, other than Mrs. Cohen, upon exercise of options granted under the Option Plan.
(4) Includes shares held by entities managed by the named persons. The address for Resource America, Inc. is 1521 Locust Street, Philadelphia, Pennsylvania 19102; the address for Kramer Spellman, L.P. is 2050 Center Avenue, Suite 300, Fort Lee, New Jersey 07024, the address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109 and the address for FBR Asset Investment Corporation is 1001 19th Street North, Arlington, Virginia 22209.
(5) Information based on Schedule 13G of Kramer Spellman, L.P. dated May 15, 1998. Kramer Spellman, L.P. has shared voting and dispositive power with respect to all of such shares with Orin S. Kramer, its general partner.
(6) Information based on Schedule 13G of Wellington Management Company, LLP dated March 9, 1998. Wellington Management Company, LLP has shared voting power with respect to 414,900 of such shares, and shared dispositive power with respect to all of such shares, with the record owners of such shares for whom Wellington Management Company, LLP acts as investment adviser.
(7) FBR Asset Investment Corporation is an externally managed REIT. The manager of FBR Asset Investment Corporation (Friedman, Billings, Ramsey Investment, Inc.) is a wholly owned subsidiary of FBR.

             PRICE RANGE OF COMMON SHARES AND DISTRIBUTION POLICY


Price Range of Common Shares

     The Common Shares are traded on the Amex under the symbol "RAS." The following table sets forth the high and low sale prices of the Common Shares, as reported by Amex, on a quarterly basis since the inception of trading (January 9, 1998):




Fiscal 1998                             High          Low
---------------------------------   -----------   -----------
Second Quarter
 (through June 4, 1998) .........   $ 19.13       $ 17.19
First Quarter (from
 inception of trading) ..........     19.50         15.00


Distribution Policy

     In order to maintain its status as a REIT, the Company must distribute to its shareholders an amount at least equal to (i) 95% of its REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 95% of the excess of its net income from foreclosure property over the tax imposed on such income by the Code less (iii) any excess non-cash income (as determined under the Code). See "Federal Income Tax Considerations." The Company intends to distribute not less than the amounts required by the Code for qualification as a REIT. The actual amount and timing of distributions, however, will be at the discretion of the Board of Trustees and will depend upon the financial condition of the Company in addition to the requirements of the Code.

     Subject to the distribution requirements referred to in the immediately preceding paragraph, the Company intends, to the extent practicable, to invest substantially all of the principal from repayments, sales and refinancings of the Company's assets in Loans and Property Interests. The Company may, however, under certain circumstances, make a distribution of principal. Such distributions, if any, will be made at the discretion of the Board of Trustees.



     It is anticipated that distributions generally will be taxable as ordinary income, although (as referred to in the previous paragraph) a portion of such distributions may constitute long-term capital gain or a return of capital. The Company will furnish annually to each of its shareholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by the Company, see "Federal Income Tax Considerations -- Taxation of RAIT" and "-- Taxation of Taxable U.S. Shareholders Generally."

     The Company paid a dividend of $.27 per share (none of which constituted a return of capital) to shareholders of record on March 25, 1998, with respect to its first quarter of operations. The Company has approved a dividend of $.48 per share (none of which constitutes a return of capital), payable to shareholders of record on June 22, 1998, with respect to the second quarter of 1998. Because it is not anticipated that this Offering will close before June 22, 1998, purchasers in this Offering will not participate in such dividend. They will, however, be entitled to receive dividends declared and paid by the Company in subsequent quarters. The Company intends to make future distributions quarterly.

                                CAPITALIZATION


     The capitalization of the Company, as of March 31, 1998, and as adjusted to reflect the sale of the Common Shares offered hereby at an assumed offering price of $17.875 per share (the closing price on June 4, 1998), is as follows:





                                                                       Actual         As Adjusted(1)
                                                                  ----------------   ---------------
Senior Indebtedness ...........................................     $ 18,708,681      $ 18,708,681
Shareholder's Equity
Preferred Shares, par value $.01;
  25,000,000 shares authorized; no shares outstanding;
   no shares outstanding, as adjusted .........................              -0-               -0-
Common Shares, par value $.01; 200,000,000 shares authorized;
 3,333,434 shares outstanding; 6,133,434 shares outstanding, as
 adjusted(2) ..................................................           33,334            61,334
Additional paid-in capital ....................................       44,082,579        90,726,829
Accumulated Deficit ...........................................           (4,132)           (4,132)
                                                                    ------------      ------------
   Total Shareholder's Equity .................................     $ 44,111,781      $ 90,784,031
                                                                    ------------      ------------
   Total Capitalization .......................................     $ 62,820,462      $109,492,712
                                                                    ============      ============



------------
(1) Stated after deducting expenses of the Offering, estimated to be $625,000, payable by the Company.

(2) Assumes no exercise of the Underwriters' over-allotment option to purchase up to an additional 420,000 Common Shares, and excludes 141,667 shares issuable pursuant to warrants granted to FBR in connection with the IPO and 387,500 shares issuable to officers and trustees of the Company pursuant to employee options.


     As of May 31, 1998, there were 3,333,434, Common Shares outstanding, owned by approximately 490 beneficial owners.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION


Overview


     The Company's principal business objective is to generate income for distribution to its shareholders from a combination of interest, rents and distributions in respect of rents from both Loans and Property Interests. The Company commenced operations on January 14, 1998 upon the conclusion of the IPO. The IPO resulted in net proceeds for the Company of approximately $46.5 million. Since the commencement of operations, the Company has been in the process of building its investment portfolio through investment of these proceeds.


Liquidity and Capital Resources


     At the conclusion of the IPO, the Company had approximately $44.0 million available for investment, excluding $500,000 held as working capital reserves. The Company utilized $20.6 million immediately following the IPO to acquire the Initial Investments from RAI and to acquire certain senior lien interests related thereto. Following the acquisition of the Initial Investments, and through March 31, 1998, the Company entered into two additional Loan transactions, providing funding of approximately $11.2 million, and purchased one Property Interest at a cost of approximately $1.7 million. On March 31, 1998, the Company paid dividends to its shareholders aggregating approximately $900,000. At March 31, 1998, the Company had approximately $10.5 million in funds available for investment. All of such funds were temporarily invested in a money-market account with JeffBanks that the Company believes had a high degree of liquidity and safety. See "Conflicts of Interest."


Results of Operations


     The Company had average earning assets for the quarter ended March 31, 1998 of $31.6 million, including $5.5 million of average earning assets invested in a bank money-market account. The interest rate on the money-market account is substantially below interest rates the Company seeks from its Loans or Property Interests.

     The Company's primary source of income for the period was interest income from its earning assets, of which $1,126,000 was derived from Loans and $249,000 from the money-market account. The yield on average earning loan assets was 14% for the period, while the yield on average earning money-market account assets was 5.3%. The Company also derived $50,000 of income from a subordination fee which resulted from the restructuring of one of its financings and $7,000 from rents from its one Property Interest. Included in interest income is approximately $110,000 of income recognized on $587,000 of additional interest received in advance, $5,000 of amortization of original issue discount, and $52,000 of accretion of loan discount.

     Nine of the Company's purchased Loans and two of the loans in which the Company has purchased a participation are in default with respect to their terms as originally underwritten; however, each of these Loans is subject to a forbearance agreement or other contractual arrangement. During the period ending March 31, 1998, all payments under the agreements were timely made and all borrowers were otherwise in full compliance with the terms of the forbearance agreements. The remaining three Loans in the Company's portfolio are performing in accordance with their terms as originally underwritten by the Company and were current as to payments as of March 31, 1998.


     The Company incurred expenses of $491,000 during the quarter ended March 31, 1998, consisting primarily of $137,000 in compensation expense and $320,000 in interest expense. Interest expense relates to interest payments made on senior indebtedness encumbering properties underlying the Company's Loans. The Company anticipates that compensation expense and interest expense will increase in the second quarter to reflect full period operations, increases in the size of the Company's Loan portfolio and an increase in personnel required by full operations.


Recent Developments



     Since the close of the first quarter, the Company acquired a $16.0 million participation interest in a $17.3 million loan. In addition, the Company permitted partial prepayment of Loan 111 and complete prepayment of

Loan 112. The Company is currently negotiating two related loans in the aggregate principal amount of approximately $10.0 million. These loans will be secured by retail property in Philadelphia, Pennsylvania and by a pledge of all of the stock of the single-purpose corporations that own the property. The Company anticipates that these loans will close before the end of its second quarter. See "Investment Objectives and Policies -- Recent Developments."



                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST


General


     The Declaration of Trust authorizes the issuance of up to 200,000,000 Common Shares and 25,000,000 Preferred Shares. Upon completion of this Offering, 6,133,434 Common Shares will be issued and outstanding (6,553,434 Common Shares if the Underwriters exercise their over-allotment option in full) and no Preferred Shares will be issued and outstanding. An additional 591,667 Common Shares are reserved for issuance in connection with the Option Plan and warrants issued to FBR in connection with the IPO.


Common Shares


     Each outstanding Common Share entitles the holder to one vote on all matters presented to shareholders for a vote, including the election of trustees, and, except as otherwise required by law or as provided in any resolution adopted by the Board of Trustees with respect to any other class or series of shares establishing the designation, powers, preferences and relative, participating, optional or other special rights and powers of such series, the holders of such shares possess the exclusive voting power, subject to the provisions of the Declaration of Trust regarding the ownership of Common Shares in excess of the Ownership Limitation or as otherwise may be permitted by the Board of Trustees, as described below. Holders of Common Shares have no conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company or cumulative voting rights in the election of trustees. Subject to the preferential rights of any other shares or series of shares and to the provisions of the Declaration of Trust regarding ownership of Common Shares in excess of the Ownership Limitation or as otherwise may be permitted by the Board of Trustees, as described below, distributions may be paid to the holders of Common Shares if and when authorized and declared by the Board of Trustees out of funds legally available therefor. The Company intends to make quarterly distributions. The Company declared a dividend of $.27 per share with respect to the first quarter of fiscal 1998, payable to shareholders of record on March 25, 1998, and a dividend of $.48 per share with respect to the second fiscal quarter of fiscal 1998, payable to shareholders of record on June 22, 1998. See "Price Range of Common Shares and Distribution Policy."


     Under Maryland law, shareholders of a business trust are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Shares to receive preferential distributions, each outstanding Common Share will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Declaration of Trust regarding the ownership of Common Shares in excess of the Ownership Limitation or as otherwise permitted by the Board of Trustees, as described below, all Common Shares will have equal distribution, liquidation and voting rights, and will have no preference or exchange rights.

     Under the Declaration of Trust, the Company cannot dissolve, amend its trust agreement (except as described in this paragraph), merge, consolidate or sell, lease, exchange or otherwise transfer all or substantially all of its assets, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. As permitted under Maryland law, the Declaration of Trust permits the Board of Trustees, without any action by the shareholders of the Company, to (i) amend the Declaration of Trust by a two-thirds vote to allow the Company to qualify, or continue its qualification, as a REIT under the Code or Maryland law and (ii) amend the Declaration of Trust by a majority vote to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has the authority to issue.

     The Declaration of Trust authorizes the Board of Trustees to reclassify any unissued Common Shares into other classes or series of classes of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. The Ownership Limitation may deter third parties from seeking control of, or seeking to acquire, the Company. See "Risk Factors -- Legal and Tax Risks -- Ownership Limitation May Restrict Business Combination Opportunities" and "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."


Preferred Shares

     Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. No Preferred Shares are currently issued or outstanding. Prior to the issuance of shares of each series, the Board of Trustees is required to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Trustees has the power to establish the preferences, powers and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. Apart from the effect of the Ownership Limitation (see "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer"), the issuance of Preferred Shares could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for holders of Common Shares or that they otherwise may deem to be desirable. The Board of Trustees has no present plans to issue any Preferred Shares.

Restrictions on Ownership and Transfer

     For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company's shares, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. The Company's shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).


     Because the Company believes it to be essential to qualify as a REIT, the Declaration of Trust, subject to certain exceptions described below, contains restrictions on the ownership and transfer of Common Shares and Preferred Shares which are intended to assist the Company in complying with these requirements. The Ownership Limitation set forth in the Declaration of Trust provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, (i) more than 8.3% of the number of outstanding Common Shares, except for RAI which may own up to 15% of the number of outstanding Common Shares (and which will own 8.2% of the outstanding Common Shares at the conclusion of the Offering; 7.6% if the Underwriters exercise their over-allotment option), or (ii) more than 9.8% of the number of outstanding Preferred Shares of any class or series. The constructive ownership rules are complex, and may cause shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition or ownership of less than 8.3% of the Common Shares or 9.8% of the Preferred Shares (or the acquisition of an interest in an entity that owns, actually or constructively, Common or Preferred Shares) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 8.3% of the outstanding Common Shares or 9.8% of the Preferred Shares, and thus violate the Ownership Limitation, or such other limit as provided in the Declaration of Trust or as otherwise established by the Board of Trustees. The Board of Trustees may, but in no event will be required to, waive the Ownership Limitation with respect to a particular shareholder if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Trustees may require an opinion of counsel satisfactory to it or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. No such waiver or opinion has been required with respect to RAI's ownership rights, which are established as part of the Declaration of Trust, nor with respect to the number of Common Shares owned by Wellington Management Company, LLP, which ownership was consented to by the Company. Wellington Management Company, LLP holds such shares as investment manager for several clients, none of whose beneficial ownership, individually, exceeds the Ownership Limitation.

     The Declaration of Trust further prohibits any person from actually or constructively owning Common Shares or Preferred Shares that would (i) cause the Company to be "closely held" under Section 856(h) of the Code, (ii) cause the Company to own constructively 10% or more of the ownership interests in a tenant of the Company's real property (within the meaning of Code section 856(d)(2)(B)), or (iii) cause the Company's shares to be owned by fewer than 100 persons. Any person, including RAI, who acquires or attempts or intends to acquire actual or constructive ownership of Common Shares or Preferred Shares that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of the transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, the Ownership Limitation can only be changed by an amendment to the Declaration of Trust requiring the affirmative vote of two-thirds of the outstanding shares.

     Pursuant to the Declaration of Trust, if any purported transfer of Common Shares or Preferred Shares (including transfers by RAI) or any other event would (i) result in any person violating the Ownership Limitation or such other limit as provided in the Declaration of Trust, or as otherwise permitted by the Board of Trustees, (ii) result in the Company being "closely held," (iii) result in the Common Shares being owned by fewer than 100 persons, or (iv) cause the Company to own constructively 10% or more of the ownership interests in a tenant of its real property, the transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limitation or such other limit, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such excess shares (the "Prohibited Owner") shall cease to own any right or interest) in the excess shares. Excess shares will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer. The trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell the excess shares to a person who could own the shares without violating the Ownership Limitation, or such other limit as provided in the Declaration of Trust or as otherwise permitted by the Board of Trustees, and distribute to the Prohibited Owner the sales proceeds received by the trust for such excess shares. Where excess shares result from an event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person and distribute to the Prohibited Owner an amount equal to the lesser of the Market Price (as defined in the Declaration of Trust) of the excess shares as of the date of such event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to sale, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee has the right (i) to rescind any vote cast by a Prohibited Transferee or Prohibited Owner prior to the discovery by the Company that such shares have been transferred to the trust and (ii) thereafter to vote the shares at its discretion. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and revote such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee, upon demand, for distribution to the Beneficiary. In the event that transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limitation or such other limit as provided in the Declaration of Trust or as otherwise permitted by the Board of Trustees, then the Declaration of Trust provides that the transfer of the excess shares will be void.

     In addition, Common Shares held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a gift, the market price at the time of gift) and (ii) the

Market Price on the date the Company, or its designee, accepts such offer. The Company may accept the offer until the trustee has sold the shares. Upon that sale, the interest of the Beneficiary in the shares terminates and the trustee must distribute the net sale proceeds to the Prohibited Transferee or Prohibited Owner.



     All certificates evidencing Common Shares will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be desired by shareholders. See "Risk Factors -- Ownership Limitation May Restrict Business Combination Opportunities."



     Under the Declaration of Trust, every owner of a specified percentage (or more) of the outstanding Common Shares must file a completed questionnaire with the Company containing information regarding his ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of the Common Shares. In addition, each shareholder is required, upon demand, to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such shareholder's actual and constructive ownership of Common Shares on the Company's status as a REIT and to ensure compliance with the Ownership Limitation, or such other limit as provided in the Declaration of Trust or as otherwise permitted by the Board of Trustees.


Dividend Reinvestment Plan


     The Company plans to implement a dividend reinvestment and share purchase plan whereby shareholders may automatically reinvest their dividends, and make voluntary cash investments, in the Common Shares. Details about any such plan will be sent to the Company's shareholders following adoption thereof by the Board of Trustees.


Reports to Shareholders


     The Company will furnish its shareholders with annual reports containing audited financial statements certified by independent public accountants and distribute quarterly reports containing unaudited financial information for each of the three remaining quarters of the year.


Transfer Agent and Registrar


   The transfer agent and registrar for the Common Shares is American Stock Transfer & Trust Company.


                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                      THE DECLARATION OF TRUST AND BYLAWS


     The following paragraphs summarize certain provisions of Maryland law relating to REITs and of the Declaration of Trust and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws.



Board of Trustees


     The Declaration of Trust provides that the number of trustees of the Company may be established by the Board of Trustees but may not be fewer than three nor more than nine. There are currently six trustees. The trustees may increase or decrease the number of trustees by a majority vote of the Board of Trustees, provided that (i) the number of trustees may be increased above nine or decreased below three only by a vote of at least 75% of the trustees then in office, and (ii) the tenure of office of a trustee shall not be affected by any decrease in the number of trustees. Any vacancy will be filled, including any vacancy created by an increase in the number of trustees, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees, provided that Independent Trustees shall nominate replacements for vacancies in Independent Trustee positions.


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

     The Declaration of Trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes the Company's shareholders, as a practical matter, from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.


Business Combinations


     Under the Maryland General Corporation Law ("MGCL"), as applicable to REITs, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's shares, or an affiliate of the Company who, at any time within the previous two years was the beneficial owner of 10% or more of the voting power of the Company's then outstanding shares (an "Interested Shareholder") or an affiliate of an Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, a proposed business combination must be recommended by the Board of Trustees and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares and
(ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares excluding shares held by the Interested Shareholder unless, among other conditions, the Company's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Trustees prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Company has "opted out" of the business combination provisions of the MGCL. There can be no assurance that the Board of Trustees will not determine to rescind such opting out.


Control Share Acquisitions


     The MGCL, as applicable to REITs, provides that control shares (as defined below) of the Company acquired in a control share acquisition (as defined below) have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or trustees who are employees of the Company. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions. Since RAI can hold no more than 15% of the Common Shares, its shares would not be deemed to be Control Shares under the MGCL.


     A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Company may itself present the question at any shareholders' meeting.


     If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the Company may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share Acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share Acquisition. The Control Share Acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction or to acquisitions approved or exempted by the Declaration of Trust or Bylaws. Under the MGCL the Company may "opt out" of the control share provisions. The Bylaws contain a provision exempting from the Control Share Acquisition statute any and all acquisitions by any person of the Common Shares or Preferred Shares. There can be no assurance that such provision will not be amended or eliminated at any time in the future.


Amendment of the Declaration of Trust and Bylaws

     The Declaration of Trust may not be amended without the affirmative vote of at least a majority of the shares entitled to vote on the matter except that the sections of the Declaration of Trust relating to the trustees, the Ownership Limitation, amendments to the Declaration of Trust and the duration and termination of the Company may not be amended without the affirmative vote of two-thirds of the shares entitled to vote on the matter. In addition, the Declaration of Trust may be amended by a two-thirds vote of the Board of Trustees, without any action by the shareholders of the Company, to allow the Company to qualify, or continue its qualification, as a REIT under the Code or Maryland law and, by a majority vote of the Board of Trustees, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has the authority to issue. See "Description of Shares of Beneficial Interest -- Common Shares." The Bylaws may be amended or altered only by the Board of Trustees.


Meetings of Shareholders


     The Declaration of Trust provides for annual meetings of shareholders, commencing in 1998, to elect the Board of Trustees and transact such other business as may properly be brought before the meeting. Special meetings of shareholders may be called by the Chairman, the Chief Executive Officer, the President or the Board of Trustees and shall be called at the request in writing of the holders of 50% or more of the outstanding shares entitled to vote.


Advance Notice of Trustee's Nominations and New Business


     The Declaration of Trust provides that (i) with respect to any meeting of shareholders, the nomination of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only
(a) by the Board of Trustees or (b) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (ii) with respect to a special meeting of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting.


Dissolution of the Company


     Pursuant to the Declaration of Trust, and subject to any restrictions imposed by the terms of any class or series of shares of beneficial interest of the Company then outstanding, the shareholders of the Company may dissolve the Company by the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter.


Indemnification; Limitation of Trustees' and Officers' Liability


     Maryland law permits a Maryland REIT to include in its declaration of trust, and the Declaration of Trust includes, a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding of active and deliberate dishonesty by the Trustee that was material to the cause of action adjudicated.

     The Declaration of Trust authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise, from and against any claim or liability to which such person may become subject or which such person may incur by reason thereof. The Bylaws require the Company to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in the foregoing capacities.

     Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws require the Company, as a condition to advancing expenses, to obtain (i) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.


Indemnification Agreements

     The Company has entered into indemnification agreements with each of its officers and trustees. The indemnification agreements require, among other matters, that the Company indemnify its officers and trustees to the fullest extent permitted by law and advance to the officers and trustees all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, the Company must also indemnify and advance all expenses incurred by officers and trustees seeking to enforce their rights under the indemnification agreements and may cover officers and trustees under any trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the Declaration of Trust, Bylaws and applicable Maryland law, it provides greater assurance to trustees and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or the shareholders to eliminate the rights it provides.


Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws

     The provisions of the Declaration of Trust regarding the removal of trustees and the restrictions on the transfer of shares, and the advance notice provisions of the Bylaws, could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or that they otherwise may believe to be desirable. Also, if the resolution of the Board of Trustees opting out of the business combination statute or the provisions of the Bylaws electing not to be governed by the control share acquisition statute are rescinded, such statutes could have a similar effect.


Maryland Asset Requirements

     To maintain its qualification as a Maryland real estate investment trust, Maryland law requires at least 75% of the value of the Company's assets to be held, directly or through other entities, in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short term securities and receivables. Maryland law also prohibits the Company from using or applying land for farming, agricultural, horticultural or similar purposes.

                    COMMON SHARES AVAILABLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 6,133,434 Common Shares outstanding (6,553,434 Common Shares if the Underwriters exercise their over-allotment option). All of such Common Shares will be available for resale to the public without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144"). In connection with the IPO, RAI (which purchased 500,000 Common Shares as sponsor of the Company) and certain persons affiliated or associated with RAI, Brandywine and their affiliates (who purchased 124,280 Common Shares in the IPO) agreed not to offer, sell or otherwise dispose of any of their Common Shares until July 13, 1998 without the prior written consent of FBR.


     Common Shares issued to holders of units of limited partnership interest in the Operating Partnership ("Units") upon exercise of the Redemption Rights (see "Operating Partnership Agreement -- Redemption Rights") will be "restricted" securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. See "Operating Partnership -- Redemption Rights."


     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Shares or the average weekly trading volume of the Common Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.


     There are currently outstanding management options under the Option Plan, and warrants issued to the FBR in connection with the IPO, to purchase an aggregate of 529,167 Common Shares, exercisable at the IPO price of $15.00 per share. The management options (covering 387,500 Common Shares) become exercisable 25% per year commencing on January 14, 1999; all of the warrants (covering 141,667 Common Shares) become exercisable on January 14, 1999.


     No prediction can be made as to the effect, if any, that future sales of Common Shares, or the availability of Common Shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Shares.



                        OPERATING PARTNERSHIP AGREEMENT


     The Operating Partnership is a Delaware limited partnership, the General Partner of which is RAIT General, Inc., and the Initial Limited Partner of which is RAIT Limited, Inc., each of which is a wholly-owned subsidiary of RAIT. Because RAIT indirectly owns 100% of the partnership interests in the Operating Partnership, the Operating Partnership will be disregarded as a separate entity from RAIT for federal income tax purposes until a third party is admitted as a partner of the Operating Partnership. The Company organized the Operating Partnership in order to provide future sellers of assets with the opportunity to transfer those assets to the Company in a tax-deferred exchange. The Operating Partnership Agreement currently does not contain many of the provisions described below. Instead, the following summary of the Operating Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, describe certain provisions that likely will appear in the Operating Partnership Agreement when third-party sellers of assets who wish to achieve tax deferral are admitted as partners of the Operating Partnership. The provisions described in this summary, however, may not appear in the Operating Partnership Agreement that ultimately is executed.

General

     Pursuant to the Operating Partnership Agreement, the General Partner, as the sole general partner of the Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. The limited partners of the operating partnership (the "Limited Partners") have no authority in their capacity as Limited Partners to transact business for, or participate in the management activities or decisions of, the Operating Partnership except as required by applicable law. As a result of its ownership of the General Partner, RAIT will control the assets and business of the Operating Partnership. However, it is anticipated that any amendment to the Operating Partnership Agreement that would (i) convert a Limited Partner's interest in the Operating Partnership into a General Partner interest; (ii) increase the liability of a Limited Partner under the Operating Partnership Agreement; (iii) alter a Partner's rights to distributions; (iv) alter or modify any aspect of a Partners' rights with respect to redemption of his interest; or (v) cause the early termination of the Operating Partnership (other than as set forth in the Operating Partnership Agreement) will require the consent of the Limited Partners affected thereby.


General Partner Not to Withdraw

     It is anticipated that the General Partner will not be able to withdraw voluntarily from the Operating Partnership or transfer or assign its interest in the Operating Partnership unless (i) the transaction in which such withdrawal or transfer occurs results in the liquidation of the Operating Partnership or (ii) the Limited Partners, by majority vote, elect to continue the Operating Partnership and to appoint a successor General Partner.


Capital Contribution

     RAIT has capitalized the Operating Partnership by contributing the net proceeds of its initial public offering to the Operating Partnership, and will contribute the net proceeds of this Offering to the Operating Partnership. The General Partner holds a 1% general partnership interest in the Operating Partnership, and the Initial Limited Partner holds a 99% limited partnership interest in the Operating Partnership. The General Partner and Initial Limited Partner are wholly-owned subsidiaries of RAIT through which RAIT currently owns 100% of the Units in the Operating Partnership.

     It is anticipated that the Operating Partnership Agreement will provide that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the General Partner may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the General Partner's borrowing of such funds. Moreover, it is anticipated that the General Partner will be authorized to cause the Operating Partnership to issue Units for less than fair market value if the Company has concluded in good faith that such issuance is in the best interest of the Company and the Operating Partnership. Under the Operating Partnership Agreement, each of the General Partner and the Initial Limited Partner is obligated to contribute the net proceeds of any future share offering by RAIT as additional capital to the Operating Partnership in exchange for additional Units. Upon such contribution, the General Partner's and the Initial Limited Partner's percentage interests in the Operating Partnership would be increased on a proportionate basis based upon the amount of such additional capital contributions. The percentage interest of the Limited Partners (other than the Initial Limited Partner) would be decreased on a proportionate basis in the event of additional capital contributions by the General Partner and the Initial Limited Partner. In addition, if the General Partner and the Initial Limited Partner were to contribute additional capital to the Operating Partnership, the General Partner would revalue the property of the Operating Partnership to its fair market value (as determined by the General Partner) and the capital accounts of the partners would be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Operating Partnership Agreement as if there were a taxable disposition of such property for such fair market value on the date of the revaluation.


Redemption Rights

     It is anticipated that the Limited Partners (other than the Initial Limited Partner) will have the right (the "Redemption Rights") to cause the Operating Partnership to redeem their Units for cash or, at the election of the

General Partner, Common Shares on a one-for-one basis. The redemption price will be paid in cash in the discretion of the Company or in the event that the issuance of Common Shares to the redeeming Limited Partner would (i) result in any person owning, directly or indirectly, Common Shares in excess of the Ownership Limitation, (ii) result in capital shares of the Company being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, or (v) cause the acquisition of Common Shares by such redeeming Limited Partner to be "integrated" with any other distribution of Common Shares for purposes of complying with the Securities Act.


Operations

     The Operating Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable RAIT to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Code, and to ensure that the Operating Partnership will be not classified as a "publicly traded partnership" for purposes of section 7704 of the Code.


     In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, it is anticipated that the Operating Partnership will pay all general, operating and administrative expenses of the Company, the General Partner and the Initial Limited Partner (collectively, the "Company Expenses") and the Company Expenses will be treated as expenses of the Operating Partnership. The Company Expenses generally include (i) all expenses relating to the organization and continuation of the Company, the General Partner and the Initial Limited Partner, (ii) all expenses relating to the public offering and registration of securities by the Company, (iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company, the General Partner and the Initial Limited Partner with laws, rules and regulations promulgated by any regulatory body and (v) all other general, operating and administrative costs of the Company, the General Partner and the Initial Limited Partner incurred in the ordinary course of their business on behalf of the Operating Partnership.



Distributions



     It is anticipated that the Operating Partnership Agreement will provide that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including partner loans, it is anticipated that any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the General Partner has a negative balance in its capital account following a liquidation of the Operating Partnership, it will be obligated to contribute cash to the Operating Partnership equal to the negative balance in its capital account.


Allocations

     It is anticipated that income, gain and loss of the Operating Partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, subject to compliance with the provisions of Code sections 702 and 704 and Treasury Regulations promulgated thereunder.


Term

     The Operating Partnership will continue until December 31, 2050, or until sooner terminated as provided in the Operating Partnership Agreement or by operation of law.

Tax Matters

     The General Partner has been designated in the Operating Partnership Agreement as the tax matters partner of the Operating Partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.


                       FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Common Shares. Ledgewood Law Firm, P.C. has acted as Counsel to the Company, has reviewed this summary and has rendered an opinion that the descriptions of the law and the legal conclusions contained herein are correct in all material respects, and that the discussions hereunder fairly summarize the federal income tax considerations that are likely to be material to the Company and a holder of the Common Shares. This discussion does not purport to address all aspects of taxation that may be relevant to particular shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers and, except to the extent discussed below, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.


     The statements in this discussion and the opinion of Counsel are based on current provisions of the Code, existing, temporary and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


Taxation of RAIT

     RAIT plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1998. RAIT will be organized and has represented that it will operate in such a manner as to qualify for taxation as a REIT under the Code, but no assurance can be given that RAIT actually will operate in a manner so as to qualify or remain qualified as a REIT.

     The sections of the Code and the corresponding Treasury Regulations relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

     Counsel has acted as counsel to RAIT in connection with the Offering and RAS's election to be taxed as a REIT. In the opinion of Counsel, assuming that the elections and other procedural steps described in this discussion are completed by RAIT in a timely fashion, RAIT will qualify to be taxed as a REIT under the Code, and RAIT's organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Counsel's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding its business, assets and future operations, as set forth below in this discussion. Moreover, such qualification and taxation as a REIT depends upon RAIT's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and diversity of share ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed


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by Counsel. Accordingly, no assurance can be given that the actual results of
RAS's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations -- Failure to Qualify."


     If RAIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, RAIT will be subject to federal income tax in the following circumstances:


   o RAIT will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.


   o Under certain circumstances, RAIT may be subject to the "alternative minimum tax" on its undistributed items of tax preference, if any.


   o If RAIT has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired by RAIT through foreclosure or otherwise after a default on a loan secured by the property or a lease of the property; see "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests") that is held primarily for sale to customers in the ordinary course of business or
     (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.


   o If RAIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property or property that has been involuntarily converted, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.


   o If RAIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which RAIT fails the 75% or 95% gross income test, multiplied by (ii) a fraction intended to reflect RAIT's profitability.


   o If RAIT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, RAIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.


   o If RAIT acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which the basis of the asset in RAIT's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and RAIT recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which it acquired such asset, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by RAIT over the adjusted basis in such asset at such time), RAIT will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the tax on "built-in-gain" assume that RAIT will elect pursuant to IRS Notice 88-19 to be subject to the rules described in the preceding sentence if it were to make any such acquisition.


Requirements for Qualification


     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as


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defined in the Code to include certain entities) during the last half of each taxable year other than its first taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made by RAIT to be taxed as a REIT. For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule. In addition, a REIT that (i) complies with certain Treasury regulations discussed in "Federal Income Tax Considerations -- Requirements for Qualification -- Recordkeeping Requirements" and (ii) does not know, or have reason to know, that it is closely held so as to violate the 5/50 Rule, is treated as having satisfied the 5/50 Rule.


     RAIT currently has two corporate subsidiaries, the General Partner and the Initial Limited Partner, and may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" of RAIT will be ignored, and all assets, liabilities and items of income, deduction and credit of such "qualified REIT subsidiaries" will be treated as assets, liabilities and items of income, deduction and credit of RAIT. The General Partner and the Initial Limited Partner are "qualified REIT subsidiaries." Accordingly, the General Partner and the Initial Limited Partner will not be subject to federal income taxation, although they may be subject to state and local taxation.


     Pursuant to Treasury Regulations relating to entity classification (the "Check-the-Box Regulations"), an unincorporated entity that has a single owner is disregarded as an entity separate from its owner for federal income tax purposes. Because RAIT will be deemed to own 100% of the partnership interests in the Operating Partnership for federal income tax purposes, the Operating Partnership will be disregarded as an entity separate from RAIT under the Check-the-Box Regulations during the period when its only partners are the General Partner and the Initial Limited Partner.


     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests described below. When the Operating Partnership admits a partner other than RAIT or a qualified REIT subsidiary of RAIT, a proportionate share of the assets and gross income of the Operating Partnership will be treated as assets and gross income of RAIT for purposes of applying the requirements described in this section.


     Income Tests. In order for RAIT to qualify and to maintain its qualification as a REIT, two requirements relating to RAIT's gross income must be satisfied annually. First, at least 75% of RAIT's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and interest on obligations secured by mortgages on real property or on interests in real property) or temporary investment income. Second, at least 95% of RAIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property, mortgages


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on real property, or temporary investments, and from dividends, other types of interest, certain hedging instruments that reduce the interest rate risk with respect to certain of RAIT's liabilities, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Income deriving from origination fees does not qualify for inclusion under either such test; see "Risk Factors -- Legal and Tax Risks -- Origination Fees Which May Be Received by the Company Will Not Be REIT Qualifying Income." The specific application of these tests to the Company is discussed below.

     There may be circumstances in which the principal amount of mortgage loans on a property exceed its fair market value. In such a situation, the Service may contend that the lender is actually the owner of the property for tax purposes. Since RAIT has acquired (and may continue to acquire) loans the principal amount of which exceeds the fair market value of the underlying property, such recharacterization may occur although the existence of forbearance or other workout arrangements would make it less likely. If RAIT is found to be the owner of real property rather than a mortgagee, its income would consist of the rent from the property rather than interest on the debt. RAS would generally be entitled to deductions for operating expenses of the property as well as for depreciation. Consequently, as long as the rent qualifies as "rents from real property," it is unlikely that such recharacterization would adversely affect RAIT's qualification under the asset tests, income tests or distribution requirements, except as discussed below.

     The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received by the debtor would be characterized as rents from real property if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests. In addition, if RAIT receives interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during the taxable year exceeds the fair market value of the real property on the date RAIT purchased the mortgage loan, the interest income will be apportioned between the real property and the other property, which apportionment may cause RAIT to recognize income that is not qualifying income for purposes of the 75% gross income test.

     Counsel is of the opinion that the interest, OID and market discount income that RAIT derives from its investments in loans generally will be qualifying interest income for purposes of both the 75% and 95% gross income tests. In some cases, however, the amount of a loan may exceed the value of the real property securing the loan, which will result in a portion of the income from the loan being classified as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. It is also possible that, in some instances, the interest income from a loan may be based in part on the borrower's profits or net income, which generally will disqualify the income from the loan for purposes of both the 75% and 95% gross income tests. In addition, RAIT has purchased and originated loans that are only indirectly secured by real estate, and may continue to do so in the future. In situations where a senior loan prevents a junior lender from recording a mortgage against the property, a junior note held by RAIT may be collateralized by an unrecorded mortgage, a deed-in-lieu of foreclosure, a pledge of equity interests of the borrower, a purchase option or some other arrangements that RAS believes will enable it to obtain an interest in the underlying property upon default. With respect to the five loans in the Company's investment portfolio as of March 1998, that are indirectly secured by real estate, all are collateralized with deeds-in-lieu of foreclosure. Counsel is of the opinion that interest, OID and market discount income derived from such loans will be qualifying interest income for purposes of both the 75% and 95% gross income tests. It is possible, however, that the Service would conclude that interest on these loans does not constitute interest "secured by mortgages on real property or on interests in real property," so that such interest would not qualify for purposes of the 75% gross income test. RAIT will take appropriate steps to ensure that it will always have sufficient qualifying income to meet the 75% and 95% gross income tests. A loan under negotiation as of the date of this Prospectus, the Stock-Secured Loan, will, if consummated, be secured by a pledge of stock by the owner of the Subchapter S Corporations which own the property underlying the mortgage-secured Loan. Because a pledge of corporate stock is not directly covered by private letter rulings equating to pledge of partnership interests with a mortgage on the property owned by any such partnership, it may be that interest on the Stock-Secured Loan will not be qualifying interest for the purposes of the 75% gross income test. See description of Proposed Loan 116 "Investment Objectives and Policies -- Recent Developments."

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     In the case of wraparound loans made or acquired by a REIT, there is authority for the position that only the interest attributable to the amounts advanced by the REIT (or the person from whom it acquired the wraparound loan) will constitute income to it. Under this interpretation, amounts received by the REIT from the borrower that are used to pay debt service on the underlying senior debt would be treated as having been paid directly by the borrower to the senior lender and thus excluded from the REIT's gross income. The effect would be to reduce the amount of the REIT's gross income for purposes of the 75% and 95% gross income tests.


     RAIT may originate or acquire mortgage loans that have shared appreciation provisions. As of March 31, 1998, two of RAIT's Loans had such features. RAIT may be required to recognize income from a shared appreciation provision over the term of the related loan using the constant yield method pursuant to certain Treasury Regulations regarding the accrual of OID on contingent payment debt obligations. This method generally will result in RAIT recognizing at least some taxable income in advance of the related cash flow.


     RAIT may receive income not described above that is not qualifying income for purposes of the 75% and 95% gross income tests. For example, certain fees for services which may be rendered by RAIT will not be qualifying income for purposes of the gross income tests. It is not anticipated that RAIT will receive a significant amount of such fees. RAIT will monitor the amount of nonqualifying income produced by its assets and has represented that it will manage its portfolio in order to comply at all times with the gross income tests.

     The rent received by RAIT from the tenants of its real properties will qualify as "rents from real property" in satisfying the gross income tests for a REIT described above only if several conditions are met. First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if RAIT, or a direct or indirect owner of 10% or more of RAIT, owns 10% or more of such tenant, taking into account both direct and constructive ownership (under constructive ownership rules found in Section 856(d)(5) of the Code, as modified by the 1997 tax law) (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," RAIT generally must not operate or manage the real property or furnish or render services to the tenants of such real property other than through an "independent contractor" who is adequately compensated and from whom RAIT derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by RAIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Moreover, RAIT may render a de minimis amount (no more than 1% of the gross income from a property) of otherwise impermissible services to tenants or in connection with the management of such property, while still treating amounts received with respect to such property (other than amounts attributable to such services) as rent. For these purposes, the services may not be valued at less than 150% of RAIT's direct costs for the services.

     RAIT has represented that it will not charge rent for any portion of any Property Interest that is based, in whole or in part, on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts of sales, as described above) to the extent that the receipt of such rent would jeopardize RAIT's status as a REIT. In addition, RAIT has represented that, to the extent that it receives rent from a Related Party Tenant, such rent will not cause RAIT to fail to satisfy either the 75% or 95% gross income test. RAIT also has represented that it will not allow the rent attributable to personal property leased in connection with any lease of real property to exceed 15% of the total rent received under the lease, if the receipt of such rent would cause RAIT to fail to satisfy either the 75% or 95% gross income test. Finally, RAIT has represented that it will not operate or manage its Property Interests or furnish or render noncustomary services to the tenants of its Property Interests other than through an "independent contractor," to the extent that such operation or the provision of such services would jeopardize RAIT's status as a REIT.


     REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that otherwise would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. REITS, however, are allowed to treat income



                                       70
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from foreclosure property as qualifying income for purposes of both the 75% and
95% gross income tests, even though such income would not otherwise be qualifying income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which the REIT makes a proper election to treat the property as foreclosure property. A property generally may be treated as foreclosure property until the last day of the third full taxable year following the election, although the IRS may grant one extension of the period for treating the property as foreclosure property if RAIT establishes that an extension is necessary for the orderly liquidation of RAIT's interest in the property. Such extension may not extend the treatment as foreclosure property beyond six years from the date the property is acquired by RAIT. The Company does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if RAIT does receive any such income, RAIT will make an election to treat the related property as foreclosure property.


     If property is not eligible for treatment as foreclosure property ("Ineligible Property") because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property will not receive the benefit of the foreclosure property rules, which allow otherwise non-qualifying income to be treated as qualifying income for purposes of the 75% or 95% gross income tests. RAIT anticipates that any income it receives with respect to Ineligible Property will be qualifying income for purposes of the 75% and 95% gross income tests.



     The net income from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Company believes that no asset owned by RAIT is or will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of RAIT's business. Whether an asset is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, RAIT will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that RAS can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."


     If RAIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if RAIT's failure to meet such tests is due to reasonable cause and not due to willful neglect, RAIT attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances RAIT would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of RAIT," even if those relief provisions apply, a 100% tax would be imposed on an amount equal to (i) the gross income attributable to the greater of the amount by which RAIT fails the 75% or 95% gross income test, multiplied by (ii) a fraction intended to reflect RAS's profitability.


     Asset Tests. At the close of each quarter of each taxable year, RAIT must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of RAIT's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where RAIT raises new capital through offerings of shares or long-term (at least five-year) debt, temporary investments in stock or debt instruments during the one-year period following RAIT's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the fair market value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including


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items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). To the extent that the fair market value of the real property securing a mortgage loan equals or exceeds the outstanding principal balance of the loan, the loan will qualify as a real estate asset. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, such loan may not be a qualifying real estate asset to the extent that the loan amount exceeds the value of the associated real property, although the matter is not free from doubt. An "interest" in real property also generally includes an interest in mortgage loans secured by controlling equity interests in entities treated as partnerships for federal income tax purposes that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest. In addition, RAIT has purchased and originated loans that are only indirectly secured by real estate, and may continue to do so in the future. In situations where a senior loan prevents a junior lender from recording a mortgage against the property, a junior note held by RAIT may be collateralized by an unrecorded mortgage, a deed-in-lieu of foreclosure, a pledge of equity interests of the borrower, a purchase option or some other arrangements that RAIT believes will enable it to obtain an interest in the underlying property upon default. With respect to the five loans in the Company's investment portfolio as of March 31, 1998 (19.8% by book value) that are indirectly secured by real estate, all are collateralized with deeds-in-lieu of foreclosure. Counsel is of the opinion that these loans qualify as real estate assets for the purposes of the 75% asset test. It is possible, however, that the Service would conclude that these loans are not "secured by mortgages on real property or on interests in real property," so that such loans would not be qualifying assets for purposes of the 75% asset test. Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by RAIT may not exceed 5% of the value of RAIT's total assets, and RAIT may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in the General Partner and Initial Limited Partner, the Operating Partnership, and any other qualified REIT subsidiary).

     RAIT expects that any loans, real properties and temporary investments that it acquires generally will be qualifying assets for purposes of the 75% asset test, except to the extent that the principal balance of any loan exceeds the value of the associated real property, or to the extent the asset is a loan that is not deemed to be secured by a mortgage on real property. In the case of wraparound loans, it is uncertain whether the entire wraparound mortgage amount or only the amount of RAIT's investment that is in excess of the principal amount of the underlying loans will be considered an asset of RAIT. The Company will monitor the status of the assets that it acquires for purposes of the various asset tests and has represented that it will manage its portfolio in order to comply at all times with such tests. If RAIT should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of RAIT's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, RAIT still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. RAIT intends to maintain accurate records of the value of its assets to ensure compliance with the assets tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

     Distribution Requirements. In order to qualify as a REIT, RAIT is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its shareholders in an aggregate amount at least equal to
(i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before RAS timely files its federal income tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that RAIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates (see "Federal Income Tax Considerations -- Taxation of Taxable U.S. Shareholders Generally" for a discussion of an election RAIT may make with respect to deemed distributions of long-term capital gain). Furthermore, if RAIT should fail to distribute during each calendar year (or, in the case of a distribution with declaration and record dates falling in the last three months of the calendar year, by the end of the January immediately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii)


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

95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, RAIT would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. If RAIT makes the election to retain and pay income tax on its net long-term capital gains (see "Federal Income Tax Considerations -- Taxation of Taxable U.S. Shareholders Generally") such amounts are treated as distributed for purposes of the 4% excise tax. RAIT intends to make timely distributions sufficient to satisfy the annual distribution requirements.


     It is possible that, from time to time, RAIT may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, RAIT will recognize taxable income in excess of its cash receipts when OID accrues with respect to its loans. OID generally will be accrued using a constant yield methodology that takes into account projected prepayments but that does not allow credit losses to be reflected until they are actually incurred. Thus, pursuant to certain Treasury Regulations, RAIT may be required to recognize the amount of any payment projected to be made pursuant to a participation provision in a loan over the term of the loan using the constant yield method. In addition, RAIT may recognize as income taxable market discount income upon the receipt of proceeds from the disposition of, or principal payments on, loans that are "market discount bonds" (i.e., obligations with a stated redemption price at maturity that is greater than RAIT's tax basis in such obligations), although such proceeds often will be used to make non-deductible principal payments on related borrowings. RAIT may also recognize income in excess of cash receipts if it makes wraparound loans where the payments of nondeductible principal it must make on the underlying loans exceed the amount of nontaxable principal it is receiving from the borrower. There is authority, however, for the position that only the interest on the amount advanced by the wraparound lender is included in the income of a REIT making such a loan; this would reduce or limit the possibility of mismatching. It also is possible that, from time to time, RAIT may recognize net capital gain attributable to the sale of depreciated property that exceeds its cash receipts from the sale. RAIT also may recognize taxable income without receiving a corresponding cash distribution if it forecloses on or makes a "significant modification" (as defined in Regulations Section 1.1001-3(e)) to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds RAIT's basis in the original loan. Finally, capital losses recognized by RAIT may not be deducted from its REIT taxable income. Therefore, RAIT may have less cash than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, RAIT may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of Preferred Shares or additional Common Shares.


     Under certain circumstances, RAIT may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in RAIT's deduction for dividends paid for the earlier year. Although RAIT may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.


     Recordkeeping Requirements. Pursuant to applicable Treasury Regulations, RAS must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. Failure to request such information from shareholders in a taxable year could subject RAIT to a penalty of $25,000 ($50,000 for intentional violations).


Failure to Qualify


     If RAIT fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, RAIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to RAIT's shareholders in any year in which RAIT fails to qualify will not be deductible by RAIT nor will they be required to be made. In such event, to the extent of RAIT's current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, RAIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which RAIT ceased to qualify as a REIT. It is not possible to state whether in all circumstances RAIT would be entitled to such statutory relief.

Taxation of Taxable U.S. Shareholders Generally


     As long as RAIT qualifies as a REIT, distributions made to RAIT's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States,
(ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,
(iii) an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a United States court is able to exercise primary supervision over the administration of such trust and (B) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed RAIT's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. RAIT may elect to retain and pay income tax on net long-term capital gains it receives during the taxable year. If RAIT makes this election, (i) its shareholders would include in their income as long-term capital gains their proportionate share of the undistributed long-term capital gains as designated by RAIT, (ii) each shareholder would be deemed to have paid the shareholder's share of the tax, which would be credited or refunded to the shareholder, and (iii) the basis of each shareholder's shares would be increased by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by RAIT) included in the shareholder's long-term capital gains. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that these distributions exceed the adjusted basis of a shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Shares had been held for one year or less), assuming the Common Shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by RAIT in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by RAS and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by RAIT during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of RAIT. Instead, any such losses are carried over by RAIT for potential offset against its future income (subject to certain limitations). Taxable distributions from RAIT and gain from the disposition of the Common Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from RAIT generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Shares (or distributions treated as such), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. RAIT will notify shareholders after the close of RAIT's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.


     RAIT's investments may cause it under certain circumstances to recognize taxable income in excess of its economic income ("phantom income") and to experience an offsetting excess of economic income over its taxable income in later years. As a result, shareholders may from time to time be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if RAIT receives phantom income, its shareholders may be required to pay federal income tax with respect to such income on an accelerated basis, i.e., before such income is realized by the shareholders in an economic sense. Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause shareholders to receive an after-tax rate of return on an investment in RAIT that would be less than the after-tax rate of return on an investment with an identical


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

before-tax rate of return that did not generate phantom income. For example, if an investor subject to an effective income tax rate of 30% purchased a bond (other than a tax-exempt bond) with an annual interest rate of 10% for its face value, the investor's before-tax return on the investment would be 10%, and the investor's after-tax return would be 7%. However, if the same investor purchased shares of RAIT at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on the shares might be somewhat less than 7% as a result of RAIT's phantom income. In general, as the ratio of RAIT's phantom income to its total income increases, the after-tax rate of return received by a taxable shareholder of RAIT will decrease. RAIT will consider the potential effects of phantom income on its taxable shareholders in managing its investments.

Taxation of Shareholders on the Disposition of the Common Shares

     In general, any gain or loss realized upon a taxable disposition of the Common Shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Shares have been held for more than 12 months (subject to a reduction in tax rate if the Common Shares have been held for more than 18 months; see "Federal Income Tax Considerations -- Capital Gains and Losses") and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from RAIT required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Shares may be disallowed if other Common Shares are purchased within 30 days before or after the disposition.

Capital Gains and Losses

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gains applicable to individuals is 28% for assets held for more than one year but not more than 18 months, and 20% for assets held more than 18 months. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by individuals. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

     RAIT will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide RAIT with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, RAIT may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to RAIT. The Treasury Department has issued new regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders that are effective for payments made after December 31, 1998. The new regulations have eased certain of the recordkeeping requirements pertaining to backup withholding. See "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, in a published ruling the Service stated that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by RAIT to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Shares with debt, a portion of its income from RAIT will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from RAIT as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of RAIT's shares is required to treat a percentage of the dividends from RAIT as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by RAIT from an unrelated trade or business (determined as if RAIT were a pension trust) divided by the gross income of RAIT for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of RAIT's shares only if (i) the UBTI Percentage is at least 5%, (ii) RAIT qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of RAIT in proportion to their actuarial interests in the pension trust, and (iii) RAIT is a "pension-held REIT" (that is, either (A) one pension trust owns more than 25% of the value of RAIT's shares or (B) a group of pension trusts individually holding more than 10% of the value of RAIT's shares collectively owns more than 50% of the value of RAIT's shares). Because the Ownership Limitation prohibits any shareholder from owning (i) more than 8.3% of the number of outstanding Common Shares (other than RAI, which may own no more than 15% of the number of outstanding Common Shares and will, at the conclusion of the Offering, own 8.2% of the outstanding Common Shares, assuming the Underwriters do not exercise their over-allotment option) or (ii) more than 9.8% of the number of outstanding Preferred Shares of any series, RAIT should not be a pension-held REIT and, accordingly, no pension trust should be required to treat a percentage of the dividends from RAIT as UBTI.



Taxation of Non-U.S. Shareholders

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corpo-rations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex. The following discussion provides only a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.


     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by RAIT of United States real property interests and are not designated by RAIT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of RAIT. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United
States trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). RAIT expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S.
Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with RAIT or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with RAIT claiming that the distribution is effectively connected income. The Treasury Department has issued new regulations that, for payments made after December 31, 1999, modify the manner in which RAIT complies with the withholding requirements.

     Distributions in excess of current and accumulated earnings and profits of RAIT will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of Common Shares as described above. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to


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


withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. RAIT is required to withhold 10% of any distribution in excess of RAIT's current and accumulated earnings and profits. Consequently, although RAIT intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that RAIT does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which RAIT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by RAIT of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. RAIT is required to withhold 35% of any distribution that is designated by RAIT as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if RAIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by Non-U.S. persons. However, because the Common Shares will be publicly traded, no assurance can be given that RAIT will be a "domestically controlled REIT." In addition, a Non-U.S. Shareholder that owns, actually or constructively, not more than 5% of RAIT's shares throughout a specified "look-back" period will not recognize gain on the sale of shares taxable under FIRPTA, if the shares are traded on an established securities market. Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as United States shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

State and Local Taxes

     RAIT, the General Partner, the Initial Limited Partner, the Operating Partnership and RAIT's shareholders may be subject to state and local tax in various states and localities, including those states and localities in which they transact business, own property, or reside. The state and local tax treatment of RAIT and its shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Shares.

Sale of RAIT's Property


     Any gain realized by RAIT on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon RAIT's ability to satisfy the income tests for REIT status. See "Federal Income Tax Considerations -- Requirements for Qualification Income Tests." RAIT, however, does not presently intend to acquire or hold a material amount of property that represents inventory or other property held primarily for sale to customers in the ordinary course of its trade or business.

                          BENEFIT PLAN CONSIDERATIONS

     The following summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, and the prohibited transaction provisions of section 4975 of the Code, does not purport to deal with all aspects of ERISA or section 4975 of the Code that may be relevant to particular shareholders (including plans subject to Title I of ERISA, other retirement plans and individual retirement accounts ("IRAs") subject to the prohibited transaction provisions of section 4975 of the Code, and governmental plans or church plans that are exempt from ERISA and section 4975 of the Code but that may be subject to state law requirements) in light of their particular circumstances.

     The discussion is based on current provisions of ERISA and the Code, existing and currently proposed regulations under ERISA and the Code, the legislative history of ERISA and the Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

     A FIDUCIARY MAKING THE DECISION TO INVEST IN THE COMMON SHARES ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF THE COMMON SHARES BY SUCH PLAN OR IRA.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

     Each fiduciary of a Plan subject to Title I of ERISA should consider carefully whether an investment in the Common Shares is consistent with such fiduciary's responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require a Plan's investment to be
(i) prudent and in the best interests of the Plan, its participants and its beneficiaries, (ii) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (iii) authorized under the terms of the Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the Common Shares is prudent for purposes of ERISA, the appropriate fiduciary of a Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification of portfolio investments and the cash flow requirements of the Plan.

     A fiduciary of an IRA or of an employee benefit plan that is not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable law.

     Fiduciaries of Plans and persons making investment decisions for an IRA or other Non-ERISA Plan also should consider the application of the prohibited transaction provisions of ERISA and the Code in making their investment decision. A "disqualified person" (within the meaning of section 4975 of the Code) with respect to a Plan, or an IRA subject to Code section 4975, is subject to (i) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the Plan or IRA and (ii) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. In general, if the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is established (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits a Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may, among other things, be liable to the Plan for any loss the Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

Status of the Company under ERISA's Plan Asset Rules

     Regulations of the DOL defining "plan assets" (the "Plan Asset Regulations") generally provide that when a Plan, Non-ERISA Plan or IRA subject to section 406 of ERISA or section 4975 of the Code acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the Plan's or Non-ERISA Plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     The Plan Asset Regulations define a publicly-offered security as a security that is "widely-held," "freely-transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Common Shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act within the required 120 day period. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Common Shares are "widely held" and it is anticipated that, after this Offering, they will continue to be "widely held."

     The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Asset Regulations further provide that where a security is part of an offering in which the minimum investment is $10,000 or less (as is the case with this offering), certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable. The restrictions on transfer enumerated in the Plan Asset Regulations as ordinarily not affecting that finding include:
(i) any restriction on or prohibition against any transfer or assignment that would result in the termination or reclassification of an entity for federal or state tax purposes, or that otherwise would violate any federal or state law or court order, (ii) any requirement that advance notice of a transfer or assignment be given to the issuer, (iii) any administrative procedure that establishes an effective date, or an event (such as completion of an offering), prior to which a transfer or assignment will not be effective, and (iv) any limitation or restriction on transfer or assignment that is not imposed by the issuer or a person acting on behalf of the issuer. The Company believes that the restrictions imposed under the Declaration of Trust on the transfer of the Company's Common Shares will not result in the failure of the Common Shares to be "freely transferable." The Company also is not aware of any other facts or circumstances limiting the transferability of the Common Shares that are not identified in the Plan Asset Regulations as factors that ordinarily do not adversely affect a finding that securities are freely transferable. However, no complete assurances can be given that the DOL or the Treasury Department would not reach a contrary conclusion.

     Assuming that the Common Shares will be "widely held" and that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of the Common Shares, the Common Shares should be publicly offered securities and the assets of the Company should not be deemed to be "plan assets" of any Plan, IRA or Non-ERISA Plan that invests in the Common Shares. However, no assurances can be given that the Company's assets will not be deemed to be plan assets.


     If the assets of the Company were to be deemed to be "plan assets" under ERISA, (i) the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving the Company's assets,
(ii) persons who exercise any authority over the Company's assets, or who provide investment advice to the Company, would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of each Plan that acquires Common Shares, (iii) a fiduciary exercising his investment discretion over the assets of a Plan to cause it to acquire or hold the Common Shares could be held liable under Part 4 of Title I of ERISA for transactions entered into by the Company that do not conform to ERISA standards of prudence and fiduciary responsibility, and (iv) certain transactions that the Company might enter into in the ordinary course of its business and operations might constitute "prohibited transactions" under ERISA and the Code.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below and each of the Underwriters, for whom Friedman, Billings, Ramsey & Co., Inc., Piper Jaffray Inc. and Gruntal & Co., L.L.C., are acting as
Representatives, has severally agreed to purchase the number of Common Shares offered hereby set forth below opposite its name.



Underwriter                                         Number of Shares
-----------                                         ----------------
          Friedman, Billings, Ramsey & Co., Inc.
          Piper Jaffray Inc. ....................
          Gruntal & Co., L.L.C. .................
                                                       ---------
            Total ...............................      2,800,000
                                                       =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all the Common Shares offered hereby if any are purchased.

     The Underwriters propose initially to offer the Common Shares directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a concession not to exceed $_______ per Common Share. The Underwriters may allow and such dealers may reallow a concession not to exceed $______ per Common Share to certain other dealers. After the Common Shares are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an option exercisable during a 30-day period after the date hereof to purchase, at the initial offering price less underwriting discounts and commissions, up to an additional 420,000 Common Shares for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase that number of additional Common Shares which is proportionate to such Underwriter's initial commitment.

     In connection with the IPO, the Company granted to FBR preferential rights until January 13, 2000 to act as the exclusive underwriter for, or advisor to, the Company in specified transactions or offerings. In addition, the Company issued FBR warrants to purchase up to 141,667 Common Shares at an exercise price of $15.00 per share. Transfer of the warrants is restricted until January 14, 1999. The warrants are exercisable commencing January 14, 1999 and terminate January 14, 2003 (the "Warrant Exercise Term"). The Company has also registered the Common Shares underlying the warrants. During the Warrant Exercise Term, the warrant holder is given the opportunity to profit from a rise in market price of the Common Shares. To the extent that the warrants are exercised, dilution to the interest of the holders of the Common Shares may occur. In addition, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected because the holders of the warrants can be expected to exercise them at a time when the Company likely would be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants.

     Also in connection with the IPO, RAI and certain affiliates or associates of RAI, Brandywine and their affiliates, agreed not to offer, sell, contract to sell or otherwise dispose of Common Shares purchased by them in, or in connection with, the IPO until July 13, 1998. See "Common Shares Available for Future Sale."

     In connection with this Offering, certain Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares. Specifically, the Underwriters may overallot this Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase Common Shares in the open market to cover syndicate short positions or to stabilize the price of the Common Shares. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed Common Shares in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Shares above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     The Company has agreed to indemnify the several Underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales of the Common Shares offered hereby to any accounts over which they exercise discretionary authority.

     As of May 12, 1998, Friedman, Billings, Ramsey Investment Management, Inc., an affiliate of FBR, was the beneficial owner of 314,005 shares of RAI's common stock, representing 6.6% of all RAI common stock issued and outstanding.



                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Ledgewood Law Firm, P.C., Philadelphia, Pennsylvania and for the Underwriters by Hunton & Williams, Richmond, Virginia. Certain matters regarding formation of the Company and Maryland law will be passed upon for the Company by Arnold & Porter, Washington, D.C. For certain relationships between Ledgewood Law Firm, P.C. and the Company, see "Conflicts of Interest."


                                    EXPERTS

     The financial statements of the Company as of December 31, 1997 and for the period from August 20, 1997 (date of inception) through December 31, 1997 included in this Prospectus or in the Registration Statement of which this Prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon appears herein and elsewhere in this Registration Statement. Such financial statements are included in reliance upon the report of Grant Thornton LLP, given upon the authority of such firm as experts in accounting and auditing.


     The appraised values of properties underlying the Company's existing investments have been included herein in reliance upon the reports of Johnson, McClellan, Sullins & Page, Joseph Dennis Pasquarella & Co., M. Richard Cohen, Louis A. Iatarola Realty Appraisal Group, Ltd., John Poole and Associates and CB Commercial Real Estate Group, Inc. as experts in appraising real properties.

                                   GLOSSARY

     As used in this Prospectus, the capitalized and other terms listed below have the meanings indicated.

     "ADA" shall mean the Americans with Disabilities Act of 1990, as amended.

     "affiliate" of a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person.

     "Amex" shall mean the American Stock Exchange.

     "Appreciation Interest" means a participation interest in any appreciation in value of properties underlying the Loans or in any share of property revenues.

     "Bankruptcy Code" shall mean Title 11 of the United States Code, as amended.

     "Beneficiary" shall mean a charitable organization selected by the Company to which shares in excess of the Ownership Limitation may be donated under the circumstances set forth in "Description of Shares of Beneficial Interest -- Restrictions on Ownership and Transfer."

     "Board of Trustees" shall mean the Board of Trustees of RAIT.


     "book value" for an investment shall mean the cost of the investment as carried on the books and records of the Company, plus the amount, as of the date of the Company's acquisition of the investment, of any senior indebtedness to which the property was subject, and including (a) all acquisition costs and expenses (b) subsequent advances, if any, made by the Company in connection with the acquisition, and (c) amounts representing accretion of discount by the Company.

     "Brandywine" shall mean Brandywine Construction & Management, Inc.

     "Bylaws" shall mean the Bylaws of RAIT.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Check-the-Box Regulations" shall mean the Treasury Regulations relating to entity classification.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.

     "Common Shares" shall mean the common shares of beneficial interest, par value $0.01 per share, of RAIT.

     "Company" shall mean RAIT, together with its subsidiaries, unless the context indicates otherwise.

     "Company Expenses" shall mean all administrative costs and expenses of the Company and the General Partner.

     "Control Share Acquisitions" shall mean transactions causing the voting strength of any person acquiring beneficial ownership of shares to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of trustees.

     "Counsel" shall mean Ledgewood Law Firm, P.C., counsel to the Company.

     "Declaration of Trust" shall mean the Declaration of Trust of RAIT.

     "DOL" shall mean the Department of Labor.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


     "Exempt Organizations" shall mean tax-exempt entities, including, but not limited to, charitable organizations, qualified employee pension and profit sharing trusts and individual retirement accounts.

     "FBR" shall mean Friedman, Billings, Ramsey & Co., Inc.

     "5/50 Rule" shall mean the requirement under the Code that not more than 50% in value of the outstanding shares of a REIT be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after the REIT's first taxable year.

     "FIRPTA" shall mean the Foreign Investment in Real Property Tax Act of
1980.

     "General Partner" shall mean RAIT General, Inc., a Maryland corporation and the sole general partner of the Operating Partnership.

     "Independent Trustee" shall mean a trustee who, within the last two years, has not (i) been an affiliate of RAI, JeffBanks, Brandywine or their affiliates, (ii) been an officer of the Company, or (iii) had any material business or professional relationship with the Company, RAI, Brandywine, JeffBanks or their affiliates.

     "Ineligible Property" shall mean real property that is not eligible for treatment as a foreclosure property because the related loan was acquired by a REIT at a time when default was imminent or anticipated.

     "Initial Investments" shall mean those Loans acquired by the Company in January 1998 in connection with the completion of the IPO.


     "Initial Limited Partner" shall mean RAIT Limited, Inc., a Maryland corporation and the sole limited partner of the Operating Partnership.


     "Interested Shareholder" shall mean any holder of more than 10% of any class of outstanding voting shares of the Company.

     "Investment Company Act" shall mean the Investment Company Act of 1940.

     "IPO" shall mean the Company's initial public offering of 2,833,334 Common Shares, completed on January 14, 1998.

     "IRA" shall mean an individual retirement account.

     "JeffBanks" shall mean JeffBanks, Inc.

     "Limited Partners" shall mean the Initial Limited Partner and any additional persons admitted as limited partners of the Operating Partnership.

     "Loan" shall mean any one or more of the mortgage or other debt obligations, including loan participation interests, the Company originates or acquires for its investment portfolio.

     "MGCL" shall mean the Maryland General Corporation Law.

     "1996 Lender Liability Act" shall mean the Asset Conversion, Lender Liability and Deposit Insurance Act of 1996.

     "Non-ERISA Plan" shall mean a plan that does not cover common law employees.

     "Non-U.S. Shareholder" shall mean alien individuals, foreign corporations, foreign partnerships and other foreign shareholders that are not resident in the United States.

     "Offering" shall mean the offering of Common Shares made pursuant to this Prospectus.

     "Offering Price" shall mean the offering price of $___________ per Common Share offered pursuant to this
Prospectus.

     "OID" shall mean original issue discount.

     "Operating Partnership" shall mean RAIT Partnership, L.P., a Delaware limited partnership.

     "Operating Partnership Agreement" shall mean the agreement of limited partnership of the Operating Partnership, as amended from time to time.

     "Option Plan" shall mean the qualified share option plan that the Company intends to adopt to provide options to officers and trustees of the Company.

     "Ownership Limitation" shall mean the restriction on ownership (or deemed ownership by virtue of the attribution provisions of the Code) of (a) more than 8.3% of the outstanding Common Shares by any shareholder other than RAI, (b) more than 15% of the outstanding Common Shares by RAI, or (c) more than 9.8% of the outstanding Preferred Shares of any series by any shareholder.

     "Plan" shall mean a pension, profit-sharing or other employee benefit plan.

     "Plan Asset Regulations" shall mean DOL regulations that define "plan assets."

     "Preferred Shares" shall mean the preferred shares of beneficial interest, par value $0.01 per share, of the Company.

     "Prohibited Owner" shall mean a person holding record title to Common Shares in excess of the Ownership Limitation.

     "Prohibited Transferee" shall mean a person to whom a transfer of Common Shares has been made which is in excess of the Ownership Limitation.


     "Property Interest" shall mean any interest acquired by the Company in real property or in a partnership, joint venture, limited liability company or other entity owning real property as all or substantially all of its assets.


     "Qualifying Interests" shall mean mortgages and other liens on and interests in real estate, within the meaning of the Investment Company Act.

     "RAI" shall mean Resource America, Inc., the sponsor of the Company.

     "RAS" shall mean Resource Asset Investment Trust.

     "Related Party Tenant" shall mean a tenant of which RAIT, or a direct or indirect owner of 10% or more of RAIT, owns 10% or more.

     "Redemption Rights" shall mean the rights that it is anticipated the Limited Partners (other than the Initial Limited Partner) will have pursuant to the Operating Partnership Agreement to redeem all or a portion of their interests in the Operating Partnership for cash or, at the option of the General Partner, Common Shares on a one-for-one basis.

     "Registration Statement" shall mean the registration statement filed with the Commission (File No. 333-53067) of which this Prospectus forms a part.



     "REIT" shall mean a real estate investment trust, as defined in section 856 of the Code.

     "Representatives" shall mean FBR, Piper Jaffray Inc. and Gruntal & Co., L.L.C., as representatives of the Underwriters.

     "RICO" shall mean the Racketeer Influenced and Corrupt Organizations Act.

     "Rule 144" shall mean the rule promulgated under the Securities Act that permits holders of restricted securities as well as affiliates of an issuer of securities, pursuant to certain conditions and subject to certain restrictions, to sell their securities publicly without registration under the Securities Act.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Service" shall mean the Internal Revenue Service.

     "Title V" shall mean Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980.

     "Treasury Regulations" shall mean the income tax regulations promulgated under the Code.


     "UBTI" shall mean unrelated business taxable income.


     "UBTI Percentage" shall mean the gross income derived by the Company in any year from an unrelated trade or business divided by the gross income of the Company for that year.

     "Underwriters" shall mean Friedman, Billings, Ramsey & Co., Inc., Piper Jaffray Inc. and Gruntal & Co., L.L.C. and each of the underwriters for whom they are acting as Representatives.


     "Underwriting Agreement" shall mean the agreement pursuant to which the Underwriters will underwrite the Common Shares.

     "Units" shall mean units of limited partnership interest in the Operating Partnership.

     "UST" shall mean an underground storage tank.

     "Warrant Exercise Term" shall mean the term, commencing January 14, 1999 and ending January 14, 2003, during which the warrants issued to FBR by the Company in connection with the IPO are exercisable.

              Report of Independent Certified Public Accountants




Board of Trustees
Resource Asset Investment Trust

     We have audited the accompanying consolidated balance sheet of Resource Asset Investment Trust and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholder's deficiency, and cash flows for the period from August 20, 1997 (date of inception) through December 31, 1997. These financial statements are the responsibility of Resource Asset Investment Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Resource Asset Investment Trust and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the period from August 20, 1997 (date of inception) through December 31, 1997, in conformity with generally accepted accounting principles.



/s/ Grant Thornton LLP
-------------------------------
Philadelphia, Pennsylvania
March 5, 1998

                         PART I FINANCIAL INFORMATION


ITEM 1. FINANCIAL STATEMENTS


                        RESOURCE ASSET INVESTMENT TRUST
                               and Subsidiaries
                          Consolidated Balance Sheets



                                                                              March 31, 1998     December 31, 1997
                                                                             ----------------   ------------------
                                                                                (unaudited)
ASSETS:
 Cash and cash equivalents ...............................................     $ 11,029,795        $         0
 Accrued interest receivable .............................................          298,827                  0
 Investments in real estate loans ........................................       50,590,312                  0
 Investment in real estate, net ..........................................        1,652,436                  0
 Equipment ...............................................................           12,571              8,766
 Prepaid expenses and other assets .......................................          299,806          2,183,698
                                                                               ------------        -----------
   Total assets ..........................................................     $ 63,883,747        $ 2,192,464
                                                                               ------------        -----------
LIABILITIES AND SHAREHOLDERS' EQUITY:
 Accounts payable and accrued liabilities ................................     $    170,898            657,751
 Accrued interest payable ................................................          115,720                  0
 Deferred income .........................................................          476,667                  0
 Borrower's escrow .......................................................          300,000                  0
 Due to affiliate ........................................................                0          1,579,330
 Senior indebtedness .....................................................       18,708,681                  0
                                                                               ------------        -----------
   Total liabilities .....................................................       19,771,966          2,237,081
 Preferred Shares, $.01 par value; 25,000,000 authorized shares ..........                0                  0
 Common Shares, $.01 par value; 200,000,000 authorized shares,
   issued and outstanding, 3,333,434 and 100 shares, respectively ........           33,334                  1
 Additional paid-in-capital ..............................................       44,082,579                999
 Accumulated deficit .....................................................           (4,132)           (45,617)
                                                                               ------------        -----------
   Total shareholders' equity (deficiency) ...............................       44,111,781            (44,617)
                                                                               ------------        -----------
                                                                               $ 63,883,747        $ 2,192,464
                                                                               ============        ===========


The accompanying notes are an integral part of these consolidated financial statements.

                        RESOURCE ASSET INVESTMENT TRUST

                               and Subsidiaries

                        Consolidated Income Statements




                                                                                    For the Period August
                                                        For the Three Months     20, 1997 (Date of Inception)
                                                        Ended March 31, 1998      through December 31, 1997
                                                       ----------------------   -----------------------------
                                                             (unaudited)
REVENUES:
Mortgage interest income ...........................        $ 1,126,426                  $         0
Fee income and other ...............................             56,824                            0
Investment income ..................................            249,005                            0
                                                            -----------                  -----------
 Total revenues ....................................          1,432,255                            0
COSTS AND EXPENSES:
Interest ...........................................            319,788                            0
General and administrative .........................            163,563                       45,617
Depreciation and amortization ......................              7,392                            0
                                                            -----------                  -----------
 Total costs and expenses ..........................            490,743                       45,617
                                                            -----------                  -----------
Net income (loss) ..................................        $   941,512                  $   (45,617)
                                                            ===========                  ===========
Net income (loss) per common share-basic ...........        $       .33                  $ (1,169.67)
                                                            ===========                  ===========
Weighted average common shares outstanding .........          2,852,212                           39
                                                            ===========                  ===========
Net income (loss) per common share-diluted .........        $       .33                  $ (1,169.67)
                                                            ===========                  ===========
Weighted average common shares outstanding .........          2,892,620                           39
                                                            ===========                  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                        RESOURCE ASSET INVESTMENT TRUST

                               and Subsidiaries

                     Consolidated Statement of Changes in
            Shareholder's Deficiency For the Period From August 20, 1997 (Date of Inception) through December 31, 1997 and the Three Months Ended March 31, 1998 (unaudited)




                                                             Additional         Total
                                                               Paid-in       Accumulated     Shareholder's
                                           Common Stock        Capital         Deficit        Deficiency
                                          --------------   --------------   -------------   --------------
Issuance of Common Stock ..............       $     1       $       999      $        0      $     1,000
Net loss for the period ended .........             0                 0         (45,617)         (45,617)
                                              -------       -----------      ----------      -----------
Balance, December 31, 1997 ............       $     1       $       999      $  (45,617)     $   (44,617)
Issuance of Common Stock ..............        33,333        44,081,580                       44,114,913
Cash dividends ........................                                        (900,027)        (900,027)
Net income for the three months
 ended March 31, 1998 .................                                         941,512          941,512
                                              -------       -----------      ----------      -----------
                                              $33,334       $44,082,579      $   (4,132)     $44,111,781
                                              =======       ===========      ==========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                        RESOURCE ASSET INVESTMENT TRUST

                               and Subsidiaries

                     Consolidated Statement of Cash Flows




                                                                                            For the Period
                                                                                            August 20, 1997
                                                              For the Three Months        (Date of Inception)
                                                              Ended March 31, 1998     through December 31, 1997
                                                             ----------------------   --------------------------
                                                                   (unaudited)
Cash flows from operating activities
 Net income (loss) .......................................       $     941,512               $    (45,617)
   Adjustments to reconcile net income (loss) to net cash
    used by operating activities
   Depreciation and amortization .........................               7,128                          0
   Amortization of original issue discount ...............              (5,001)                         0
   Accretion of loan discount ............................             (51,704)                         0
   Accretion of interest .................................            (110,333)                         0
   Increase in accrued interest receivable ...............            (298,827)                         0
   Increase in prepaid expenses and other assets .........            (245,206)                (2,105,642)
   (Decrease) increase in accounts payable and accrued
    liabilities ..........................................            (486,853)                   657,751
   Increase in accrued interest payable ..................             115,720                          0
   Increase in deferred income ...........................             587,000                          0
   Increase in borrower's escrow .........................             300,000                          0
   (Decrease) increase in due to affiliate ...............          (1,579,330)                 1,579,330
                                                                 -------------               ------------
      Net cash (used by) provided by operating
       activities ........................................            (825,894)                    85,822
                                                                 -------------               ------------
Cash flows from investing activities
   Purchase of property and equipment ....................              (4,241)                    (8,766)
   Purchase of real estate loans .........................         (20,646,388)                         0
   Real estate loans originated ..........................         (11,150,000)                         0
   Principal repayments of senior indebtedness ...........              (8,198)                         0
   Investment in real estate .............................          (1,654,928)                         0
   Other .................................................                   0                    (78,056)
                                                                 -------------               ------------
      Net cash used by investing activities ..............         (33,463,755)                   (86,822)
                                                                 -------------               ------------
Cash Flows from financing activities
   Issuance of common stock, net .........................          46,219,471                      1,000
   Payment of dividends ..................................            (900,027)                         0
                                                                 -------------               ------------
      Net cash provided by financing activities ..........          45,319,444                      1,000
                                                                 -------------               ------------
Net change in cash and cash equivalents ..................          11,029,795                          0
Cash and cash equivalents, beginning of period ...........                   0                          0
                                                                 -------------               ------------
Cash and cash equivalents, end of period .................       $  11,029,795               $          0
                                                                 =============               ============

The accompanying notes are an integral part of these consolidated financial statements.

                        RESOURCE ASSET INVESTMENT TRUST

                  Notes to Consolidated Financial Statements

                                March 31, 1998


NOTE 1 -- FORMATION AND BUSINESS ACTIVITY

     Resource Asset Investment Trust (RAIT or the Company), together with its subsidiaries, RAIT Partnership, L.P. (the Operating Partnership), RAIT General, Inc. (the General Partner), the General Partner of the Operating Partnership, and RAIT Limited, Inc. (the Initial Limited Partner), the Initial Limited Partner of the Operating Partnership, were each formed in August 1997. RAIT, the General Partner and the Initial Limited Partner were organized in Maryland, and the Operating Partnership was organized as a Delaware limited partnership. RAIT was initially capitalized through the sale of 100 common shares for $1,000.

     The General Partner and the Initial Limited Partner capitalized the Operating Partnership by contributing to it the proceeds of the public offering of RAIT's Common Shares (See Note 10 -- Transactions With Affiliates) The General Partner owns a 1% general partnership interest and the Initial Limited Partner owns a 99% limited partnership interest in the Operating Partnership.

     RAIT's principal business activity is to provide mortgage or other debt financing in situations that do not conform to the underwriting standards of institutional lenders or sources that provide financing through securitization. RAIT purchases or originates financing relating to multifamily residential, office and other commercial properties. RAIT emphasizes junior lien and subordinated financing, including wraparound financing, with principal amounts generally between $1 million and $10 million. RAIT also acquires real properties, or interests therein. The Operating Partnership undertakes the business of RAIT, including the origination and acquisition of financing and the acquisition of property interests.

     RAIT principally competes with banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, investment bankers, and other public or private real estate investment trusts for origination or acquisition of real estate loans.


     RAIT emphasizes financing with respect to properties located in metropolitan areas of the United States, and has identified certain areas in which it may concentrate its investments. In particular, RAIT anticipates that a material portion of its loans will relate to properties located in the Philadelphia, Pennsylvania metropolitan area (12 of the 14 loans as of March 31, 1998 relate to properties located in this area) or in the Baltimore/ Washington, D.C. corridor (2 of the 14 loans as of March 31, 1998 relate to properties located in this area.) The Company is not limited to any specific geographic areas for its investments.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation


     The accompanying unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) for interim reporting. The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

     In the opinion of management, the accompanying financial statements contain all adjustments, consisting of normal and recurring accruals, necessary for a fair presentation of the Company's financial condition at March 31, 1998, the results of its operations and its cash flows for the three months ended March 31, 1998. Operating results for the period ended March 31, 1998 are not necessarily indicative of the results that may be expected for any other interim periods or the entire year ended December 31, 1998.

     In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     RAIT adopted Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting of Comprehensive Income," which requires financial statements to include details of comprehensive income. Comprehensive

                        RESOURCE ASSET INVESTMENT TRUST

                                March 31, 1998

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

income consists of net income or loss for the current period and income, expense, gains, and losses that bypass the income statement and are reported directly in a separate component of equity. Adoption of this statement did not have an impact on the presentation of its financial position or results of operations.


Investment in Real Estate Loans

     Certain mortgage loans, for which the borrower is not current as to original contractual principal and interest payments, are acquired by RAIT at a discount from both the face value of the loan and the appraised value of the property underlying the loan. For these loans, the difference between RAIT's cost basis in the loan and the sum of projected cash flows from, and the appraised value of, the underlying property (up to the amount of the loan) is accreted into interest income over the estimated life of the loan using a method which approximates the level interest method. Projected cash flows and appraised values of the property are reviewed on a regular basis and changes to the projected amounts reduce or increase the amounts accreted into interest income over the remaining life of the loan.

     Loans held for investment that are originated or purchased at face value are stated at amortized cost, less any allowance for loan losses, because the Company has the ability and the intent to hold them for the foreseeable future or until maturity or payoff. Interest income is accrued as it is earned. In some instances, the borrower pays additional interest at the time the loan is closed. This additional interest is recognized over the period of the loan to which it relates. Loans are placed on non-accrual status after being delinquent greater than 89 days, or earlier if the borrower is deemed by management to be unable to continue performance. When a loan is placed on non-accrual status, interest accrued but not received is reversed. While a loan is on non-accrual status, interest is recognized only as cash is received. Loans are returned to accrual status only when the loan is reinstated and ultimate collectibility of future interest is no longer in doubt. None of RAIT's originated loans or loans purchased at face value is on non-accrual status. Gains and losses on disposal of such assets are computed on a specific identification basis.

     Management's periodic evaluation of the adequacy of the allowance for possible loan losses is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, historical loss experience, the estimated value of any underlying collateral, and current economic conditions and trends. Such estimates are susceptible to change, and actual losses on specific loans may vary from estimated losses. The allowance for possible loan losses will be increased by charges to income and decreased by charge-offs (net of recoveries).

     RAIT will account for the impairment of loans under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan: Income Recognition and Disclosures." This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

     RAIT adopted SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," as amended by SFAS No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets and extinguishments of liabilities. Adoption of this statement did not have a material impact on RAIT's consolidated financial position or results of operations.

Investment in Real Estate

     Investment in real estate is carried at cost less accumulated depreciation (which is less than the net realizable value of the property). The Company reviews its investment in real estate for impairment as defined in SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

                        RESOURCE ASSET INVESTMENT TRUST

                                March 31, 1998

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Deferred Income


     Additional interest paid by the borrower at loan closing is recognized over the period to which it is deemed to relate. Deferred income represents the unrecognized portion of additional interest.


Borrower's Escrow


     Borrower's Escrow represents borrower's funds held by the Company to fund certain building improvements, to be released by the Company upon receipt from the borrower of approved requests for reimbursement.


Depreciation and Amortization


     Equipment is carried at cost less accumulated depreciation. Depreciation is provided for by the straight-line method over the estimated useful life of five years.


     Organizational costs are being amortized over a five-year period. Costs incurred relating to acquisition of the loans acquired at the close of the Company's initial public offering in January 1998 (the "Initial Investments") (see Note 10, Transactions with Affiliates) are being amortized over the lives of the loans acquired.


     Depreciation and Amortization expense for the three months ended March 31, 1998 was $7,128 and no depreciation or amortization was recorded for the period from August 20, 1997 (date of inception) through December 31, 1997.


Employee Benefit Plans


     RAIT accounts for its stock option plans under FASB No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, and measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. RAIT's stock option plan will be accounted for under APB Opinion No. 25.


Federal Income Taxes


     RAIT intends to qualify and will elect to be taxed as a real estate investment trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 1998. If RAIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its annual taxable income.


Earnings per Share


     RAIT follows the provisions of SFAS No. 128, "Earnings per Share" which eliminated primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes

                        RESOURCE ASSET INVESTMENT TRUST

                                March 31, 1998

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

dilution and is computed by dividing income available to common shares by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.


Consolidated Statement of Cash Flows


     For purposes of reporting cash flows, cash and cash equivalents include non-interest earning deposits and interest earning deposits. Cash paid for interest was $204,068 for the three-month period ended March 31, 1998. No cash was paid for interest for the period August 20, 1997 (date of inception) through December 31, 1997. Senior indebtedness acquired in conjunction with the Initial Investments was $18,716,879.


NOTE 3 -- INVESTMENTS IN REAL ESTATE LOANS

     The Company's loan portfolio consisted of the following at March 31, 1998 (unaudited):



            Multi-family residential ................   $ 10,707,085
            Commercial real estate ..................     39,883,227
            Less: Allowance for loan losses .........              0
                                                        ------------
    Investments in real estate loans ................   $ 50,590,312
                                                        ============


     As of March 31, 1998, eleven of the loans currently in RAIT's portfolio are in default under their terms as originally underwritten, although they are subject to forbearance agreements or other contractual restructurings, and are performing in accordance with the terms of such agreements. The remaining three loans are all in compliance with the terms as originally underwritten.

NOTE 4 -- INVESTMENT IN REAL ESTATE

     Investment in real estate is comprised of the following at March 31, 1998 (unaudited):



            Land .....................................   $  159,710
            Office building and improvements .........    1,495,218
            Less: Accumulated depreciation ...........       (2,492)
                                                         ----------
    Investment in real estate, net ...................   $1,652,436
                                                         ==========


     Expenditures for repairs and maintenance are charged to operations as incurred. Significant renovations are capitalized. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Rental revenue is reported on a straight-line basis over the terms of the respective leases.

                        RESOURCE ASSET INVESTMENT TRUST

                                March 31, 1998

NOTE 5 -- SENIOR INDEBTEDNESS

     Senior indebtedness on properties underlying the Company's investments in real estate loans consists of the following as of March 31, 1998 (unaudited):



       Loan payable, secured by real estate, monthly installments
       of $8,021, including interest at 9.75%, due July 1, 2005 .....   $   873,309
       Loan payable, secured by real estate, monthly installments of $10,669, including interest at 10.5%, due February 1,
       2002 .........................................................     1,096,019
       Loan payable, secured by real estate, monthly installments of $10,317, including interest at 9.125%, due September 1,
       2003 .........................................................     1,255,030
       Loan payable, secured by real estate, monthly installments
       of $116,964, including interest at 9%, due April 1, 2003 .....    12,984,323
       Loan payable, secured by real estate, monthly installments of $20,833 consisting of interest only at 10%, due Decem-
       ber 31, 2002 .................................................     2,500,000
                                                                        -----------
          Total senior indebtedness .................................   $18,708,681
                                                                        ===========


     The stated maturities of the senior indebtedness follows (unaudited):


        1998     $   196,606
        1999         272,368
        2000         285,407
        2001         313,372
        2002       3,860,788
  Thereafter      13,780,140
                 -----------
                 $18,708,681
                 ===========


NOTE 6 -- SHAREHOLDERS' EQUITY

     RAIT filed a registration statement with respect to the public offering and sale of 2,833,334 Common Shares that became effective January 8, 1998. The public offering closed on January 14, 1998 (the Closing Date). In addition to the public offering, Resource America, Inc. (RAI) purchased 500,000 Common Shares, as sponsor of RAIT. Approximately 124,000 of the Common Shares sold in the public offering were purchased by officers, directors and trustees of RAIT, RAI, Brandywine Construction & Management, Inc. (Brandywine), an affiliate of RAI, and related persons. These shares, along with the RAI shares, are subject to restrictions on sale or disposal without the consent of the underwriters for a period of 180 days following the Closing Date. The remaining Common Shares were purchased separately and were freely tradable immediately upon issuance. The initial public offering price of the Common Shares was $15.00 per share. The 624,000 shares purchased by RAI and related persons were purchased at $13.95 per share (a price equal to the public offering price net of underwriting discounts and commissions). The net proceeds received by RAIT in connection with the public offering were approximately $46,500,000. Total offering costs approximated $5,230,000, including underwriting discounts.

     RAIT issued warrants to purchase 141,667 Common Shares to the underwriters at an exercise price of $15.00, the initial offering price. The warrants are exercisable for a period of four years commencing one year from the Closing Date.

                        RESOURCE ASSET INVESTMENT TRUST

                                March 31, 1998

NOTE 7 -- EARNINGS PER SHARE

     RAIT's calculation of earnings per share in accordance with SFAS No. 128 is as follows:


                                                                 Period Ended March 31, 1998 (unaudited)
                                                           ----------------------------------------------------
                                                                Income            Shares           Per Share
                                                             (Numerator)       (Denominator)         Amount
                                                           ---------------   ----------------   ---------------
Basic earnings per share
   Net income available to common shareholders .........    $    941,152          2,852,212     $      .33
Effect of dilutive securities
   Options .............................................               0             40,408              0
                                                            ------------          ---------     ----------
Diluted earnings per share
   Net income available to common shareholders plus
    assumed conversions ................................    $    941,152          2,892,620     $      .33
                                                            ============          =========     ==========
                                                               Period from August 20, 1997 (Date of Inception)
                                                                          through December 30, 1997
                                                           -------------------------------------------------------
                                                              Income             Shares          Per Share
                                                            (Numerator)       (Denominator)       Amount
                                                           -------------       ------------     --------
Basic earnings per share
   Net loss available to common shareholders ...........    $    (45,617)                39     $(1,169.67)
Effect of dilutive securities
   Options .............................................              --                 --             --
                                                           -------------       ------------     ----------
Diluted earnings per share
   Net loss available to common shareholders plus
    assumed conversions ................................    $    (45,617)                39     $(1,169.67)
                                                           =============       ============     ==========

NOTE 8 -- OPTION PLAN

     In connection with the closing of the public offering, RAIT adopted a qualified share option plan (the Option Plan), which provides for options to purchase Common Shares. The maximum aggregate number of Common Shares that may be issued pursuant to options granted under the Option Plan is 450,000. The purpose of the Option Plan is to provide a means of performance-based compensation in order to provide incentive for RAIT's key employees.

     RAIT granted to certain of its officers options to acquire an aggregate of 385,000 Common Shares at an exercise price of $15.00 per share. The options are not exercisable immediately; rather, 25% of each option becomes exercisable on each of the first four anniversaries of the Closing Date. The options will terminate on the tenth anniversary of the Closing Date. In addition, RAIT granted to its Trustees options to acquire an aggregate of 2,500 Common Shares under terms described above. As of December 31, 1997, no options were granted under this Plan.

     In addition, RAIT issued to the underwriters of the public offering warrants to purchase up to 141,667 Common Shares at an exercise price of $15.00 per share. See Note 6 -- Shareholders' Equity.

                        RESOURCE ASSET INVESTMENT TRUST

                                March 31, 1998

NOTE 8 -- OPTION PLAN  -- (Continued)

     Had compensation cost for the Option Plan been determined based on the fair value of the options at the grant dates consistent with SFAS No. 123, RAIT's net income and earnings per share would have been reduced to the pro forma amounts indicated below.




                                                                    Three Months Ended
                                                                      March 31, 1998
                                                                       (unaudited)
                                                                   -------------------
Net income .....................................   As reported           $941,512
                                                   Pro forma              927,512
Net income per common share -- basic ...........   As reported                .33
                                                   Pro forma                  .33
Net income per common share -- diluted .........   As reported                .33
                                                   Pro forma                  .33

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for grants in 1998: dividend yield of 12%; expected volatility of 15%; risk-free interest rate of 5.36%; and expected lives of five years.

     A summary of the status of the Option Plan as of March 31, 1998 and the changes during the three months ending on that date is presented below:




                                                                                  March 31, 1998
                                                                                    (unaudited)
                                                                             -------------------------
                                                                                            Weighted
                                                                                             average
                                                                                            exercise
                                                                               Shares         price
                                                                             ----------   ------------
Outstanding, January 1, 1998 .............................................          0     $  0
Granted ..................................................................    387,500       15
Exercised ................................................................          0        0
                                                                              -------
Outstanding, March 31, 1998 ..............................................    387,500       15
                                                                              =======
Options exercisable at March 31, 1998 ....................................          0        0
Weighted average fair value of options granted during the period .........                $ .28
Weighted average remaining contractual life ..............................                8.45 years

NOTE 9 -- COMMITMENTS


Lease Obligations


     RAIT and its subsidiaries sub-lease office space under an operating lease with JeffBanks, Inc. at an annual rental of $24,000 plus an allocation of building operating expenses. The sub-lease expires May 14, 2008 and contains two five-year renewal options. Rental expense was $3,000 for the three-month period ended March 31, 1998 and no rental expense was paid for the period from August 20, 1997 (date of inception) through December 31, 1997.


Employment Agreements


     RAIT has entered into automatically renewing, one-year employment agreements with its Chairman and Chief Executive Officer and its President and Chief Operating Officer. Compensation under these agreements is $250,000 and $150,000 per year, respectively, and includes the grant of options to purchase 225,000 Common

                        RESOURCE ASSET INVESTMENT TRUST

                                March 31, 1998

NOTE 9 -- COMMITMENTS  -- (Continued)

Shares and 75,000 Common Shares, respectively, upon the closing of the public offering. In the event of termination other than for cause, the contracted employee will receive a lump sum benefit equal to "average compensation" which is defined as the average compensation in the three most highly compensated years during the previous five years. In addition, upon termination, all options to acquire Common Shares vest on the later of the effective date of termination or six months after the options were granted.

NOTE 10 -- TRANSACTIONS WITH AFFILIATES

     In connection with the offering, RAI, acquired 15% of RAIT's outstanding Common Shares. The Chairman and Chief Executive Officer of RAIT is the spouse of the Chairman, Chief Executive Officer and President of RAI. A trustee of RAIT is their son, who is also employed by RAIT. RAI advanced approximately $1,615,000 (of which approximately $1,579,000 was advanced as of December 31, 1997) to RAIT for organization, start-up and offering expenses. Simultaneously with the closing of the public offering, RAIT purchased the Initial Investments from RAI as described below. RAIT anticipates that it will purchase additional investments from RAI subject to a maximum limit of 30% of RAIT's investments, excluding the Initial Investments. RAIT may also from time to time retain RAI to perform due diligence investigations on properties underlying proposed investments (except investments acquired from RAI).

     The 12 Initial Investments were acquired from RAI at Closing at an aggregate investment of approximately $18,100,000 together with certain senior debt relating to four of the Initial Investments from third parties at a cost of approximately $2,500,000. Two of the Initial Investments were originated by RAIT and were purchased from RAI at cost. Eight of the Initial Investments were acquired at a discount to the outstanding balance due from the borrower on the loan and to the appraised value of the underlying property. RAIT's investment (based upon book value) in the Initial Investments is 66% of the appraised value of the underlying properties. There is an aggregate of approximately $18,700,000 of debt held by third parties that is secured by the properties underlying certain of the Initial Investments and to which such Initial Investments are subordinated. In addition, in one of the Initial Investments, RAI has retained a $2,500,000 senior secured interest to which RAIT's interest is subordinated.

     Brandywine, an affiliate of RAI, may provide real estate management or management supervisory services to properties underlying RAIT's investments. Management fees and leasing commissions in the amount of $49,000 were paid by the underlying properties to Brandywine for the quarter ended March 31, 1998.

     RAIT places its temporary excess cash in short-term money market instruments with JeffBanks, Inc. (JBI). The Chairman and Chief Executive Officer of RAIT is the Chairman and Chief Executive Officer of JBI; she and her spouse (who is also an officer and director of JBI) are principal shareholders of JBI. As of March 31, 1998, RAIT had $11,030,000 in deposits at JBI, of which approximately $10,930,000 is over the FDIC insurance limit.

     Ledgewood Law Firm, P.C. (Ledgewood), which has acted as counsel to RAIT in connection with its organization and the Offering, previously has acted as counsel to RAI, Brandywine, JBI and their affiliates and anticipates that it will continue to do so in the future.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No person is authorized to give any information or to make any representation not contained in this Prospectus and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities other than the securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                          --------------------------
                               TABLE OF CONTENTS
                                                                            Page





Available Information ...........................        5
Additional Information ..........................        5
Prospectus Summary ..............................        6
Structure of the Company ........................       12
Risk Factors ....................................       13
Conflicts of Interest ...........................       24
Use of Proceeds .................................       25
Investment Objectives and Policies ..............       26
The Company .....................................       48
Security Ownership of Certain
   Beneficial Owners and Management .............       52
Price Range of Common Shares and
   Distribution Policy ..........................       53
Capitalization ..................................       54
Management's Discussion and Analysis of
   Financial Condition ..........................       55
Description of Shares of Beneficial Interest.....       56
Certain Provisions of Maryland Law and of
   the Declaration of Trust and Bylaws ..........       59
Common Shares Available for Future Sale..........       63
Operating Partnership Agreement .................       63
Federal Income Tax Considerations ...............       66
Benefit Plan Considerations .....................       78
Underwriting ....................................       80
Legal Matters ...................................       81
Experts .........................................       81
Glossary ........................................       82
Consolidated Financial Statements ...............       F-1


                          --------------------------

Until _________, 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================


                               2,800,000 Shares












                                [GRAPHIC OMITTED]

                        Resource Asset Investment Trust








                                 Common Shares





                     -----------------------------------
                                  PROSPECTUS
                     -----------------------------------



                           FRIEDMAN, BILLINGS, RAMSEY

                                  & CO., INC.



                               PIPER JAFFRAY INC.



                             GRUNTAL & CO., L.L.C.





                             ______________, 1998




================================================================================

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 31.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Shares being registered.


                                                                 Amount to
                                                                 be Paid


         SEC registration fee.................................         $17,810
         AMEX listing fee.....................................          17,500
         Printing and engraving expenses......................          50,000*
         Legal fees and expenses..............................         400,000*
         Accounting fees and expenses.........................          35,000*
         Blue Sky fees and expenses...........................               0
         Transfer agent and custodian fees....................          10,000*
         Miscellaneous........................................          94,690*
                                                               ---------------
              Total........................................... $       625,000*
                                                               ===============


---------
*Estimated

Item 32.  Sales to Special Parties

         As part of the Company's initial public offering, completed January 14, 1998, the Company sold 124,280 Common Shares to persons affiliated or associated with the Company, RAI, Brandywine and their affiliates or associates at a purchase price equal to the public offering price, less underwriting discounts and commissions. In addition, at the time of the initial public offering, RAI purchased 500,000 shares in a private transaction at the public offering price less underwriting discounts and commissions. RAI was the sponsor of the Company, has one representative on the Company's Board of Trustees and sold the Initial Investments to the Company. The sale of the Common Shares to RAI was exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and, further, was not integrated with the public offering by reason of Rule 152 promulgated under the Securities Act. The Company also issued to Friedman, Billings, Ramsey & Co., Inc., the underwriter of the initial public offering, warrants to purchase up to 141,667 Common Shares at a price per share of $15 as additional consideration for underwriting the offering. The warrants are exercisable for a period of four years commencing one year after the closing date of the public offering. Such sale was made in reliance of Section 4(2) of the Securities Act.

Item 33.  Recent Sales of Unregistered Securities

         See Item 32 above.

Item 34.  Indemnification of Directors and Officers

         Maryland law permits a Maryland REIT to include in its trust agreement a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer or (2) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of the Company. The Declaration of Trust of the Company obligates it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a trustee of the Company and at the request of the individual who, while a trustee of the Company and at the request of the Company, serves or has served as an officer, director, trustee, partner or otherwise in another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

         Maryland law requires a REIT (unless its trust agreement provides otherwise, which the Company's Declaration of Trust does not) to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a REIT to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the trustee or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland REIT may not indemnify for an adverse judgment in a suit by or in the right of the trust or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law requires the Company, as a condition to advancing expenses, to obtain (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

         In addition, the Company has entered into an Indemnification Agreement (Exhibit 10.1 hereto) with each of its officers and trustees. The Underwriting Agreement (Exhibit 1) also provides for indemnification by the Underwriters of the Company, its trustees and officers and persons who control the Company within the meaning of Section 15 of the Securities Act with respect to certain liabilities, including liabilities arising under the Securities Act.

ITEM 35.  Treatment of Proceeds from Shares Being Registered

         Not applicable.

ITEM 36.  Financial Statements and Exhibits

         (a)      Financial Statements included in the Prospectus are:


                  Consolidated Financial Statements for the Company and subsidiaries for the period August 20, 1997 (date of inception) through December 31, 1997 and as of and for the quarter ended March 31, 1998. All other schedules have been omitted because they are either not applicable, not required or the information required has been disclosed in the financial statements and related notes or otherwise in the Prospectus.


         (b)      Exhibits


1            Form of Underwriting Agreement
3.1*         Form of Amended and Restated Declaration of Trust
3.1.1        Articles of Amendment of Amended and Restated Declaration of Trust
3.2*         Bylaws of the Company
3.3*         Articles of Incorporation of RAIT General, Inc.
3.4*         By-laws of RAIT General, Inc.
3.5*         Articles of Incorporation of RAIT Limited, Inc.
3.6*         By-laws of RAIT Limited, Inc.
3.7*         Certificate of Limited Partnership of RAIT Partnership, L.P.
3.8*         Limited Partnership Agreement of RAIT Partnership, L.P.
4*           Form of Certificate for Common Shares of the Company
5.1          Opinion of Ledgewood Law Firm, P.C.
5.2          Opinion of Arnold & Porter


8            Opinion of Ledgewood Law Firm, P.C. (as to tax matters)
10.1*        Form of Indemnification Agreement
10.2*        Form of Agreement between Company and Resource America, Inc.
21           Subsidiaries of the registrant (included in the Prospectus)
23.1         Consent of Ledgewood Law Firm, P.C. (contained in Exhibits 5.1 and
             8)
23.2         Consent of Arnold & Porter (contained in Exhibit 5.2)
23.3         Consent of Grant Thornton LLP
23.4         Consent of Johnson, McClellan, Sullins & Page
23.5         Consent of Joseph Dennis Pasquarella & Co.
23.6         Consent of M. Richard Cohen
23.7         Consent of John Poole and Associates
23.8         Consent of Louis A. Iatarola Realty Appraisal Group, Ltd.
23.9         Consent of CB Commercial Real Estate Group, Inc.

---------
* Included as an exhibit to the Company's registration statement on Form S-11, registration no. 333-35077. Each such exhibit is hereby incorporated herein by reference to such registration statement.


ITEM 37.  Undertakings

         The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the provisions referenced in
Item 34 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policies as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 5th day of June, 1998.


                      RESOURCE ASSET INVESTMENT TRUST



                      By:  /s/ Betsy Z. Cohen
                          ----------------------------------------------------
                          Betsy Z. Cohen, Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                   TITLE                                 DATE
         ---------                                   -----                                 ----




    Betsy Z. Cohen                          Chairman, Chief Executive                June 5, 1998
                                            Officer and Trustee
                                            (Principal Executive Officer)


    Jay J. Eisner                           President and Chief Operating            June 5, 1998
                                            Officer



    Ellen J. DiStefano                      Chief Financial Officer                  June 5, 1998




    Jonathan Z. Cohen                       Secretary and Trustee                    June 5, 1998




    Jerome S. Goodman                       Trustee                                  June 5, 1998




    Joel R. Mesznik                         Trustee                                  June 5, 1998




                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

         SIGNATURE                                   TITLE                                 DATE
         ---------                                   -----                                 ----




    Daniel Promislo                         Trustee                                  June 5, 1998





    Jack L. Wolgin                          Trustee                                  June 5, 1998

By: /s/ Betsy Z. Cohen
    ----------------------
        Betsy Z. Cohen, as
        attorney-in-fact for
        each such person pursuant
        to power of attorney
        previously filed as part
        of this registration statement.




                                 EXHIBIT INDEX

Exhibit
  No.        Description
-------      -----------
1            Form of Underwriting Agreement
3.1*         Form of Amended and Restated Declaration of Trust
3.1.1        Articles of Amendment of Amended and Restated Declaration of Trust
3.2*         Bylaws of the Company
3.3*         Articles of Incorporation of RAIT General, Inc.
3.4*         By-laws of RAIT General, Inc.
3.5*         Articles of Incorporation of RAIT Limited, Inc.
3.6*         By-laws of RAIT Limited, Inc.
3.7*         Certificate of Limited Partnership of RAIT Partnership, L.P.
3.8*         Limited Partnership Agreement of RAIT Partnership, L.P.
4*           Form of Certificate for Common Shares of the Company
5.1          Opinion of Ledgewood Law Firm, P.C.
5.2          Opinion of Arnold & Porter
8            Opinion of Ledgewood Law Firm, P.C. (as to tax matters)
10.1*        Form of Indemnification Agreement
10.2*        Form of Agreement between Company and Resource America, Inc.
21           Subsidiaries of the registrant (included in the Prospectus)
23.1         Consent of Ledgewood Law Firm, P.C. (contained in Exhibits 5.1 and
             8)
23.2         Consent of Arnold & Porter (contained in Exhibit 5.2)
23.3         Consent of Grant Thornton LLP
23.4         Consent of Johnson, McClellan, Sullins & Page
23.5         Consent of Joseph Dennis Pasquarella & Co.
23.6         Consent of M. Richard Cohen
23.7         Consent of John Poole and Associates
23.8         Consent of Louis A. Iatarola Realty Appraisal Group, Ltd.
23.9         Consent of CB Commercial Real Estate Group, Inc.

---------
* Included as an exhibit to the Company's registration statement on Form S-11, registration no. 333-35077. Each such exhibit is hereby incorporated herein by reference to such registration statement.